SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Under Rule 14a-12

Minnesota Corn Processors, LLC

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☑	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

MINNESOTA CORN PROCESSORS, LLC

901 North Highway 59
Marshall, Minnesota 56258-2744
(507) 537-2676

August 9, 2002

Dear Class A Members of Minnesota Corn Processors, LLC:

      You are cordially invited to attend a special meeting of the Class A members of Minnesota Corn Processors, LLC to be held on September 5, 2002, at 10:00 a.m., Central Time, at Jackpot Junction, 39375 County Highway 24, Morton, Minnesota.

      At the special meeting, you will be asked to vote on a proposal to approve a merger between Minnesota Corn Processors and a subsidiary of Archer-Daniels-Midland Company pursuant to which Archer-Daniels-Midland Company (referred to in this proxy statement as ADM) and ADM Milling Co. would purchase the Class A units of Minnesota Corn Processors and you would be entitled to receive $2.90 in cash, without interest, for each Class A unit of Minnesota Corn Processors you hold, subject to possible offset if you still owe a 1996 loss payable to Minnesota Corn Processors.

      After careful consideration, your board of directors has approved the merger agreement and the merger, and has determined that they are advisable and in the best interests of Minnesota Corn Processors and the holders of its Class A units. Accordingly, your board of directors recommends that you vote “FOR” approval of the merger agreement and the merger.

      Your vote is very important. We cannot complete the transaction unless two-thirds of the eligible Class A members who vote at the special meeting, in person, by proxy or by absentee ballot, approve the merger agreement and the merger. Whether or not you plan to attend the special meeting, please complete, sign and date the enclosed proxy card and return it as soon as possible in the enclosed self-addressed envelope.

      The accompanying notice of meeting and proxy statement explain the proposed merger and provide specific information concerning the special meeting. Please read these materials carefully.

      I am very enthusiastic about the merger and join the members of Minnesota Corn Processors’ board of directors in recommending that you vote “FOR” the proposal to approve the merger agreement and the merger.

Sincerely,

Jerry Jacoby
Board Chairman

This proxy statement is dated August 9, 2002, and is first being mailed to Class A members on or about August 12, 2002.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the merger, passed upon the merits or fairness of the merger, or passed upon the adequacy or accuracy of the information contained in this document. Any representation to the contrary is a criminal offense.

MINNESOTA CORN PROCESSORS, LLC

Notice of a Special Meeting of Class A Members

To Be Held on September 5, 2002

To the Class A Members of Minnesota Corn Processors, LLC:

      We are pleased to give you notice of and cordially invite you to attend in person, by proxy or by absentee ballot a special meeting of the Class A members of Minnesota Corn Processors, LLC, which will be held on September 5, 2002, at 10:00 a.m., Central Time, at Jackpot Junction, 39375 County Highway 24, Morton, Minnesota for the following purposes:

1. To vote upon a proposal to approve an Agreement and Plan of Merger, dated as of July 11, 2002, among Minnesota Corn Processors, LLC, Archer-Daniels-Midland Company, ADM Milling Co., a wholly owned subsidiary of ADM, and ADM Acquisition LLC, an indirect, wholly owned subsidiary of ADM, pursuant to which ADM Acquisition LLC will be merged with and into Minnesota Corn Processors, and to approve the merger contemplated by the merger agreement.

2. To transact any other business that may properly come before the special meeting or any adjournment of the special meeting.

      A proxy card and a proxy statement containing more detailed information about the special meeting and the merger, including a copy of the merger agreement, accompany this notice. Only Minnesota Corn Processors’ members who own at least 5,000 Class A units, who are producers as defined in Minnesota Corn Processors’ operating agreement and who are not in default of any of their obligations under the operating agreement at the close of business on the record date, which is August 1, 2002, will receive notice of and be entitled to vote at the special meeting.

      Approval of the merger agreement and the merger requires the affirmative vote of two-thirds of the eligible Class A members who vote, in person, by proxy or by absentee ballot, at the special meeting. After careful consideration, the board of directors of Minnesota Corn Processors has approved the merger agreement and the merger, and has determined that they are advisable and in the best interests of Minnesota Corn Processors and the holders of its Class A units. Accordingly, the board of directors recommends that you vote “FOR” approval of the merger agreement and the merger.

      All eligible Class A members are invited to attend the special meeting in person. To ensure your representation at the meeting, however, please complete, sign and date the enclosed proxy card and return it as promptly as possible in the enclosed return envelope. Any eligible Class A member attending the meeting may vote in person even if he or she previously submitted a proxy card.

By Order of the Board of Directors,

Joseph G. Bennett
Secretary

Marshall, Minnesota

August 9, 2002

Your vote is important. To vote, please complete, sign, date and mail the enclosed proxy card promptly in the enclosed return envelope.

SUMMARY TERM SHEET

      This Summary Term Sheet highlights selected information contained in this proxy statement and may not contain all of the information that is important to you. We urge you to read the entire proxy statement carefully.

•	Merger Proposal — You are being asked to approve a merger transaction among Archer-Daniels-Midland Company, ADM Milling Co., ADM Acquisition LLC and Minnesota Corn Processors pursuant to which ADM and ADM Milling will acquire all of the Class A units of Minnesota Corn Processors. See “Special Factors About the Merger.”

•	Payment — In the merger, each Class A unit of Minnesota Corn Processors will be converted into the right to receive $2.90 in cash, without interest, subject to possible offset as described below. See “Special Factors About the Merger — What Holders of Class A Units of Minnesota Corn Processors Will Receive in the Merger.”

•	Possible Offset — Certain holders of Class A units have outstanding financial obligations to Minnesota Corn Processors, described as the 1996 loss payable in Minnesota Corn Processors’ operating agreement. The merger agreement provides that ADM and ADM Milling will be entitled to withhold a portion of the merger consideration to those holders in order to satisfy those obligations. See “Special Factors About the Merger — Possible Offset.”

•	Vote Required — Only Minnesota Corn Processors’ members who own at least 5,000 Class A units, who are producers as defined in Minnesota Corn Processors’ operating agreement and who are not in default of any of their obligations under the operating agreement at the close of business on the record date, which is August 1, 2002, may vote on the merger proposal. ADM, as holder of all of Minnesota Corn Processors’ Class B units, is not entitled to vote on the merger. Each Class A member eligible to vote is entitled to one vote, regardless of the number of Class A units held. Approval of the merger proposal requires the affirmative vote of two-thirds of the eligible Class A members who vote at the special meeting to be held to consider and vote upon the merger. See “The Special Meeting — Vote Required.”

•	The Special Meeting — Minnesota Corn Processors will hold a special meeting of its eligible Class A members on September 5, 2002, at 10:00 a.m., Central Time, at Jackpot Junction, 39375 County Highway 24, Morton, Minnesota. At the special meeting, eligible Class A members will vote upon a proposal to approve the merger agreement and the merger. See “The Special Meeting.”

•	Recommendation — Minnesota Corn Processors’ board of directors recommends that you vote “FOR” the approval of the merger proposal. See “Special Factors About the Merger — Reasons for the Merger; Recommendation of Minnesota Corn Processors’ Board of Directors.”

•	Tax Consequences — The exchange of Class A units for cash will be a taxable transaction for holders of Class A units. See “Special Factors About the Merger — Federal Income Tax Consequences of the Merger.”

•	No Appraisal Rights — Under Colorado law and Minnesota Corn Processors’ operating agreement, you will not have the ability to demand an appraisal for your units if you dissent from the proposal to approve the merger. See “Special Factors About the Merger — Appraisal Rights.”

•	Opinions of Financial Advisors — Minnesota Corn Processors’ board of directors received an opinion from each of its financial advisors, ING Financial Markets LLC and Morgan Lewins & Co. Inc., that, as of the date of each opinion, and subject to the assumptions, limitations and qualifications stated in each opinion, the $2.90 per Class A unit to be paid to the holders of Class A units in the merger is fair to those holders from a financial point of view. See “Special Factors About the Merger — Opinions of Financial Advisors.”

•	Conditions to the Completion of the Merger — Minnesota Corn Processors and ADM will not be required to complete the merger unless specified conditions are satisfied, including, among others:

i

(1) approval by Minnesota Corn Processors’ eligible Class A members of the merger agreement and the merger; (2) expiration or termination of all waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976; and (3) the absence of any injunction prohibiting the merger, and any pending litigation or administrative proceeding that is reasonably likely to prohibit the merger or to have a material adverse effect on the combined company. The completion of the merger is not conditioned upon ADM or ADM Milling obtaining financing to pay the merger consideration. See “The Merger Agreement — Conditions to the Completion of the Merger.”

•	Termination of the Merger Agreement — Minnesota Corn Processors and ADM may jointly agree to terminate the merger agreement at any time before completing the merger. In addition, either company may terminate the merger agreement if: (1) the merger has not been completed by September 30, 2002; (2) Minnesota Corn Processors’ eligible Class A members fail to approve the merger agreement and the merger; or (3) any of the conditions to the completion of the merger become impossible to fulfill on or before September 30, 2002. In addition, ADM can terminate the merger agreement if Minnesota Corn Processors’ board of directors withdraws or adversely modifies its recommendation that Minnesota Corn Processors’ Class A members vote in favor of the merger proposal. Under specific circumstances, the merger agreement may also be terminated by Minnesota Corn Processors if, at any time before the special meeting of the Class A members, Minnesota Corn Processors receives an unsolicited acquisition offer from a third party, and the board of directors of Minnesota Corn Processors determines the offer is reasonably likely to be more favorable to holders of Class A units of Minnesota Corn Processors than the acquisition of the Class A units by ADM and ADM Milling. See “The Merger Agreement — Termination.”

•	Plans for Minnesota Corn Processors — Upon the completion of the merger, the registration of the Class A units under the Securities Exchange Act will be terminated, and Minnesota Corn Processors will cease filing periodic reports under the Exchange Act. In addition, ADM will be entitled to appoint all of the executive officers and directors of Minnesota Corn Processors after the merger is consummated. ADM intends to replace the entire board of directors of Minnesota Corn Processors after the merger, but has no arrangement or understanding with any executive officer of Minnesota Corn Processors regarding the retention of his or her position after the merger. See “Special Factors About the Merger — Plans for Minnesota Corn Processors.”

QUESTIONS AND ANSWERS ABOUT THE MERGER

Q.	What is the proposed transaction?

A.	ADM, ADM Milling and Minnesota Corn Processors have agreed to a merger in which ADM and ADM Milling will acquire all of the Class A units of Minnesota Corn Processors. If the merger is completed, each Class A unit of Minnesota Corn Processors will be converted into the right to receive $2.90 in cash, without interest, subject to offset for those holders of Class A units who have outstanding financial obligations to Minnesota Corn Processors, described as the 1996 loss payable in Minnesota Corn Processors’ operating agreement. As a result of the merger, Minnesota Corn Processors will be owned by ADM and ADM Milling. Following the merger, Minnesota Corn Processors will continue to exist, but holders of Class A units will no longer have any ownership interest in the company.

Q.	What will I receive for my units in the merger?

A.	If we complete the merger, you will be entitled to receive the merger consideration of $2.90 in cash, without interest, for each Class A unit of Minnesota Corn Processors that you hold. If you have unpaid financial obligations to Minnesota Corn Processors relating to the 1996 loss payable referred to in Minnesota Corn Processors’ operating agreement, then ADM and ADM Milling will be entitled to withhold a portion of the merger consideration to you to satisfy those obligations.

Q.	Why has Minnesota Corn Processors agreed to the merger?

A.	Minnesota Corn Processors’ board of directors believes the merger consideration of $2.90 per Class A unit that would be paid to the Class A holders in the merger is an attractive price as compared to recent and historical trading prices for the Class A units. The board of directors also believes that the merger consideration is attractive as compared to the trading price that the Class A units could reasonably achieve in the foreseeable future if Minnesota Corn Processors remained an independent company, particularly in light of current and expected future prices for Minnesota Corn Processors’ principal products, corn sweeteners and ethanol.

Q.	Why did some of Minnesota Corn Processors’ directors vote against the merger?

A.	Five of the 24 directors of Minnesota Corn Processors voted against approval of the merger for a variety of reasons, including their view that the merger consideration of $2.90 per Class A unit was inadequate in light of the current business operations of, and future prospects for, Minnesota Corn Processors.

Q.	Does the merger require approval of the Class A members?

A.	Yes. The merger will not be completed unless it is approved by two-thirds of the eligible Class A members who vote, in person, by proxy or by absentee ballot, at a special meeting of the Class A members. ADM, as the holder of Minnesota Corn Processors’ non-voting Class B units, is not entitled to vote on the merger proposal. The board of directors of Minnesota Corn Processors recommends that the eligible Class A members vote “FOR” the proposed merger.

Q.	To whom are you referring when you refer to “eligible Class A members”?

A.	Only holders of at least 5,000 Class A units of Minnesota Corn Processors who are producers, as defined in Minnesota Corn Processors’ operating agreement, are entitled to be voting members. To be eligible to vote at the special meeting relating to the merger, a Class A member must not be in default under any of its obligations under Minnesota Corn Processors’ operating agreement at the close of business on the record date for those Class A members entitled to notice of and to be able to vote at the special meeting. Unless otherwise noted, the term “eligible Class A members” as used in this proxy statement refers to the Class A members of Minnesota Corn Processors who are eligible to vote at the special meeting.

Q.	What is the date, place and time of the special meeting?

A.	The special meeting will be at Jackpot Junction, 39375 County Highway 24, Morton, Minnesota, at 10:00 a.m., Central Time, on September 5, 2002.

Q.	Will Minnesota Corn Processors provide me with an opportunity to obtain additional information prior to the special meeting?

A.	Yes. Minnesota Corn Processors has scheduled several informational meetings for the Class A members at which management of Minnesota Corn Processors will be available to address questions relating to the proposed merger. Minnesota Corn Processors plans to have four informational meetings, three in various locations in Minnesota and one in Nebraska, all during the week of August 19, 2002. Minnesota Corn Processors plans to mail to each of the Class A members additional information setting forth the times and locations of the meetings. No formal vote or other action will be taken at any of the meetings; however, you may deliver a proxy to the Secretary of Minnesota Corn Processors at any of these meetings that would entitle the persons named as your proxy to vote for you at the special meeting.

Q.	What is a proxy?

A.	A proxy represents the appointment of another person to vote on behalf of an eligible Class A member at the special meeting in the manner designated by the Class A member on the proxy card. The proxy process is a convenience for eligible Class A members that allows them to vote at the special meeting without the need to actually attend the special meeting in person. The proxy card that accompanies this proxy statement is the mechanism for an eligible Class A member to designate a proxy for this purpose. The persons named on the proxy card, Jerry Jacoby and L. Daniel Thompson, will be designated as the “proxies,” or representatives, of the eligible Class A members who complete, sign and return their proxy cards to Minnesota Corn Processors in the manner indicated in this proxy statement. The persons named as proxies will be required to vote at the special meeting in the manner specified on the proxy cards by the eligible Class A members.

Q.	What do I need to do now?

A.	After carefully reading and considering this proxy statement, please complete, sign and date the enclosed proxy card and then mail it in the enclosed prepaid return envelope as soon as possible, so that your vote may be represented at the Minnesota Corn Processors’ special meeting of Class A members. If you sign and mail your proxy card but do not indicate how you want your vote to be cast, your vote will be cast in favor of approving the merger agreement and the merger. You may also submit an absentee ballot or attend the special meeting and vote in person.

Q.	Can I change my vote after I have mailed my signed proxy card or absentee ballot?

A.	Yes. You may change your vote at any time before your proxy is voted at the special meeting. You can do this in one of three ways. First, you can send a written notice stating that you would like to revoke your proxy. Second, you can complete and submit a new proxy card. If you choose either of these two methods, you must deliver your notice of revocation or your new proxy card to the Secretary of Minnesota Corn Processors at the address on page 11 before the vote at the special meeting. Third, you can attend the special meeting and vote in person. Simply attending the meeting, however, will not revoke your proxy. If you mail an absentee ballot to Minnesota Corn Processors, you will not be entitled to change or revoke the vote specified in the absentee ballot nor will you be entitled to vote in person at the special meeting.

Q.	Should I send in my unit certificates at this time?

A.	No. If the merger is completed, an agent of ADM and ADM Milling will send you written instructions explaining how to exchange your unit certificates for the merger consideration.

Q.	When do you expect to complete the merger?

A.	We are working toward completing the merger as quickly as possible. In addition to obtaining approval of the eligible Class A members, we must satisfy all other closing conditions, including the expiration or termination of applicable regulatory waiting periods. We presently expect to complete the merger shortly after the special meeting of Class A members of Minnesota Corn Processors is held.

Q.	Is the ability of ADM and ADM Milling to obtain financing a condition to completion of the merger?

A.	No. ADM and ADM Milling will pay the merger consideration with cash and cash equivalents currently on hand and internally generated funds.

Q.	What are the tax consequences of the merger to holders of Class A units of Minnesota Corn Processors?

A.	The merger will be a taxable transaction. In general, each holder of Class A units will realize a taxable gain or loss with respect to the transaction based upon the difference between the consideration received by the holder and the holder’s basis in the holder’s Class A units. This amount of gain or loss will be composed of an ordinary income or loss component and a capital gain or loss component. In general, the amount of ordinary income or loss is the holder’s share of ordinary income or loss of Minnesota Corn Processors that would be recognized if Minnesota Corn Processors had sold all of its assets immediately prior to the merger. The difference between the total gain or loss and the ordinary income or loss is the amount of the holder’s capital gain or loss.

Q.	Will I have the right to have my units appraised if I dissent from the merger?

A.	No. Under Colorado law and Minnesota Corn Processors’ operating agreement, you will not have the ability to demand an appraisal of your units if you dissent from the proposal to approve the merger.

Q.	What if I sell my Class A units before the merger is completed?

A.	The record date for the special meeting is August 1, 2002. If you hold your Class A units on the record date, but subsequently transfer your Class A units after the record date but before the special meeting, you will retain your right to vote at the special meeting but not the right to receive the merger consideration. The right to receive the merger consideration will pass to the person to whom you transferred your units.

Q.	Where can I find more information about Minnesota Corn Processors?

A.	You may obtain additional information about Minnesota Corn Processors as described under “Where You Can Find More Information” on page 56.

Q.	Who can answer any questions I may have about the special meeting or the merger?

A.	If you have questions about the special meeting or the merger, please make plans to attend one of the informational meetings Minnesota Corn Processors will hold to address questions of the Class A members. If you want additional copies of this proxy statement or the enclosed proxy card, please contact:

Minnesota Corn Processors, LLC
901 North Highway 59
Marshall, Minnesota 56258-2744
Attention: Secretary
Telephone Number: (507) 537-2676

      You may also contact Minnesota Corn Processors’ proxy solicitor:

17 State Street

New York, New York 10004
(800) 530-3351

SUMMARY

      This summary highlights selected information from this proxy statement. It may not contain all of the information that is important to you. To better understand the merger, we urge you to read carefully this entire proxy statement and the documents we refer to in this proxy statement. Please see “Where You Can Find More Information.” A copy of the merger agreement itself is attached to this proxy statement as Annex A. We urge you to read carefully the entire merger agreement and the other documents attached to this proxy statement. Each item in this summary includes a page reference directing you to a more complete description of that item.

The Parties Involved in the Merger (see page 12)

Minnesota Corn Processors, LLC

      Minnesota Corn Processors is an agricultural processing and marketing business that operates corn wet-milling facilities in Minnesota and Nebraska. In addition, Minnesota Corn Processors is a leading producer in the United States of ethanol and high fructose corn sweetener products for the soft drink and food industries. Formed in 1980, Minnesota Corn Processors began wet-milling operations in Marshall, Minnesota in 1983. On July 1, 2000, Minnesota Corn Processors, Inc., a Minnesota cooperative, converted into a Colorado limited liability company named Minnesota Corn Processors, LLC. Minnesota Corn Processors currently employs approximately 900 people. Minnesota Corn Processors’ principal executive offices are located at 901 North Highway 59, Marshall, Minnesota 56258, and its telephone number is (507) 537-2676.

Archer-Daniels-Midland Company and ADM Milling Co.

      ADM is a major processor of agricultural products for the food and feed industries. It is one of the largest oil seed and vegetable oil processors, corn refiners, fuel alcohol producers and wheat millers in the United States. ADM was incorporated in Delaware in 1923 as the successor to a business formed in 1902, and employs more than 23,000 people worldwide. ADM’s common stock is publicly traded on the New York Stock Exchange. ADM Milling is a wholly owned subsidiary of ADM and, together with ADM, is a co-owner of ADM Acquisition LLC. Unless the context requires otherwise, references to ADM in this proxy statement include ADM and ADM Milling. The principal executive offices of ADM are located at 4666 Faries Parkway, Decatur, Illinois 62526, and its telephone number is (217) 424-5000. The principal executive offices of ADM Milling are located at 8000 West 110th Street, Overland Park, Kansas 66210, and its telephone number is (913) 491-9400.

ADM Acquisition LLC

      ADM Acquisition LLC is a limited liability company formed by ADM and ADM Milling solely to effect the merger. ADM Acquisition’s principal executive offices are located at 4666 Faries Parkway, Decatur, Illinois 62526, and its telephone number is (217) 424-5000.

Special Factors About the Merger (see page 13)

      ADM, ADM Milling, ADM Acquisition and Minnesota Corn Processors have entered into a merger agreement that provides for the acquisition of the Class A units of Minnesota Corn Processors by ADM and ADM Milling. Completion of the merger is subject to the approval of Minnesota Corn Processors’ eligible Class A members and the satisfaction of other conditions to closing. If the merger is completed, Minnesota Corn Processors will be owned by ADM and ADM Milling. Upon the completion of the merger, the registration of the Class A units under the Securities Exchange Act will be terminated, and Minnesota Corn Processors will cease filing periodic reports under the Exchange Act. In addition, ADM will be entitled to appoint all of the executive officers and directors of Minnesota Corn Processors after the merger is consummated. ADM intends to replace the entire board of directors of Minnesota Corn Processors after the merger, but has no arrangement or understanding with any executive officer of Minnesota Corn Processors regarding the retention of his or her position after the merger.

What Holders of Minnesota Corn Processors’ Class A Units Will Receive in the Merger (see page 13)

      Holders of Class A units of Minnesota Corn Processors will be entitled to receive the merger consideration of $2.90 in cash, without interest, for each Class A unit of Minnesota Corn Processors that they hold. If a holder has unpaid financial obligations to Minnesota Corn Processors relating to the 1996 loss payable referred to in Minnesota Corn Processors’ operating agreement, then ADM and ADM Milling will be entitled to withhold a portion of the merger consideration otherwise payable to that holder to satisfy those obligations. This withholding is similar to the withholding that Minnesota Corn Processors is entitled to make under its operating agreement from the proceeds of any transfer of Class A units or from any cash distribution by Minnesota Corn Processors to the holders of Class A units.

Reasons for the Merger (see page 17)

      Minnesota Corn Processors’ board of directors believes the merger consideration of $2.90 per Class A unit that would be paid to the Class A holders in the merger is an attractive price as compared to recent and historical trading prices for the Class A units. The board of directors also believes that the merger consideration is attractive as compared to the trading price that the Class A units could reasonably achieve in the foreseeable future if Minnesota Corn Processors remained an independent company, particularly in light of current and expected future prices for Minnesota Corn Processors’ principal products, corn sweeteners and ethanol.

Recommendation of Minnesota Corn Processors’ Board of Directors (see page 17)

      Minnesota Corn Processors’ board of directors believes that the merger is in the best interests of Minnesota Corn Processors and the holders of its Class A units and, after careful consideration, recommends that you vote “FOR” the proposal to approve the merger agreement and the merger.

Position of Minority of Board of Directors (see page 19)

      Five of the 24 directors of Minnesota Corn Processors voted against approval of the merger agreement and the merger for a variety of reasons, including their view that the merger consideration of $2.90 per Class A unit is inadequate in light of the current business operations of, and future prospects for, Minnesota Corn Processors.

Opinions of Financial Advisors (see page 22)

      In deciding to approve the merger agreement and the merger, Minnesota Corn Processors’ board of directors considered the written opinions of ING Financial Markets LLC and Morgan Lewins & Co. Inc., the company’s financial advisors, that the consideration to be paid to the holders of Minnesota Corn Processors’ Class A units in the merger is fair from a financial point of view. The opinions are attached to this proxy statement as Annex B and Annex C. You should carefully read the full text of these opinions to understand the procedures followed, assumptions made, matters considered and limitations on the review undertaken by Minnesota Corn Processors’ financial advisors in providing their opinions. The opinions of the financial advisors are directed to Minnesota Corn Processors’ board of directors and do not constitute a recommendation from the financial advisors to any Minnesota Corn Processors’ Class A member as to any matter relating to the merger.

ADM’s Reasons for the Merger (see page 39)

      ADM desires to acquire all of the equity interests in Minnesota Corn Processors that it does not already own. As part of ADM’s ongoing review of the markets in which it operates, it believes that there are current opportunities for growth in the ethanol and high fructose corn sweetener markets. As a result, ADM believes that its acquisition of Minnesota Corn Processors at this time will be beneficial to ADM because Minnesota Corn Processors’ operations in those markets provide potential opportunities for expansion. ADM recognizes that its investment decision is based on several assumptions, estimates, projections and judgments regarding the current status and future performance of Minnesota Corn Processors. Minnesota Corn Processors’ actual results may differ materially from those contemplated by ADM, which could reduce or eliminate the value of ADM’s investment in Minnesota Corn Processors.

ADM, ADM Milling and ADM Acquisition’s Position Regarding Fairness of the Merger (see page 36)

      ADM, ADM Milling and ADM Acquisition believe the terms of the merger agreement and the merger are fair to unaffiliated holders of Minnesota Corn Processors’ Class A units based upon several considerations including, among others: (1) that the merger consideration of $2.90 per Class A unit represents a premium of 184% over the average trading price of the Class A units during May 2002 and a premium of 120% over the 52-week high trading price for the Class A units, which occurred in November 2001; (2) that the merger consideration represents a 135% premium over the book value of approximately $1.23 per Class A unit at March 31, 2002; (3) that members of Minnesota Corn Processors’ board of directors, none of whom are employees of Minnesota Corn Processors, determined that the merger agreement and the merger are advisable and in the best interests of Minnesota Corn Processors and the holders of its Class A units; and (4) that eligible Class A members will be asked to consider and vote upon approval of the merger agreement and the merger. ADM, ADM Milling and ADM Acquisition did not receive any report, opinion or appraisal from any outside party that is materially related to the merger agreement or the merger.

Interests of Directors and Executive Officers in the Merger (see page 36)

      In considering the recommendation of Minnesota Corn Processors’ board of directors that you vote in favor of approving the merger agreement and the merger, you should be aware that some of Minnesota Corn Processors’ directors and executive officers have interests in the merger that are different from, or in addition to, the interests of holders of Minnesota Corn Processors’ Class A units generally. Minnesota Corn Processors’ board of directors was aware of and considered these interests when it considered and approved the merger agreement. The interests include:

•	eight key executives are parties to change of control agreements with Minnesota Corn Processors and will be entitled to receive a cash payment from Minnesota Corn Processors upon completion of the merger;

•	under a change of control provision in the employment agreement of L. Daniel Thompson, the Chief Executive Officer of Minnesota Corn Processors, Mr. Thompson will be entitled to receive a cash payment from Minnesota Corn Processors upon completion of the merger;

•	under the Supplemental Executive Retirement Plan, certain executives of Minnesota Corn Processors will be entitled to receive a cash payment from Minnesota Corn Processors upon completion of the merger;

•	under the severance plan of Minnesota Corn Processors, each full-time employee of Minnesota Corn Processors whose employment is terminated, other than for cause, within a specified period following a change of control of Minnesota Corn Processors will be entitled to receive severance benefits;

•	under the merger agreement, ADM has agreed that all rights of present and former directors and officers of Minnesota Corn Processors to indemnification will continue for at least six years after the merger; and

•	ADM, ADM Milling or Minnesota Corn Processors will also maintain in effect directors’ and officers’ liability insurance policies for a period of six years following the consummation of the merger.

Federal Income Tax Consequences of the Merger (see page 41)

      The merger will be a taxable transaction. In general, each holder of Class A units will realize a taxable gain or loss with respect to the transaction based upon the difference between the consideration received by the holder and the holder’s basis in the holder’s Class A units. This amount of gain or loss will be composed of an ordinary income or loss component and a capital gain or loss component. In general, the amount of ordinary income or loss is the holder’s share of ordinary income or loss of Minnesota Corn Processors that would be recognized if Minnesota Corn Processors had sold all of its assets immediately prior to the merger. The difference between the total gain or loss and the ordinary income or loss is the amount of the holder’s capital gain or loss.

Appraisal Rights (see page 44)

      Under Colorado law and Minnesota Corn Processors’ operating agreement, Class A members will not have the ability to demand an appraisal of their Class A units if they dissent from the proposal to approve the merger.

Regulatory Approvals Required for the Merger (see page 43)

      In early June 2002, Minnesota Corn Processors and ADM each filed with the United States Federal Trade Commission and the United States Department of Justice the notification and report form required for the merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, which is also referred to as the HSR Act. Minnesota Corn Processors and ADM entered into a letter agreement, dated July 3, 2002, with the Department of Justice regarding the proposed merger. On July 5, 2002, the Department of Justice sent to Minnesota Corn Processors and ADM a request for additional information or documentary materials. In lieu of complying with the Department of Justice’s request, the letter agreement provides that Minnesota Corn Processors and ADM will negotiate a proposed final judgment with the Department of Justice that would require Minnesota Corn Processors to dissolve its existing joint venture with Corn Products International, Inc. on or before December 31, 2002, and that would include provisions intended to maintain the competitive status quo until the joint venture is terminated. If Minnesota Corn Processors and ADM enter into a proposed final judgment with the Department of Justice, they would agree to sign a stipulation to abide by and comply with the provisions of the proposed final judgment pending entry of the final judgment by a court. Once the proposed final judgment is filed with the court, the Department of Justice will terminate the waiting period under the HSR Act and permit the merger to proceed.

      Except for the matters described above, Minnesota Corn Processors is not aware of any significant regulatory approvals required for the merger.

The Special Meeting (see page 10)

      Minnesota Corn Processors will hold a special meeting of Class A members at Jackpot Junction, 39375 County Highway 24, Morton, Minnesota, at 10:00 a.m., Central Time, on September 5, 2002. Each Minnesota Corn Processors’ member who owns at least 5,000 Class A units, who is a producer as defined in Minnesota Corn Processors’ operating agreement and who is not in default of any of its obligations under the operating agreement at the close of business on the record date, which is August 1, 2002, will have one vote regardless of the number of Class A units owned. At the close of business on the record date, there were 5,080 Class A members entitled to vote. The merger will be approved if two-thirds of the eligible Class A members who vote in person, by proxy or by absentee ballot at the special meeting vote in favor of the merger. The failure of an eligible Class A member to vote at the special meeting will have no bearing on the outcome of the voting as the two-thirds requirement relates only to those eligible Class A members who vote in person, by proxy or by absentee ballot at the meeting, provided that a quorum for the special meeting is obtained. A quorum for the special meeting will be obtained if at least 50 eligible Class A members attend the special meeting in person, by proxy or by absentee ballot. ADM, as the holder of Minnesota Corn Processors’ non-voting Class B units, is not entitled to vote on the merger proposal. If the merger proposal is not approved by the eligible Class A members, the merger cannot proceed. The board of directors of Minnesota Corn Processors recommends voting “FOR” this proposal.

Material Terms of the Merger Agreement

Conditions to the Completion of the Merger (see page 49)

      Minnesota Corn Processors and ADM will not be required to complete the merger unless specified conditions are satisfied, including:

•	approval by Minnesota Corn Processors’ eligible Class A members of the merger agreement and the merger;

•	expiration or termination of all waiting periods under the HSR Act;

•	the absence of any injunction prohibiting the merger, and any pending litigation or administrative proceeding by any governmental, regulatory or administrative entity (other than matters contemplated by the letter agreement among the Department of Justice, Minnesota Corn Processors and ADM) that is reasonably likely to prohibit the merger or to have a material adverse effect on the combined company; and

•	performance in all material respects by Minnesota Corn Processors and ADM with their respective agreements and obligations under the merger agreement, and the truth and accuracy of the representations made by each of them under the merger agreement, both as of the date of the merger agreement and immediately before the merger.

Additionally, ADM will not be required to complete the merger if there has occurred any event that, individually or in the aggregate, has had or would be reasonably likely to have a material adverse effect on Minnesota Corn Processors. The completion of the merger is not conditioned upon ADM or ADM Milling obtaining financing to pay the merger consideration.

Termination of the Merger Agreement (see page 50)

      Minnesota Corn Processors and ADM may jointly agree to terminate the merger agreement at any time before completing the merger. In addition, either company may terminate the merger agreement if:

•	the merger has not been completed by September 30, 2002;

•	Minnesota Corn Processors’ eligible Class A members fail to approve the merger agreement and the merger; or

•	any of the conditions set forth under “Conditions to the Completion of the Merger” above become impossible to fulfill on or before September 30, 2002.

      In addition, ADM can terminate the merger agreement if Minnesota Corn Processors’ board of directors withdraws or adversely modifies its recommendation that Minnesota Corn Processors’ eligible Class A members vote in favor of the merger proposal.

      The merger agreement may also be terminated by Minnesota Corn Processors if, at any time before the special meeting of the Class A members, Minnesota Corn Processors receives an unsolicited acquisition offer from a third party, and the board of directors of Minnesota Corn Processors determines the offer is reasonably likely to be more favorable to holders of Class A units of Minnesota Corn Processors than the acquisition of the Class A units by ADM and ADM Milling. However, before terminating the merger agreement, Minnesota Corn Processors must have given ADM at least five business days’ notice and, during that period, a chance to propose such amendments to the terms of the merger agreement as would enable Minnesota Corn Processors’ board of directors to determine that the terms of the acquisition of the Class A units by ADM and ADM Milling, as so amended, are at least as favorable to the holders of Class A units as those of the third party’s offer.

Restrictions on Alternative Transactions (see page 48)

      Minnesota Corn Processors has agreed not to solicit an acquisition proposal from a third party while the merger is pending. Minnesota Corn Processors has also agreed not to engage in discussions or negotiations concerning an acquisition proposal unless Minnesota Corn Processors’ board of directors determines that the unsolicited proposal is reasonably likely to be more favorable to the holders of Class A units of Minnesota Corn Processors than the acquisition of the Class A units by ADM and ADM Milling, and that any required financing is committed or reasonably capable of being obtained by the third party. In addition, Minnesota Corn Processors has agreed to keep ADM informed about any inquiries or discussions relating to any alternative transaction that is proposed by a third party.

Expenditures of Minnesota Corn Processors in Connection with the Merger

      In connection with the proposed merger, Minnesota Corn Processors engaged legal counsel and two investment banking firms to advise it and its board of directors. The terms of the engagement of the financial advisors are described in this proxy statement under the caption “Special Factors About the Merger — Opinions of Financial Advisors.” Minnesota Corn Processors has engaged Georgeson Shareholder Communications, Inc. to assist it in the solicitation of proxies as described under the caption “The Special Meeting — Solicitation of Proxies.” Minnesota Corn Processors has incurred, and will continue to incur, expenses of its executive officers for travel and other costs related to the merger, and will also incur expenses related to the special meeting of the Class A members and the informational meetings Minnesota Corn Processors will hold prior to the special meeting to address questions of the Class A members.

THE SPECIAL MEETING

Time and Place; Matters To Be Considered

      This proxy statement is being furnished to the eligible Class A members of Minnesota Corn Processors as part of the solicitation of proxies by Minnesota Corn Processors’ board of directors for use at a special meeting of eligible Class A members to be held on September 5, 2002, at 10:00 a.m., Central Time, at Jackpot Junction, 39375 County Highway 24, Morton, Minnesota. This proxy statement and the enclosed proxy card are first being mailed to the eligible Class A members of Minnesota Corn Processors on or about August 12, 2002.

      At the special meeting, eligible Class A members will be asked to consider and vote upon a proposal to approve the merger agreement and the merger of ADM Acquisition LLC, a subsidiary of ADM that is owned 98.57% by ADM and 1.43% by ADM Milling Co., a wholly owned subsidiary of ADM, with and into Minnesota Corn Processors upon the terms of the merger agreement. Eligible Class A members may also be asked to transact any other business as may properly come before the meeting, such as any adjournments or postponements of the meeting, including potential adjournments or postponements for the purpose of soliciting additional proxies in order to approve the merger. If the merger is consummated, Minnesota Corn Processors will be owned by ADM and ADM Milling.

      If the merger is not consummated, Minnesota Corn Processors will promptly schedule its 2002 annual meeting of Class A members for the election of directors and the transaction of any other business as may properly come before the meeting. Minnesota Corn Processors had tentatively scheduled its 2002 annual meeting of members for 9:00 a.m., Tuesday, June 25, 2002, at Jackpot Junction, 39375 County Highway 24, Morton, Minnesota. However, Minnesota Corn Processors’ board of directors chose to postpone that meeting because the company was in discussions with ADM with respect to the merger agreement and the merger.

      A proxy card for use at the special meeting accompanies each copy of this proxy statement mailed to Minnesota Corn Processors’ eligible Class A members.

Recommendation of the Board

      Minnesota Corn Processors’ board of directors has approved the merger agreement. Minnesota Corn Processors’ board of directors believes that the consummation of the merger is advisable and in the best interests of the holders of Class A units of Minnesota Corn Processors. Accordingly, the board of directors recommends that eligible Class A members vote “FOR” approval of the merger agreement and the merger. In making its determination to approve the merger agreement, Minnesota Corn Processors’ board of directors considered, among other things, the written opinions of ING Financial Markets LLC and Morgan Lewins & Co. Inc. that, as of the date of their opinions, the merger consideration was fair from a financial point of view to the holders of Class A units. See “Special Factors About the Merger — Reasons for the Merger; Recommendation of Minnesota Corn Processors’ Board of Directors” and “— Opinions of Financial Advisors.”

Record Date; Quorum

      Only holders of record of at least 5,000 Class A units of Minnesota Corn Processors at the close of business on the record date of August 1, 2002 who are producers, as defined in Minnesota Corn Processors’ operating agreement, are entitled to receive notice of and to vote at the special meeting or at any adjournments or postponements of the special meeting. Each voting member is entitled to one vote, regardless of the number of Class A units that the member holds. Members that could otherwise vote at the meeting but are in default under Minnesota Corn Processors’ operating agreement may not vote while the default continues. As of the record date, there were 5,080 Class A members of Minnesota Corn Processors entitled to vote at the meeting. A quorum for the special meeting will be obtained if at least 50 eligible Class A members attend the special meeting in person, by proxy or by absentee ballot.

Vote Required

      The merger will be approved if two-thirds of the eligible Class A members who vote in person, by proxy or by absentee ballot at the special meeting vote in favor of the merger. The failure of an eligible Class A member to vote at the special meeting will have no bearing on the outcome of the voting as the two-thirds requirement relates only to those eligible Class A members who vote, in person, by proxy or by absentee ballot, at the meeting, provided that a quorum for the meeting is obtained. ADM, as the holder of Minnesota Corn Processors’ non-voting Class B units, is not entitled to vote on the merger proposal.

Absentee Ballots

      An eligible Class A member may submit an absentee vote on the merger proposal. An absentee vote must be cast on a ballot containing the exact text of the merger proposal by delivering the ballot to the Secretary at the principal office of Minnesota Corn Processors by hand, by United States mail (with postage prepaid), by facsimile, by overnight courier or by any other reasonable means, to arrive not later than five days prior to the day of the special meeting.

      If an eligible Class A member mails an absentee ballot to Minnesota Corn Processors, that Class A member will not be entitled to change or revoke the vote specified in the absentee ballot nor will the Class A member be entitled to vote in person at the special meeting.

How Proxies Will Be Voted

      Jerry Jacoby and L. Daniel Thompson, both of whom have been named as proxies of the eligible Class A members who complete and sign the attached proxy card, are the Board Chairman and the President and Chief Executive Officer, respectively, of Minnesota Corn Processors. An eligible Class A member’s vote represented by a proxy will be cast at the special meeting as specified in the proxy. Properly executed proxies that do not contain voting instructions will be voted “FOR” the merger proposal and in the proxies’ discretion on any other proposals to be considered at the special meeting.

Treatment of Abstentions

      If an eligible Class A member submits a proxy that indicates an abstention from voting on the merger proposal being submitted to the eligible Class A members for a vote, that Class A member will be counted as present for purposes of determining the existence of a quorum, but no vote will be cast on the merger proposal. Therefore, abstentions will have no bearing on the outcome of the voting.

How to Revoke Your Proxy

      A proxy may be revoked by:

•	delivering to the Secretary of Minnesota Corn Processors, before the vote at the special meeting, a written notice of revocation dated after the date of the proxy card;

•	signing a later-dated proxy card relating to the same Class A units and delivering it to the Secretary of Minnesota Corn Processors before the vote at the special meeting; or

•	attending the special meeting and voting in person.

Merely attending the special meeting, however, will not revoke your proxy. All written notices of revocation and other communications about revocation of proxies should be addressed to Minnesota Corn Processors, LLC, 901 North Highway 59, Marshall, Minnesota 56258, Attention: Secretary, or hand delivered to the Secretary before the vote at the special meeting.

Solicitation of Proxies

      Minnesota Corn Processors will bear the cost of soliciting proxies from its eligible Class A members. In addition to solicitation by mail, directors, officers and designated employees of Minnesota Corn

Processors may solicit proxies from members by telephone, in person or through other means. Minnesota Corn Processors will not compensate these people for this solicitation, but Minnesota Corn Processors will reimburse them for reasonable out-of-pocket expenses they incur in connection with the solicitation. Minnesota Corn Processors has retained Georgeson Shareholder Communications, Inc. to assist it in the solicitation of proxies, using the means referred to above, at an anticipated cost of $30,000, plus reimbursement of out-of-pocket expenses, and an additional $20,000 if at least two-thirds of the eligible Class A members who vote in person, by proxy or by absentee ballot vote at the special meeting in favor of the merger.

THE PARTIES INVOLVED IN THE MERGER

Minnesota Corn Processors, LLC

      Minnesota Corn Processors is an agricultural processing and marketing business that operates corn wet-milling facilities in Minnesota and Nebraska. In addition, Minnesota Corn Processors is a leading producer in the United States of ethanol and high fructose corn sweetener products for the soft drink and food industries. Formed in 1980, Minnesota Corn Processors began wet-milling operations in Marshall, Minnesota in 1983. On July 1, 2000, Minnesota Corn Processors, Inc., a Minnesota cooperative, converted into a Colorado limited liability company named Minnesota Corn Processors, LLC. Minnesota Corn Processors currently employs approximately 900 people.

      Minnesota Corn Processors’ address and telephone number, and the business address and telephone number of Minnesota Corn Processors’ directors and executive officers, are 901 North Highway 59, Marshall, Minnesota 56258; (507) 537-2676.

      The name and principal occupation or employment during the past five years of each director and executive officer of Minnesota Corn Processors are set forth in Annex D to this proxy statement. Each director and executive officer of Minnesota Corn Processors is a United States citizen. During the last five years, no director or executive officer of Minnesota Corn Processors has been convicted in a criminal proceeding or been a party to any civil proceeding of a judicial or administrative body of competent jurisdiction, and is or was, as a result of such proceeding, subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws, or finding any violations with respect to such laws. No member of the board of directors is an officer or employee of Minnesota Corn Processors, any affiliate of Minnesota Corn Processors, ADM, ADM Milling or ADM Acquisition.

Archer-Daniels-Midland Company and ADM Milling Co.

      ADM is a major processor of agricultural products for the food and feed industries. It is one of the largest oil seed and vegetable oil processors, corn refiners, fuel alcohol producers and wheat millers in the United States. ADM was incorporated in Delaware in 1923 as the successor to a business formed in 1902, and employs more than 23,000 people worldwide. ADM’s common stock is publicly traded on the New York Stock Exchange. ADM Milling is a wholly owned subsidiary of ADM and, together with ADM, is a co-owner of ADM Acquisition LLC. Unless the context requires otherwise, references to ADM in this proxy statement include ADM and ADM Milling.

      ADM’s principal executive offices are located at 4666 Faries Parkway, Decatur, Illinois 62526, and its telephone number is (217) 424-5000. ADM Milling’s principal executive offices are located at 8000 West 110th Street, Overland Park, Kansas 66210, and its telephone number is (913) 491-9400.

      On May 27, 1998, ADM pled guilty to a three-count indictment in the Federal Court of Canada pursuant to an agreement with the Director of Investigation and Research and the Attorney General of Canada. The indictment alleged that ADM engaged in anticompetitive conduct in the lysine and citric acid markets. ADM paid a fine of $16 million (Canadian dollars).

      During the last five years, neither ADM nor ADM Milling has been convicted in a criminal proceeding or been a party to any civil proceeding of a judicial or administrative body of competent jurisdiction, and is or was, as a result of such proceeding, subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws, or finding any violations with respect to such laws.

      The name and principal occupation or employment during the past five years of each director and executive officer of ADM and ADM Milling are set forth in Annex E and Annex F, respectively, to this proxy statement. Except for M. Brian Mulroney, who is a citizen of Canada, Herman de Boon, who is a citizen of the Netherlands, and D.J. Mimran, who is a dual citizen of France and Cote d’Ivore, each director and executive officer of ADM and ADM Milling is a United States citizen. During the last five years, no director or executive officer of ADM or ADM Milling has been convicted in a criminal proceeding or been a party to any civil proceeding of a judicial or administrative body of competent jurisdiction, and is or was, as a result of such proceeding, subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws, or finding any violations with respect to such laws.

ADM Acquisition LLC

      ADM Acquisition LLC is a limited liability company formed by ADM and ADM Milling solely to effect the merger. ADM Acquisition’s principal executive offices are located at 4666 Faries Parkway, Decatur, Illinois 62526, and its telephone number is (217) 424-5000.

      During the last five years, ADM Acquisition has not been convicted in a criminal proceeding or been a party to any civil proceeding of a judicial or administrative body of competent jurisdiction, and is or was, as a result of such proceeding, subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws, or finding any violation with respect to such laws.

SPECIAL FACTORS ABOUT THE MERGER

General

      The merger agreement provides for the merger of ADM Acquisition with and into Minnesota Corn Processors. As a result of the merger, Minnesota Corn Processors will become a subsidiary of ADM and will be owned approximately 99% by ADM and 1% by ADM Milling.

      The discussion in this proxy statement of the merger and the description of the principal terms of the merger agreement and the merger are summaries only. You should read the merger agreement in its entirety. A copy of the merger agreement is attached to this proxy statement as Annex A and is incorporated by reference in this proxy statement.

What Holders of Class A Units of Minnesota Corn Processors Will Receive in the Merger

      Holders of Class A units of Minnesota Corn Processors will be entitled to receive the merger consideration of $2.90 in cash, without interest, for each Class A unit of Minnesota Corn Processors that they hold, subject to possible offset as described below.

Merger Financing; Source and Amount of Funds

      The merger is not conditioned upon ADM or ADM Milling obtaining financing. The total amount of funds necessary to pay the merger consideration will be approximately $382.3 million. ADM and ADM Milling expect to fund the payment of the merger consideration with cash and cash equivalents currently on hand and from internally generated funds.

Possible Offset

      The board of directors of the cooperative that was the predecessor to Minnesota Corn Processors, LLC assessed a portion of the cooperative’s operating loss for the fiscal year ended September 30, 1996 against units of interest in the cooperative. When the cooperative was converted into a limited liability company, those assessments that were still outstanding were carried over to the Class A units held by the holders with outstanding obligations. Minnesota Corn Processors’ operating agreement provides that those obligations are a lien in favor of the company on the affected Class A units. The merger agreement provides that ADM and ADM Milling will be entitled to offset a portion of the merger payment to satisfy a holder’s obligation relating to the 1996 loss payable.

Background of the Merger

      On August 27, 1997, ADM purchased from Minnesota Corn Processors, Inc., a Minnesota cooperative and the predecessor company to Minnesota Corn Processors, LLC, 58,622,340 units of equity participation. This amount represented 30% of the cooperative’s total issued units. ADM purchased the units, which held no voting rights and no rights to elect directors or otherwise participate in the management of this predecessor company, for approximately $120 million. The consideration paid by ADM amounted to approximately $2.04 per non-voting unit. ADM was entitled to take into income any distributions with respect to the cooperative’s patronage, which were made in the form of written notices of allocation. ADM was treated for all other purposes as a non-member patron of the cooperative. Minnesota Corn Processors effected the transaction with ADM in order to raise cash, which the company utilized to repay existing indebtedness to improve its financial condition.

      On July 1, 2000, the Minnesota cooperative converted from a cooperative form of corporate entity into a Colorado limited liability company called Minnesota Corn Processors, LLC. The structure and terms of the conversion from cooperative to limited liability company form were determined by the board of directors and senior management of the cooperative after extensive investigation of the anticipated tax and other impacts of the conversion on the cooperative and its members. The conversion to a limited liability company form enabled the company to maintain its favorable single-level tax status and also gave the company flexibility with respect to corn procurement in order to compete with other corn wet-milling companies, without placing unattractive corn delivery requirements on members.

      As a result of the cooperative’s conversion to a limited liability company, ADM received 58,622,340 Class B units in the limited liability company, constituting 100% of the outstanding Class B units. As the owner of the Class B units, ADM is entitled to approximately 30% of Minnesota Corn Processors’ profits and losses and approximately 30% of any cash distributions made to members. The Class B units are non-voting membership interests. ADM has no rights to elect any directors or otherwise participate in the management of Minnesota Corn Processors except that Minnesota Corn Processors may not, without the prior consent of ADM, so long as ADM holds at least one-third of the outstanding Class B units: (1) materially change its principal business, (2) authorize, approve or allow a change in control to occur, unless in connection with such change in control, ADM is entitled to be paid in full on the same terms and conditions as the holders of the outstanding Class A units, but ADM is not required to accept such offer, (3) sell, lease or otherwise transfer substantially all of its assets, or (4) incur capital expenditures in excess of $250,000, except capital expenditures that are required by law, including but not limited to capital expenditures necessary to achieve or maintain compliance with applicable environmental laws.

      On March 27, 2002, L. Daniel Thompson, President and Chief Executive Officer of Minnesota Corn Processors, met briefly in Chicago with Martin L. Andreas, Director of Corporate Marketing and Assistant to the Chief Executive of ADM, to discuss the possibility of an acquisition of 100% of the Class A units of Minnesota Corn Processors by ADM, and to discuss their respective opinions on the value of Minnesota Corn Processors. At this meeting, Mr. Andreas indicated that ADM might be willing to pay between $2.50 and $2.80 per Class A unit, subject to ADM’s due diligence review, and Mr. Thompson indicated that Minnesota Corn Processors would likely not be interested in further discussions unless the consideration per Class A unit was at least $2.80.

      On April 3, 2002, Mr. Andreas contacted Mr. Thompson by telephone to clarify several matters discussed in their meeting of March 27, 2002.

      On April 4, 2002, Mr. Thompson spoke with Mr. Andreas and G. Allen Andreas, Chairman of the Board and Chief Executive of ADM, to discuss ADM’s interest in acquiring Minnesota Corn Processors, and the price at which ADM might be interested in acquiring the company, subject, among other things, to due diligence. During the conference call, Mr. Thompson generally discussed with Messrs. Andreas certain non-confidential information concerning Minnesota Corn Processors. At the end of the conversation, Mr. Thompson indicated that he would consider the engagement of one or more investment banking firms to act as financial advisors to Minnesota Corn Processors in connection with any potential transaction with ADM.

      That same day, Mr. Thompson spoke with Bill Redmond of ING Financial Markets LLC, an investment banking firm, concerning Mr. Thompson’s discussion with Messrs. Andreas. ING had previously been engaged by Minnesota Corn Processors to assist it in raising approximately $50 million through the private placement of senior notes.

      From April 5, 2002 through April 22, 2002, Mr. Thompson had various discussions, by telephone and in person, with Messrs. Andreas and Mr. Redmond concerning ADM’s possible acquisition of Minnesota Corn Processors. In addition, Mr. Thompson, Daniel H. Stacken, Vice President and Chief Financial Officer of Minnesota Corn Processors, and Joseph G. Bennett, Secretary and General Counsel of Minnesota Corn Processors, met with representatives of Morgan Lewins & Co. Inc., another investment banking firm, and ING to discuss the possible engagement of Morgan Lewins and ING to act as financial advisors to Minnesota Corn Processors with respect to any potential transaction with ADM.

      On April 22, 2002, the board of directors of Minnesota Corn Processors held a meeting at which Mr. Thompson advised the board of his recent discussions with representatives of ADM. Representatives of ING and Morgan Lewins made presentations at the meeting with respect to their qualifications to advise Minnesota Corn Processors in connection with a possible transaction with ADM, as well their preliminary view with respect to the range of values of between $2.50 and $2.80 per Class A unit that had been discussed with ADM. Vinson & Elkins L.L.P., outside counsel to Minnesota Corn Processors, also made a presentation with respect to fiduciary duty matters and other legal issues relating to the potential transaction. At the meeting, the board of directors approved the engagement of ING and Morgan Lewins as financial advisors to Minnesota Corn Processors based on their experience with merger transactions and, in the case of ING, based also on the firm’s familiarity with the business of Minnesota Corn Processors and the industries in which it operates. In addition, the board determined that it was advisable, based on the preliminary range of values that ADM had expressed to Mr. Thompson with respect to the potential acquisition of Minnesota Corn Processors, to proceed with discussions and negotiations with ADM.

      On April 22, 2002, Minnesota Corn Processors and ADM entered into a confidentiality agreement that requires each party to keep confidential certain information provided to the other party in connection with any potential transaction between the parties.

      On May 8, 2002, Minnesota Corn Processors publicly announced that it was engaged in preliminary discussions with ADM regarding a potential sale of Minnesota Corn Processors to ADM.

      On May 16, 2002 and May 17, 2002, several ADM representatives inspected the two corn processing plants of Minnesota Corn Processors located in Marshall, Minnesota and Columbus, Nebraska. On May 29, 2002, several ADM representatives met several Minnesota Corn Processors’ representatives to commence their review of information relating to Minnesota Corn Processors, most of which occurred at the offices of Minnesota Corn Processors, in Marshall, Minnesota, during the period from May 29, 2002 through June 13, 2002.

      On May 22, 2002, the board of directors of Minnesota Corn Processors held a regularly scheduled meeting at which Mr. Thompson advised the board of the status of the discussions with ADM and at which a further discussion of the potential transaction with ADM was held.

      On June 3, 2002, Minnesota Corn Processors and ADM signed a letter of intent, reflecting the intentions of the parties to attempt to negotiate a definitive agreement that might lead to the sale of Minnesota Corn Processors to ADM. This letter of intent was entered into primarily for the purpose of enabling the parties to make the initial premerger notification filings under the HSR Act. The letter did not contain any offer price or other terms of any transaction, nor did it obligate Minnesota Corn Processors or ADM to enter into a definitive agreement with respect to any transaction.

      ADM and Minnesota Corn Processors filed premerger notifications under the HSR Act with the Federal Trade Commission and the Department of Justice on June 4, 2002 and June 5, 2002, respectively.

      At various times between June 5, 2002 and June 27, 2002, Mr. Thompson and representatives of Morgan Lewins discussed with representatives of ADM issues related to the type and amount of merger consideration for the proposed merger transaction, including whether the merger consideration would consist of common stock of ADM or cash, or a combination of common stock and cash, and whether the merger transaction would be structured as a taxable transaction to the holders of Class A units. Pursuant to these discussions, on or about June 25, 2002, ADM expressed a willingness to offer $2.80 in ADM common stock for all outstanding Class A units of Minnesota Corn Processors in a taxable transaction. On June 26, 2002, Mr. Thompson had a further discussion with Mr. G. Allen Andreas regarding the proposed merger consideration, during which conversation Mr. Andreas indicated that ADM would be willing to pay $2.90 per Class A unit in cash, without interest, if the merger was consummated by August 30, 2002.

      On June 24, 2002, the board of directors held a regular meeting at which Mr. Thompson advised the board of developments subsequent to the prior board meeting relating to the discussions with ADM.

      On June 25, 2002, ADM sent a draft merger agreement to Minnesota Corn Processors. At various times from June 26, 2002 through July 1, 2002, representatives of Minnesota Corn Processors and ADM discussed the terms and conditions of the proposed merger and revised drafts of a merger agreement were distributed to these representatives.

      On June 27, 2002, the board of directors held a special meeting to discuss the potential transaction with ADM. At this meeting, Mr. Thompson advised the board of developments in the discussions with ADM. In addition, representatives of ING and Morgan Lewins made presentations with respect to the financial aspects of the proposed transaction. Representatives of Vinson & Elkins made a detailed presentation with respect to the proposed terms of the acquisition of the Class A units as reflected in the most recent draft of the merger agreement and also discussed other legal issues, including developments relating to the prospects of obtaining regulatory approvals under the HSR Act. At this meeting, the board had extensive discussions of various aspects of the proposed transaction.

      On July 1, 2002, representatives of Minnesota Corn Processors and representatives of ADM held further discussions regarding the terms and conditions of the proposed merger and, in connection with these discussions, ADM expressed its willingness to extend to September 30, 2002 the date specified in the merger agreement after which either party would have the right to terminate the merger agreement if the merger were not consummated on or prior to such date. Also on July 1, 2002, Minnesota Corn Processors entered into an amendment to its joint venture agreement with Corn Products International, Inc. that extended from August 31, 2002 to September 30, 2002 the last date on which Minnesota Corn Processors could give notice of the dissolution of the joint venture in order to effectuate the dissolution by December 31, 2002. The ability to dissolve the joint venture by December 31, 2002 was a key element in obtaining the willingness of the Department of Justice to enter into the letter agreement specifying the terms upon which it would allow the merger to be consummated, as described below under the caption “— Regulatory Approvals Required for the Merger.”

      On July 2, 2002, the board of directors of Minnesota Corn Processors met again to discuss the merger agreement and the merger. At this meeting, Mr. Thompson advised the board of developments relating to various issues that had been discussed at the prior meeting of the board. The board of directors also received presentations from each of ING and Morgan Lewins regarding the financial terms of the merger and the written opinion of each of ING and Morgan Lewins regarding the fairness of the merger consideration to the holders of Class A units from a financial point of view. A representative of Vinson & Elkins made a presentation with respect to developments relating to the draft of the merger agreement. Mr. Bennett advised the board of developments relating to the antitrust approval process with the Department of Justice. After an extensive discussion of the relevant considerations, Minnesota Corn Processors’ board of directors approved the merger agreement, determined to recommend that the Class A members vote for the approval of the merger agreement and the merger at the special meeting, and authorized management to finalize and execute the merger agreement, in each case by a vote of 19 to 5. For a discussion of the reasons that a minority of the board of directors voted against these matters, see “— Position of Minority of Board of Directors.”

      On July 11, 2002, the merger agreement was executed, and Minnesota Corn Processors issued a press release announcing the signing of the merger agreement. The completion of the merger is subject to the approval of the eligible Class A members and the satisfaction of other closing conditions discussed elsewhere in this proxy statement.

Reasons for the Merger; Recommendation of Minnesota Corn Processors’ Board of Directors

      Minnesota Corn Processors’ board of directors has determined that the merger agreement and the merger are advisable and in the best interests of Minnesota Corn Processors and the holders of its Class A units. Accordingly, Minnesota Corn Processors’ board of directors has approved the merger agreement and recommends that the eligible Class A members of Minnesota Corn Processors vote “FOR” approval of the merger agreement and the merger.

      In reaching its decision to approve the merger agreement and the merger, Minnesota Corn Processors’ board of directors consulted with:

•	its legal counsel regarding the legal terms of the transaction and the obligations and duties of Minnesota Corn Processors’ board of directors in its consideration of the proposed transaction; and

•	its financial advisors regarding the financial aspects of the proposed transaction and the fairness of the consideration to be paid to the holders of Class A units from a financial point of view.

Neither Minnesota Corn Processors nor any member of Minnesota Corn Processors’ board of directors has retained an unaffiliated representative to act solely on behalf of the holders of Class A units for purposes of negotiating the merger or preparing a report concerning the fairness of the merger.

      In arriving at its determination to approve the merger agreement and the merger, the board of directors of Minnesota Corn Processors considered the opportunity the merger would provide to secure a premium for holders of Class A units over recent trading prices of the Class A units. The board of directors also considered the prospects for future price appreciation of the Class A units in the foreseeable future if Minnesota Corn Processors remained an independent company. In this regard, the board of directors considered, among other things:

•	information concerning Minnesota Corn Processors’ business, prospects, financial performance and condition, including the financial forecast of the future financial performance most recently prepared by management of Minnesota Corn Processors;

•	current financial market conditions, and historical prices and trading information with respect to Minnesota Corn Processors’ Class A units;

•	that the merger consideration of $2.90 in cash per Class A unit represents a 184% premium over the average trading price of the Class A units during May 2002, the most recent month of reported trades prior to the public announcement of the signing of the merger agreement;

•	the fact that Minnesota Corn Processors’ Class A units are not traded on any national securities exchange or market, and, as a result of the lack of a liquid trading market, the Class A units appear to trade at a discount to the equity securities of other comparable public companies in the agricultural industry based on various trading performance characteristics, such as price to earnings ratios;

•	management’s review of the risks associated with achieving appreciation in the value of the Class A units through the continuation of Minnesota Corn Processors’ existing business plan;

•	current conditions and historical prices with respect to the ethanol market, where current pricing levels are the lowest experienced in two years;

•	current conditions and historical prices with respect to the corn sweetener market; and

•	the current expectations of management of Minnesota Corn Processors relating to future prices of ethanol and corn sweeteners.

      In arriving at its determination to approve the merger agreement and the merger, the board of directors also considered the following matters:

•	Minnesota Corn Processors’ ability to compete with larger companies that have substantially greater resources and name recognition, including ADM;

•	that the merger consideration is all cash, providing relative certainty of value to the holders of Class A units in the context of recent volatility in the market price of shares of publicly traded companies;

•	that gains arising from an all-cash transaction would be taxable to the holders of Class A units for United States federal income tax purposes;

•	that, following consummation of the merger, the current holders of Class A units would no longer be able to participate, directly or indirectly, in any increases or decreases in the value of Minnesota Corn Processors’ businesses and properties unless they reinvest their proceeds from the merger in ADM’s securities;

•	the terms and conditions of the merger agreement, including that the merger agreement does not include a condition to the consummation of the merger that ADM obtain financing in order to be able to pay the merger consideration;

•	the financial condition of ADM and its ability to pay the merger consideration from its current cash and cash equivalents position;

•	the merger consideration to be received by the holders of the company’s Class A units in connection with the merger and a comparison of comparable merger transactions;

•	provisions in the merger agreement that permit the board of directors to furnish information to, and engage in negotiations with, third parties and to terminate the merger agreement, in each case only in response to third-party acquisition offers in accordance with the terms described below under “The Merger Agreement — Additional Agreements”;

•	the potential for other third parties to enter into strategic relationships with or to acquire Minnesota Corn Processors if the company did not enter into the merger agreement;

•	the provisions in the operating agreement of Minnesota Corn Processors that would require a third party who desired to acquire Minnesota Corn Processors to offer the same consideration to ADM with respect to its Class B units as offered to the holders of the Class A units, but that ADM would not be obligated to accept such offer, resulting in the unattractive prospect to the third party that ADM would continue to own approximately 30% of the equity interests of Minnesota Corn Processors after the acquisition by the third party of all outstanding Class A units;

•	management’s assessment, after consultation with its legal counsel, that the regulatory approvals necessary to consummate the merger would be obtained;

•	the possibility that the merger may not be consummated and the effects of the public announcement of the proposed merger on Minnesota Corn Processors’ sales and operating results, and on the company’s ability to attract and retain key management and marketing personnel;

•	the possible negative impact that the completion of the merger may have with respect to the areas in which the processing plants of Minnesota Corn Processors are located; and

•	the presentations and written opinions of ING and Morgan Lewins that, as of July 2, 2002, subject to the assumptions made and matters and limitations described in the opinions, the consideration to be received by the holders of Class A units under the proposed merger agreement was fair, from a financial point of view, to such holders.

In addition, Minnesota Corn Processors’ board of directors was aware of the interests of certain of the company’s officers and directors described under “— Interests of Directors and Executive Officers of Minnesota Corn Processors in the Merger.”

      The foregoing discussion of the factors considered by Minnesota Corn Processors’ board of directors is not intended to be exhaustive, but is believed to include all material factors considered by Minnesota Corn Processors’ board of directors.

      In view of the wide variety of factors, both positive and negative, considered by Minnesota Corn Processors’ board of directors, Minnesota Corn Processors’ board of directors did not find it practical to, and did not, quantify or otherwise assign relative or specific weights to the foregoing factors considered. After taking into consideration all of the above factors, Minnesota Corn Processors’ board of directors determined that the merger agreement and the merger were in the best interests of Minnesota Corn Processors and the holders of its Class A units and that Minnesota Corn Processors should enter into the merger agreement and complete the merger.

      In considering the recommendation of Minnesota Corn Processors’ board of directors with respect to the merger agreement and the merger, you should be aware that certain directors and officers of Minnesota Corn Processors have certain interests in the merger that are different from, or in addition to, the interests of the holders of Class A units of Minnesota Corn Processors generally. These interests are discussed in more detail in the section entitled “— Interests of Directors and Executive Officers of Minnesota Corn Processors in the Merger” below.

Directors’ Determination of Fairness of the Merger

      In addition to the determination of the board of directors of Minnesota Corn Processors that the merger is advisable and in the best interests of the holders of the Class A units, a majority of the individual directors determined that the merger agreement and the merger are fair to the holders of the Class A units based upon:

•	the premium of the merger consideration of $2.90 per Class A unit over the recent and historic trading prices of the Class A units;

•	the substance of the financial analysis presentations of ING and Morgan Lewins and the opinions of each of those firms that the merger is fair, from a financial point of view, to the holders of the Class A units; and

•	the other factors considered by the board of directors in determining to approve the merger agreement and the merger as described above.

The directors who made this determination did not quantify or otherwise assign relative or specific weights to the foregoing factors considered.

Position of Minority of Board of Directors

      As stated above, five of the 24 directors of Minnesota Corn Processors voted against the merger agreement and the merger. Each of these directors has advised Minnesota Corn Processors as to the reasons they voted in this manner. The following is a summary of those reasons as provided to Minnesota Corn Processors.

      Steve Lipetzky. Mr. Lipetzky advised Minnesota Corn Processors that he voted against approval of the merger agreement and the merger because, in his view, the offer price was too low based on Minnesota Corn Processors’ proven track record in diversification, market share, ability to expand its plants, the location of its plants and its future significant potential; the replacement cost, permitting process and existing delivery system, along with the startup cost, is far greater than the price ADM has offered; his expectation of increased volume to owners in the coming years based on advance payments on the company’s structured debt and significant investments in capital expenditures; the merger will result in a loss of local control and impact as well as the loss of the potential to share in future profits in the wet milling industry; the merger will reduce long-term corn prices; Minnesota Corn Processors has made significant cash distributions to its unit holders; and the merger transaction should have been negotiated by a non-biased third party without a conflict of interest. Mr. Lipetzky also expressed the view that management of Minnesota Corn Processors has orchestrated the process in such a manner that the directors may not have had the benefit of all the facts and considerations necessary for them to properly weigh their decision and that, as the process continued, they were being constrained by threats of legal action if they voiced concerns about the transaction.

      Ron Kirchner. Mr. Kirchner advised Minnesota Corn Processors that he voted against the merger agreement and the merger based on his view that:

•	Minnesota Corn Processors does not need to sell itself as it has built a good foundation, its long-term projections are good, it has paid down long-term debt and it has extended its long-term debt to 2012 at a good interest rate;

•	board members were intimidated to vote in favor of the merger due to concerns about legal liability of board members relating to fiduciary duties if they voted against the merger;

•	the board of directors should have had more information from outside experts as far as ethanol futures, sweetener futures and the appraised value of Minnesota Corn Processors’ bricks and mortar and its value;

•	management of Minnesota Corn Processors had a conflict of interest resulting from the golden parachute, severance and retirement benefits that caused management to present only one side of the proposed merger transaction to the board of directors, and the board of directors did not consider the benefits of retaining ownership or the benefits of other options;

•	the board of directors did not understand the golden parachute, severance and retirement benefits payable to management of Minnesota Corn Processors upon completion of the merger;

•	ADM is taking advantage of the financial crisis that farmers are experiencing at this time, and member control and impact over the local corn market and the potential to share in future profits will be lost;

•	the negotiation process was handled incorrectly, including the tax consequences of the sale and the hiring of investment bankers and attorneys;

•	the members will not know all of the tax consequences of the merger in that it is not determinable at this time how much of the gain or loss to a holder of Class A units will be capital gain or loss as compared to ordinary gain or loss;

•	it was not right for Morgan Lewins to provide a fairness opinion in light of the payment of fees to Morgan Lewins being contingent upon completion of the merger; and

•	the price is inadequate based upon Minnesota Corn Processors’ proven track record, diversification of market share, products, location of its plants, ability to expand its plants and future significant potential.

      Dean Buesing. Mr. Buesing advised Minnesota Corn Processors that he voted against the merger agreement and the merger based on his view that:

•	the merger was approved by the board of directors in a hurried fashion;

•	management of Minnesota Corn Processors had a conflict of interest resulting from the golden parachute, severance and retirement benefits that caused management to present only one side of the proposed merger transaction to the board of directors;

•	the negotiation process was handled incorrectly, including the tax consequences of the sale and the hiring of investment bankers and attorneys;

•	the board of directors did not consider the benefits of retaining ownership or the benefits of other options;

•	member control and impact over the local corn market and the potential to share in future profits will be lost;

•	the board of directors acted at the direction of management, and the failure of the board to retain an unaffiliated representative to oversee the negotiating process was a major flaw;

•	board members were intimidated when management informed the board that it was the board’s fiduciary duty to support this sale and that if board members did not support this transaction, they would be open to litigation;

•	ADM is taking advantage of the current financial condition of farmers; and

•	Minnesota Corn Processors has no reason to sell as it is financially strong and has a bright future.

      Rodney Hassebrook. Mr. Hassebrook advised Minnesota Corn Processors that he voted against the merger agreement and the merger based on his view that:

•	the board of directors failed to adequately take into consideration the impact the sale of Minnesota Corn Processors might have on local corn markets and the local price of corn in relation to the Chicago Board of Trade price and, consequently, the impact the sale might have on the income of Minnesota Corn Processors’ members;

•	the management team of Minnesota Corn Processors has the strength and ability to face and overcome the challenges that the business environment will place on it in coming years;

•	there may be possible solutions to the existing problem of lack of liquidity of the Class A units, including allowing non-producers to be members;

•	Minnesota Corn Processors has a reputation for product quality, customer service, integrity and professionalism unmatched in the industry that gives it an advantage in the marketplace; and

•	Minnesota Corn Processors can be successful and profitable in the future and, therefore, the long-term benefits of not selling the company will be greater than selling the company.

      John Jerzak. Mr. Jerzak advised Minnesota Corn Processors that he voted against the merger agreement and the merger because, in his view, the merger consideration covered only the cost of the brick and mortar of the plants and facilities and, therefore, did not give any value for customers, existing governmental permits, a skilled workforce or the ability to expand the plants.

      Four of the directors who voted against approval of the merger agreement and the merger, along with two other directors who voted in favor of the merger agreement and the merger, have advised Minnesota Corn Processors that, in their view, the merger consideration of $2.90 per Class A unit is not fair to the holders of the Class A units. These directors cited a number of reasons for their view as to the lack of fairness of the merger consideration, including many of the reasons cited by the directors who voted against the merger agreement and the merger, as well as the following additional reasons:

•	the Class A units have rarely traded for what they are worth due to a thinly traded market;

•	Minnesota Corn Processors is capable of showing a better return on the Class A members’ investment than the merger consideration of $2.90 per Class A unit;

•	the projections of the future financial performance of Minnesota Corn Processors were prepared by management, who may have a conflict of interest due to the large payments they will receive upon completion of the merger pursuant to change of control agreements, severance packages and retirement benefits;

•	Minnesota Corn Processors should be worth more now than it was in 1997 when ADM invested $120 million for 30% of the company; however, the implied value of Minnesota Corn Processors based on the merger consideration is $770 million ($396 million of merger consideration for the Class A units plus the $120 million investment by ADM for its Class B units plus $254 million of debt), as compared to the implied value of $800 million at the time of ADM’s investment ($400 million of combined equity value for the Class A units and Class B units and $400 million of debt);

•	Minnesota Corn Processors has suffered from low corn syrup prices since 1995 due, in part, to ADM’s purchasing practices;

•	the financial analysis of Morgan Lewins was based on numbers only and, therefore, did not take into account the plants, customers, distribution system, governmental permits and other intangibles of Minnesota Corn Processors;

•	the appraised value of $1.02 per Class A unit received from an appraiser in connection with the conversion of Minnesota Corn Processors from a cooperative to a limited liability company has resulted in a precedent for a low unit price that has not been overcome even as long-term debt has been paid down; and

•	the Class A units should be trading at three times Minnesota Corn Processors’ net book value of $1.53 per unit as of December 31, 2001, or $4.59.

      Minnesota Corn Processors takes no responsibility for the accuracy or completeness of any of the statements made by any of the directors whose positions are summarized above.

Intentions of Minnesota Corn Processors’ Directors and Executive Officers with Regard to the Voting of Their Class A Units

      Minnesota Corn Processors has received statements from 17 of the company’s 24 directors that they intend to vote, as Class A members, for approval of the merger agreement and the merger at the special meeting. Minnesota Corn Processors has received statements from seven directors that they intend to vote, as Class A members, against approval of the merger agreement and the merger at the special meeting. No executive officer of Minnesota Corn Processors is a Class A member.

Opinions of Financial Advisors

      ING Financial Markets LLC and Morgan Lewins & Co. Inc. have acted as financial advisors to Minnesota Corn Processors in connection with the merger. On July 2, 2002, ING and Morgan Lewins delivered to the board of directors of Minnesota Corn Processors their written opinions that, as of that date, the consideration to be received in the merger was fair to the holders of Class A units from a financial point of view. Minnesota Corn Processors did not impose any limitations on its financial advisors with respect to the investigations made or procedures followed in rendering their opinions.

      Complete copies of the opinions are attached as Annex B and Annex C to this proxy statement. Class A members of Minnesota Corn Processors are urged to, and should, read these opinions carefully and fully. Set forth below is a summary of each opinion, as well as a summary of the material financial analyses performed by the financial advisors in connection with the preparation of their opinions.

      Copies of the presentations ING and Morgan Lewins made to the board of directors of Minnesota Corn Processors have been attached as exhibits to the Schedule 13E-3 filed with the Securities and Exchange Commission in connection with the merger, and are available to the public without charge over the Internet at the SEC’s website (http://www.sec.gov). The presentations will be available for any interested holder of Class A units (or any representative of the unit holder who has been so designated in writing) to inspect and copy at Minnesota Corn Processors’ principal executive offices during regular business hours. Alternatively, Minnesota Corn Processors will transmit copies of the presentations to any interested holder of Class A units (or any representative of the unit holder who has been so designated in writing) upon written request and at the expense of the requesting unit holder.

Opinion of ING Financial Markets LLC

      ING Financial Markets LLC delivered its oral opinion on July 2, 2002, which was subsequently confirmed in writing, dated July 2, 2002, to the board of directors of Minnesota Corn Processors to the effect that, as of such date, the $2.90 in cash for each Class A unit of Minnesota Corn Processors to be received by the holders of these units pursuant to the merger agreement is fair from a financial point of view to those holders.

      The full text of the written opinion of ING, dated July 2, 2002, which identifies assumptions made, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B and is incorporated by reference in this proxy statement. You should read ING’s opinion in its entirety.

      In connection with its opinion, ING, among other things:

•	reviewed a draft of the merger agreement dated July 1, 2002 (ING assumed, with the board of directors’ consent, that the terms of the final merger agreement would not differ in any material respect from the draft thereof dated July 1, 2002);

•	reviewed Minnesota Corn Processors’ annual reports on Form 10-K for the fiscal year ended December 31, 2001, the nine month period ended December 31, 2000, and the fiscal year ended March 31, 2000, and quarterly report on Form 10-Q for the quarter ended March 31, 2002, which the management of Minnesota Corn Processors has identified as being the most current financial statements available, and other business and financial information concerning Minnesota Corn Processors and the trading market for the Class A units;

•	reviewed certain internal information and other data relating to Minnesota Corn Processors, its business and prospects, including forecasts and projections, provided to ING by management of Minnesota Corn Processors;

•	reviewed certain publicly available information concerning certain other companies engaged in businesses whose operations ING considered relevant in evaluating those of Minnesota Corn Processors and the trading markets for certain of such other companies’ securities;

•	compared the proposed financial terms of the proposed transaction with the financial terms of certain other transactions that ING deemed to be relevant;

•	reviewed such other financial studies and analyses and took into account such other matters as ING deemed necessary, including ING’s assessment of general economic, market and monetary conditions; and

•	toured the corn processing plants in Marshall, Minnesota and Columbus, Nebraska.

ING also held discussions with members of the senior management of Minnesota Corn Processors regarding their assessment of the past and current business operations, financial condition and future prospects of Minnesota Corn Processors.

      In addition, ING:

•	reviewed the reported price and trading activity for Minnesota Corn Processors’ Class A units since its conversion from a cooperative into a limited liability company in 2000;

•	compared financial information for Minnesota Corn Processors with similar information for other companies the securities of which are publicly traded;

•	reviewed the financial terms of recent business combinations in the grain and commodity processing industry specifically and in other industries generally; and

•	performed other studies and analyses that ING considered appropriate.

      ING relied upon the accuracy and completeness of all of the financial, accounting and other information discussed with or reviewed by it and assumed the accuracy and completeness for purposes of rendering its opinion. In addition, ING did not make an independent evaluation or appraisal of the assets and liabilities of Minnesota Corn Processors or any of its subsidiaries, and ING was not furnished with any such evaluation or appraisal. ING was not requested to solicit, and did not solicit, interest from other parties with respect to an acquisition of or other business combination with Minnesota Corn Processors. The opinion of ING was provided for the information and assistance of the board of directors of Minnesota Corn Processors in connection with its consideration of the transaction contemplated by the merger agreement, and the opinion does not constitute a recommendation as to how any holder of the Class A units of Minnesota Corn Processors should vote with respect to the merger agreement and the merger.

      The following is a summary of the material financial analyses used by ING in connection with providing its opinion, dated July 2, 2002, to the board of directors of Minnesota Corn Processors. For each of the following analyses, ING assumed there were 136.6 million Class A units of Minnesota Corn Processors outstanding and 58.6 million Class B units outstanding. The following summaries of financial analyses include information presented in tabular format. You should read these tables together with the text of each summary.

      Implied Premium Analysis. ING analyzed the transaction price of $2.90 per unit of Minnesota Corn Processors’ Class A units as compared to the average prices of Minnesota Corn Processors’ Class A units as reported on its website. ING also analyzed the transaction price per Class A unit of $2.90 as compared to the high end of the reported trading range per unit if such range was provided according to the information on Minnesota Corn Processors’ website. The results of this analysis are summarized as follows:

		Range Per			Offer Price
		Class A Unit			Premium	Offer Price
	Trading			Average Price	Over	Premium
Trade Dates	Volume	Low	High	Per Class A Unit	Average	Over High

January 2001	18,500	$0.75	$1.01	$0.9932	192%	187%
February 2001	46,211	$0.90	$1.00	$0.9414	208%	190%
March 2001	98,644	$0.80	$1.40	$1.0257	183%	107%
April 2001	56,988	$0.75	$0.95	$0.8873	227%	205%
May 2001	183,981	$0.85	$1.00	$0.9157	217%	190%
June 2001	8,000	$0.95	$0.95	$0.9500	205%	205%
July 2001	195,396	$0.90	$1.00	$0.9432	207%	190%
August 2001	262,905	$0.80	$1.25	$1.0138	186%	132%
September 2001	39,000	$0.90	$1.00	$0.9744	198%	190%
October 2001	103,296	$0.90	$1.00	$0.9097	219%	190%
November 2001	106,702	$0.90	$1.32	$0.9845	195%	120%
December 2001	5,000	$1.10	$1.10	$1.1000	164%	164%
January 2002	160,530	$0.80	$1.10	$1.0555	175%	164%
February 2002	5,750	$1.00	$1.00	$1.0000	190%	190%
March 2002	49,320	$0.90	$1.00	$0.9646	201%	190%
April 2002	105,702	$0.90	$1.10	$0.9159	217%	164%
May 9, 2002	20,500	$0.95	$1.10	$1.0512	176%	164%
May 23, 2002	47,000	$1.00	$1.00	$1.0000	190%	190%
June 13, 2002	76,902	$1.00	$1.15	$1.0780	169%	152%
June 27, 2002	10,000	$1.25	$1.25	$1.2500	132%	132%

Source: Minnesota Corn Processors’ public website.

      Implied Multiple Analysis. ING calculated the enterprise value of Minnesota Corn Processors as a multiple of Minnesota Corn Processors’ sales, earnings before interest, tax, depreciation and amortization, or EBITDA, and earnings before interest and tax, or EBIT, based on prices per Class A unit of Minnesota Corn Processors of $1.00 (the historical average price from January 2001 to June 27, 2002, as reported by Minnesota Corn Processors) and $2.90 (the transaction price). Sales, EBITDA and EBIT for the latest twelve months, or LTM, were based on Form 10-K and Form 10-Q financial reports for the periods ending December 31, 2001 and March 31, 2002, respectively. Projected sales, EBITDA and EBIT for the year 2002 were based on projections from the management of Minnesota Corn Processors. The enterprise value was calculated as the sum of the total equity valuation plus net debt, which is defined as total debt less cash. In determining the enterprise value, the Class B units were ascribed the same value as the Class A units. The total debt and cash amounts used in the calculation of enterprise value were based upon reported balances of Minnesota Corn Processors as of March 31, 2002.

      These calculations resulted in (1) at a price per unit for the Class A and Class B units of $1.00, an equity consideration value of $195.2 million, a total debt value of $257.1 million, a cash value of $3.1 million and an enterprise value of $449.3 million, and (2) at a price per unit for the Class A and B units of $2.90, an equity consideration value of $566.2 million, a total debt value of $257.1 million, a cash value of $3.1 million and an enterprise value of $820.3 million. The results of this analysis are summarized as follows:

	Historical and 2002E	Historical Average Price		Transaction Price
	Management Projections	of $1.00		of $2.90

	(in millions)
Enterprise Value/ Sales
LTM	$611.1	0.7	x	1.3x
2002E	$598.6	0.8	x	1.4x
Enterprise Value/ EBITDA
LTM	$84.7	5.3	x	9.7x
2002E	$54.6	8.2	x	15.0x
Enterprise Value/ EBIT
LTM	$37.5	12.0	x	21.9x
2002E	$8.5	52.9	x	96.5x

      Selected Transactions Analysis. ING analyzed certain publicly available financial information relating to eight selected transactions in the commodity processing industry since 1997. Specifically, ING reviewed the following transactions:

Date	Target	Acquirer

May 2002	Swift & Co.	Hicks, Muse, Tate & Furst Incorporated and Booth Creek Partners
November 2001	High Plains Corporation	Abengoa, S.A.
October 2001	Cerestar SA	Cargill, Inc.
June 2001	Saint Louis Sucre	Südzucker
June 2001	Purina Mills, Inc.	Land O’Lakes, Inc.
January 2001	IBP, inc.	Tyson Foods, Inc.
December 2000	Agribrands International, Inc.	Cargill, Inc.
September 1997	Savannah Foods & Industries, Inc.	Imperial Holly Corporation

      ING’s analysis of the selected transactions compared enterprise value, which is diluted equity consideration plus net debt, of the transactions as a multiple of the LTM sales, and EBITDA and EBIT of the target companies in the selected transactions. ING excluded non-recurring charges from the EBITDA and EBIT values for the target companies. The results of this analysis are summarized below:

	Range of	Median of
Commodity Processing Industry Transactions	Multiples	Multiples

Enterprise value as a multiple of LTM sales of target	0.1x-1.5x	0.5x
Enterprise value as a multiple of LTM EBITDA of target	4.8x-10.6x	6.9x
Enterprise value as a multiple of LTM EBIT of target	6.7x-12.5x	10.1x

      Selected Companies Analysis. ING reviewed and compared certain financial information relating to Minnesota Corn Processors to corresponding financial information and public market multiples for the following seven publicly traded companies in the commodity processing industries: Archer-Daniels-Midland Company; Corn Products International, Inc.; Bunge Limited; Gruma, S.A. de C.V.; Penford Corporation; Tate & Lyle PLC; and Midwest Grain Processors.

      The selected companies were chosen because they are publicly traded companies that, for purposes of analysis, may be considered similar to Minnesota Corn Processors in that all of the companies are exposed to some degree to the grain processing market and to volatility in grain prices. No company used in the analysis as a comparison is directly comparable to Minnesota Corn Processors. ING’s analyses compared each of the selected companies (based on the closing market price per common share of each company on June 26, 2002) to Minnesota Corn Processors (based on the average market price per Class A unit of Minnesota Corn Processors of $1.00 between January 2001 and June 27, 2002) and to the proposed merger consideration of $2.90 per Class A unit in the following respects:

•	enterprise value, which is the sum of diluted equity market capitalization and net debt, as a multiple of each of LTM sales, LTM EBITDA and LTM EBIT; and

•	price per share of common stock as a multiple of earnings per share, or EPS, calendarized for the LTM period, years 2002 and 2003. (In order to effectuate an after-tax comparison of earnings per share, a tax rate of 38% was assumed for Minnesota Corn Processors.)

The results of this analysis are summarized as follows:

Enterprise Value Multiples of
	LTM			P/E Multiples

	Sales	EBITDA	EBIT	LTM	2002E	2003E

Minnesota Corn Processors (average historical price of $1.00 per Class A unit)	0.7x	5.3x	12.0x	15.5x	NM	199.0x
Minnesota Corn Processors (at the proposed merger consideration of $2.90)	1.3x	9.7x	21.9x	44.8x	NM	577.2x
Comparable Companies — Low/ High Range	04.x-1.1x	3.2x-8.1x	7.6x-17.6x	9.2x-44.4x	11.0x-19.2x	9.9x-14.7x
Comparable Companies — Median	0.6x	6.7x	11.9x	17.8x	15.7x	13.9x

      The historical financial information used for the selected companies was based on the latest publicly available financial statements for such companies. The EPS estimates used for the selected companies were based on IBES median estimates, where available, or Wall Street research. The EPS estimates used for Minnesota Corn Processors were provided to ING by the management of Minnesota Corn Processors as of June 2002, with a 38% tax rate consistently applied in each year. ING excluded non-recurring charges from the EBITDA and EBIT values used for all companies.

      Discounted Cash Flow Analysis. Based on management projections for the years 2002 through 2006, ING calculated a range of equity values per Class A unit and Class B unit of Minnesota Corn Processors using a discounted cash flow valuation of the projected free cash flows of Minnesota Corn Processors.

      ING calculated the unlevered free cash flows that Minnesota Corn Processors is expected to generate during fiscal years 2002 through 2006 based on Minnesota Corn Processors’ management forecasts. ING also calculated a range of terminal asset values of Minnesota Corn Processors at the end of fiscal 2006 by calculating a range of terminal cash flows by valuing such terminal cash flows as growing perpetuities. Specifically, ING utilized a range of terminal growth rates of 0.0% to 2.0%. The unlevered free cash flows and the range of terminal asset values were then discounted to present values using a range of discount rates from 12.00% to 16.00%, which were chosen by ING based upon an analysis of Minnesota Corn Processors’ weighted average cost of capital. The present value of the unlevered free cash flows and the range of terminal asset values were then adjusted for Minnesota Corn Processors’ March 31, 2002 cash and total debt. This analysis produced equity values per Class A unit and Class B unit of Minnesota Corn Processors ranging from $0.99 to $2.15.

      The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying ING’s opinion. In arriving at its fairness determination, ING considered the results of all such analyses. No company or transaction used in the above analyses as a comparison is directly comparable to Minnesota Corn Processors or the contemplated transaction.

      The analyses were prepared solely for the purpose of ING providing its opinion to the board of directors of Minnesota Corn Processors as to the fairness, as of July 2, 2002, from a financial point of view to the holders of the outstanding Class A units of the $2.90 per unit in cash to be received by those holders pursuant to the merger agreement. These analyses do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses. Because such analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of Minnesota Corn Processors, ING or any other person assumes responsibility if future results are materially different from those forecast.

      As described above, ING’s opinion to the board of directors of Minnesota Corn Processors was one of many factors taken into consideration by the board of directors of Minnesota Corn Processors in making its determination to approve the proposed merger. The foregoing summary does not purport to be a complete description of the analyses performed by ING.

      Minnesota Corn Processors retained ING to act as its financial advisor in connection with the merger because the investment bankers at ING have substantial experience in transactions similar to the merger and because they are familiar with Minnesota Corn Processors and its business. The investment bankers at ING have regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, secondary distributions of listed and unlisted securities and private placements.

      ING Baring (U.S.) Securities, Inc., formerly an affiliate of ING Financial Markets LLC, was engaged in 1997 in conjunction with Minnesota Corn Processors’ $290 million private placement offering of senior notes in four series. From that offering, ING (U.S.) Capital LLC also purchased $15 million of Minnesota Corn Processors’ Series D Notes for its own account. Between 1998 and 2001, Minnesota Corn Processors prepaid a portion of the Series D Notes with its excess cash flow. Each holder of the Series D notes, including ING (U.S.) Capital LLC, was paid down in proportion to the total prepayment.

      ING Financial Markets LLC was engaged in 2002 in conjunction with Minnesota Corn Processors’ $50 million private placement offering of Amended and Restated Series D Variable Rate Notes, the proceeds from which were used, along with borrowings under Minnesota Corn Processors’ working capital facility, to refinance the Series D Notes. ING Capital LLC, the successor to ING (U.S.) Capital LLC, purchased $5 million of the Amended and Restated Series D Variable Rate Notes for its own account and currently holds those securities.

      ING and its affiliates may from time to time perform certain financial advisory and other commercial and investment banking services for Minnesota Corn Processors or ADM. In addition, in the ordinary course of their businesses, ING and its affiliates may actively trade the debt and equity securities of ADM for their own account or for the accounts of customers and, accordingly, they may at any time hold long or short positions in such securities.

      Pursuant to a letter agreement, dated April 17, 2002, Minnesota Corn Processors engaged ING to undertake a study to enable ING to render an opinion with respect to the fairness from a financial point of view of the merger consideration to be received by the holders of the Class A units pursuant to the merger agreement. Minnesota Corn Processors agreed to pay ING a fee of 0.375% of the aggregate consideration paid by ADM and ADM Milling in the merger for its services, a significant portion of which is contingent upon the consummation of the merger. In addition, the same letter agreement provided for ING to receive a fee of $150,000 for rendering a written opinion as to the fairness from a financial point of view to the holders of the Class A units of the consideration to be received in the merger. The opinion fee is not contingent on the consummation of the merger. Minnesota Corn Processors has also agreed to reimburse ING for its reasonable out-of-pocket expenses, including attorneys’ fees, and to indemnify ING against certain liabilities relating to or arising out of the merger, including liabilities under the federal securities laws.

Opinion of Morgan Lewins & Co. Inc.

      At a meeting of the board of directors of Minnesota Corn Processors held on July 2, 2002, Morgan Lewins rendered its opinion as investment bankers that, as of such date, and based upon and subject to the assumptions made, matters considered and limits of review set forth in Morgan Lewins’ written opinion, the consideration to be received by the holders of the Class A units in the merger is fair, from a financial point of view, to the holders of the Class A units.

      The full text of the Morgan Lewins opinion is attached as Annex C to this proxy statement and is incorporated herein by reference. The description of the Morgan Lewins opinion set forth below is qualified in its entirety by reference to the full text of the Morgan Lewins opinion set forth in Annex C. The Class A members are urged to read the Morgan Lewins opinion in its entirety for a description of the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by Morgan Lewins in connection therewith.

      Morgan Lewins’ opinion is solely for the information of the board of directors of Minnesota Corn Processors in its evaluation of the merger. Morgan Lewins’ opinion does not address Minnesota Corn Processors’ underlying business decision to approve the merger or constitute a recommendation to the eligible Class A Members as to how they should vote or as to any other action they should take regarding the merger.

      In arriving at its opinion, Morgan Lewins reviewed and analyzed, among other things, the following:

•	a draft of the merger agreement, dated July 1, 2002 (Morgan Lewins assumed, with Minnesota Corn Processors’ consent, that the terms of the final merger agreement would not differ in any material respect from the draft thereof dated July 1, 2002);

•	certain publicly available financial statements and other business and financial information concerning Minnesota Corn Processors and the trading market for the Class A units;

•	certain internal information and other data relating to Minnesota Corn Processors, its business and prospects, including forecasts and projections, provided to Morgan Lewins by management of Minnesota Corn Processors;

•	certain publicly available information concerning certain other companies engaged in businesses whose operations Morgan Lewins considered relevant in evaluating those of Minnesota Corn Processors and the trading markets for certain of such other companies’ securities; and

•	the financial terms of certain recent business combinations that Morgan Lewins believed to be relevant.

Morgan Lewins also met with certain officers and employees of Minnesota Corn Processors concerning its business and operations, assets, present condition and prospects, and undertook such other studies, analyses and investigations as Morgan Lewins deemed appropriate.

      In performing these analyses, numerous assumptions were made with respect to industry performance, general business, economic, market and financial conditions, and other matters, many of which are beyond the control of Morgan Lewins or Minnesota Corn Processors. No company, business or transaction used in those analyses as a comparison is identical to Minnesota Corn Processors or the proposed merger, and an evaluation of those analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies or business segments analyzed. Any estimates contained in the analyses performed by Morgan Lewins are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty.

      In arriving at its opinion, Morgan Lewins assumed and relied upon the accuracy and completeness of the financial and other information used or reviewed by, or discussed with, Morgan Lewins and did not attempt independently to verify such information, nor did Morgan Lewins assume any responsibility to do so. Morgan Lewins has assumed that, and was advised by the management of Minnesota Corn Processors that, Minnesota Corn Processors’ forecasts and projections provided to or reviewed by Morgan Lewins were reasonably prepared based on the best current estimates and judgment of Minnesota Corn Processors’ management as to the future financial condition and results of operations of Minnesota Corn Processors. Morgan Lewins assumed, with Minnesota Corn Processors’ consent, that the merger will be consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement, and that in the course of obtaining the necessary regulatory or third party approvals and consents for the merger, no material delay, limitation, restriction or condition will be imposed. Morgan Lewins did not conduct a physical inspection of the properties and assets of Minnesota Corn Processors, nor did Morgan Lewins make or obtain any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Minnesota Corn Processors. Morgan Lewins also took into account its assessment of general economic, market and financial conditions and its experience in similar transactions, as well as its experience in securities valuation in general. Morgan Lewins’ opinion necessarily was based upon information available to it and economic, market, financial and other conditions as they exist and could be evaluated on the date thereof, and Morgan Lewins assumed no responsibility to update or revise its opinion based upon events or circumstances occurring after the date thereof.

      In connection with rendering its opinion, Morgan Lewins performed a variety of financial analyses, including those summarized below. These analyses were presented to the board of directors of Minnesota Corn Processors at a meeting held on July 2, 2002. The summary set forth below does not purport to be a complete description of the analyses performed by Morgan Lewins in this regard. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to a partial analysis or summary description. Accordingly, notwithstanding the separate analyses summarized below, Morgan Lewins believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors considered by it, without considering all such analyses and factors, or attempting to ascribe relative weights to some or all such analyses and factors, could create an incomplete view of the evaluation process underlying the Morgan Lewins opinion.

      The financial forecasts furnished to Morgan Lewins and used by it in certain of its analyses were prepared by the management of Minnesota Corn Processors. Minnesota Corn Processors does not publicly disclose financial forecasts of the type provided to Morgan Lewins in connection with its review of the merger, and, as a result, such financial forecasts were not prepared with a view towards public disclosure. The financial forecasts were based on numerous variables and assumptions that are inherently uncertain, including, without limitation, factors related to general economic and competitive conditions, and, accordingly, actual results could vary significantly from those set forth in such financial forecasts.

      Morgan Lewins’ opinion and analyses were only one of many factors considered by Minnesota Corn Processors’ board of directors in its evaluation of the merger and should not be viewed as determinative of the views of Minnesota Corn Processors’ board of directors or management with respect to the proposed merger or the consideration to be paid to the holders of Class A units.

      The following is a summary of the material analyses performed by Morgan Lewins in connection with the Morgan Lewins opinion.

      Historical Trading Analysis. Morgan Lewins reviewed the historical trading data for the Class A units. This analysis indicated that the trading price of a Class A unit for the twelve months ended May 2002 ranged between $0.80 and $1.32, as compared to the proposed merger consideration of $2.90 per Class A unit.

      Implied Premium Analysis. Morgan Lewins reviewed recent trading data for the Class A units over monthly time periods during 2001 and 2002. The following table shows the average monthly trading price as well as the low and high prices for the Class A units during the one year period ended May 2002 and the premium the proposed merger consideration of $2.90 per Class A unit represented over such prices.

		Premium
	Average Monthly	Represented by
	Trading Price	$2.90 Offer
Trading Period	Per Unit	Price

May 23, 2002(a)	$1.00	190%
May 2002	$1.02	186%
April 2002	$0.92	217%
March 2002	$0.96	201%
February 2002	$1.00	190%
January 2002	$1.06	175%
December 2001	$1.10	164%
November 2001	$0.98	195%
October 2001	$0.91	219%
September 2001	$0.97	198%
August 2001	$1.01	186%
July 2001	$0.94	207%
June 2001	$0.95	205%
May 2001	$0.92	217%
April 2001	$0.89	227%
March 2001	$1.03	183%
February 2001	$0.94	208%
January 2001	$0.99	192%
One Year Low Price(b)	$0.80	263%
One Year High Price(c)	$1.32	120%

(a)	Represents the last date on which Minnesota Corn Processors’ Class A units were traded prior to the June 6, 2002 public announcement regarding the signing of the letter of intent with ADM.

(b)	Represents a 52-week low trading price for Minnesota Corn Processors’ Class A units, which occurred in August 2001 and January 2002.

(c)	Represents a 52-week high trading price for Minnesota Corn Processors’ Class A units, which occurred in November 2001.

      Using publicly available data, Morgan Lewins reviewed 30 selected merger transactions involving publicly traded companies in the United States that had been acquired in the prior three years. For each of these merger transactions Morgan Lewins computed the takeover premium representing the acquisition price as a premium over the companies’ stock prices both one day and four weeks prior to the announcement of such transactions. Morgan Lewins applied a range of takeover premiums for the selected merger transactions to the market price of Minnesota Corn Processors Class A units prior to the public announcement of the merger to derive an implied valuation per Class A unit for Minnesota Corn Processors that ranged from $1.09 to $1.59, as compared to the proposed merger consideration of $2.90 per Class A unit.

      Selected Publicly Traded Comparable Companies Analysis. Using publicly available information, Morgan Lewins reviewed the stock prices as of June 26, 2002 and selected market trading multiples of the following companies: Archer-Daniels-Midland Company, Bunge Limited, Corn Products International, Inc., Midwest Grain Products, Inc., Penford Corp. and Tate & Lyle PLC. Morgan Lewins believes these companies are engaged in lines of business that are generally comparable to those of Minnesota Corn Processors. The financial information reviewed by Morgan Lewins included market trading multiples exhibited by the comparable companies based on their financial performance for the actual latest twelve months ended March 31, 2002, as well as their estimated 2002 and 2003 financial performance. The specific multiples reviewed included enterprise value/ sales ratios, enterprise value/ EBITDA ratios, enterprise value/ EBIT ratios, equity value/net income ratios and equity value/ book value ratios. Morgan Lewins relied on various publicly available research reports prepared by established securities firms for the 2002 and 2003 estimated financial performance of the comparable companies.

      For this summary of Morgan Lewins’ opinion, the term “EBITDA” means earnings (loss) before interest, taxes, depreciation and amortization, the term “EBIT” means earnings (loss) before interest and taxes, the term “enterprise value” means the sum of (1) a company’s equity market capitalization or market equity value, plus (2) any minority interest, (3) any preferred stock and (4) net debt, which equals total debt less cash and cash equivalents, and the term “equity value” represents the total number of outstanding common shares or other equity interests, including the Class B units in the case of Minnesota Corn Processors, multiplied by the market value of such shares or, in the case of Minnesota Corn Processors, the proposed merger consideration of $2.90 per Class A unit. As Minnesota Corn Processors is treated as a partnership for federal income tax purposes, any multiples based upon Minnesota Corn Processors’ net income used by Morgan Lewins were based on a pro forma net income assuming an income tax rate of 38%.

	Valuation Multiples

	Comparable
	Companies
					Minnesota Corn
	Mean		Median		Processors(a)

Enterprise Value as a Multiple of:

Sales
Latest Twelve Months	0.69	x	0.59	x	1.34	x
2002 Estimated	0.69		0.62		1.37
2003 Estimated	0.65		0.59		1.19
EBITDA
Latest Twelve Months	6.4	x	7.0	x	9.7	x
2002 Estimated	6.6		6.7		15.0
2003 Estimated	6.3		6.3		12.7
EBIT
Latest Twelve Months	11.9	x	11.9	x	21.8	x
2002 Estimated	10.8		10.9		96.9
2003 Estimated	9.6		9.8		45.1
Equity Value as a Multiple of:

Net Income
Latest Twelve Months	20.7	x	18.1	x	44.8	x
2002 Estimated	15.0		15.7		NM
2003 Estimated	12.8		13.6		NM
Book Value
Latest Twelve Months	1.5	x	1.4	x	2.0	x

NM = Not meaningful.

(a)	Assuming the proposed merger consideration of $2.90 per Class A unit.

      Morgan Lewins applied a range of selected multiples derived from the financial data described above for the comparable companies to corresponding financial data of Minnesota Corn Processors in order to derive an implied equity valuation range for Minnesota Corn Processors. This analysis indicated an implied equity valuation per Class A unit for Minnesota Corn Processors that ranged from $0.71 to $2.46, as compared to the proposed merger consideration of $2.90 per Class A unit.

      Selected Comparable Acquisitions Analysis. Using publicly available information, Morgan Lewins reviewed the purchase prices and multiples paid in selected acquisitions involving companies that Morgan Lewins deemed relevant in evaluating the merger. Morgan Lewins reviewed the acquisition of High Plains Corporation by Abengoa, S.A., the acquisition of Cerestar SA by Cargill, Inc., the acquisition of Saint Louis Sucre by Südzucker, the acquisition of Purina Mills, Inc. by Land O’Lakes, Inc., the acquisition of Agribrands International, Inc. by Cargill, Inc. and the acquisition of Savannah Foods & Industries, Inc. by Imperial Holly Corporation. The financial information reviewed by Morgan Lewins included the purchase prices and multiples paid by the acquiring company of the acquired company’s actual financial results over the twelve months preceding the acquisition. The acquisition multiples reviewed included enterprise value/sales ratios, enterprise value/ EBITDA ratios, enterprise value/ EBIT ratios, equity value/net income ratios and equity value/book value ratios. All multiples for the selected acquisitions were based on publicly available information at the time of announcement of the relevant transaction.

Acquisition Comparables
Minnesota Corn
	Mean(a)	Median(a)	Processors(b)(c)

Enterprise Value as a Multiple of:

Sales	0.70x	0.61x	1.34x
EBITDA	7.6x	7.6x	9.7x
EBIT	9.9x	10.2x	21.8x
Equity Value as a multiple of:
Net Income	16.2x	14.3x	44.8x
Book Value	1.5x	1.3x	2.0x

(a)	Latest twelve months prior to relevant acquisition date.
(b)	Latest twelve months ended March 31, 2002.
(c)	Assuming the proposed merger consideration of $2.90 per Class A unit.

      Morgan Lewins applied a range of selected multiples derived from the financial data described above for the selected acquisitions to corresponding financial data of Minnesota Corn Processors in order to derive an implied equity valuation per Class A unit for Minnesota Corn Processors that ranged from $0.31 to $2.58, as compared to the proposed merger consideration of $2.90 per Class A unit.

      No company or transaction used in the analyses described under “— Selected Publicly Traded Comparable Companies Analysis” and “— Selected Comparable Acquisitions Analysis” is identical to Minnesota Corn Processors or the merger. Accordingly, an analysis of the results thereof necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the transaction or the public trading or other values of Minnesota Corn Processors or companies to which it is being compared. Mathematical analysis (such as determining the average or median) is not in itself a meaningful method of using comparable acquisition or company data. In addition, in performing such analyses, Morgan Lewins relied on projections prepared by research analysts at established securities firms that may or may not prove to be accurate.

      Discounted Cash Flow Analysis. Morgan Lewins performed discounted cash flow analyses to determine a range of present values for Minnesota Corn Processors based on financial projections prepared by the management of Minnesota Corn Processors. In calculating the discounted cash flow equity value per Class A unit, Morgan Lewins utilized the unlevered after-tax free cash flow estimates for a five-year projection period from 2002 to 2006 based on financial projections provided by the management of Minnesota Corn Processors, and applied an exit multiple range of 5.0x to 7.0x to the projected 2006 EBITDA. The unlevered free cash flows and exit values were then discounted to present values using discount rates ranging from 10.0% to 17.5%. This analysis indicated an implied equity valuation per Class A unit for Minnesota Corn Processors that ranged from $0.65 to $2.13, as compared to the proposed merger consideration ranging from $2.90 per Class A unit.

      Minnesota Corn Processors retained Morgan Lewins to act as its financial advisor in connection with the merger because the investment bankers at Morgan Lewins have substantial experience in transactions similar to the merger and because they are familiar with Minnesota Corn Processors and its business. The investment bankers at Morgan Lewins have regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, secondary distributions of listed and unlisted securities and private placements.

      Minnesota Corn Processors and Morgan Lewins entered into a letter agreement, dated April 16, 2002, relating to the financial advisory services to be provided by Morgan Lewins in connection with the merger. Pursuant to the terms of the engagement letter, Minnesota Corn Processors agreed to pay Morgan Lewins a fee of 0.375% of the aggregate consideration paid by ADM and ADM Milling in the merger for these services, a significant portion of which is contingent upon the consummation of the merger. In addition, the same letter agreement provided for Morgan Lewins to receive a fee of $150,000 for rendering a written opinion as to the fairness from a financial point of view to the holders of the Class A units of the consideration to be received in the merger. The opinion fee is not contingent on the consummation of the merger. Minnesota Corn Processors also agreed to reimburse Morgan Lewins for its reasonable out-of-pocket expenses incurred in connection with its advisory work, including certain fees and disbursements of its legal counsel, and to indemnify Morgan Lewins against certain liabilities relating to or arising out of the merger, including liabilities under the federal securities laws.

Selected Historical and Projected Financial Information

      The following table sets forth selected historical financial information for Minnesota Corn Processors. This information has been derived from the consolidated historical financial statements of Minnesota Corn Processors that have been filed with the Securities and Exchange Commission. Certain amounts related to the financial information for the years ended March 31, 1998, 1999 and 2000 have been reclassified to conform to the presentation of the financial information for the year ended December 31, 2001. The reclassification had no effect on net income (loss).

				Year Ended	Three Months
	Year Ended March 31,			December 31,	Ended March 31,

	1998	1999	2000	2001	2001	2002

					(unaudited)

	(in millions, except per unit data)
Net Revenues	$563.2	$585.0	$569.6	$620.4	$150.4	$141.1
Net Income (Loss)	(45.3)	6	11.1	21.4	(3.4)	(4.4)
EBITDA(1)	27.4	72.6	78.2	87.9	14.0	10.8
EBIT(2)	(15.8)	28.1	32.5	40.8	1.7	(1.5)
Capital Expenditures	12.7	13.9	18.8	31.7	5.5	7.4
Earnings (Loss) per Class A Unit	(0.331)	0.042	0.081	0.156	(0.025)	(0.032)
Book Value Per Class A Unit	—	—	—	—	—	1.23

(1)	EBITDA represents earnings (loss) before interest, income taxes, depreciation and amortization. It is presented to enhance an understanding of Minnesota Corn Processors’ operating results and ability to service debt and is not intended to represent cash flow or net earnings under generally accepted accounting principles. Minnesota Corn Processors’ use of EBITDA may not be comparable to similarly titled measures used by other companies.

(2)	EBIT represents earnings (loss) before interest and income taxes. It is presented to enhance an understanding of Minnesota Corn Processors’ operating results and ability to service debt and is not intended to represent cash flow or net earnings under generally accepted accounting principles. Minnesota Corn Processors’ use of EBIT may not be comparable to similarly titled measures used by other companies.

      Minnesota Corn Processors’ ratios of earnings to fixed charges were 1.41x for the fiscal year ended December 31, 2000, 2.04x for the fiscal year ended December 31, 2001 and 0.08x for the fiscal quarter ended March 31, 2002.

      Prior to the execution of the merger agreement, Minnesota Corn Processors provided representatives of ADM certain non-public business and financial information relating to Minnesota Corn Processors. This information included the following projections of net sales, net income, EBITDA, EBIT, capital expenditures and earnings per Class A unit of Minnesota Corn Processors for the fiscal years ended December 31, 2002 through 2005.

      The following table sets forth the summary of these forecasts:

	2002E	2003E	2004E	2005E	2006E

	(in thousands, except per unit data)
Net revenues	$598.6	$687.0	$766.4	$827.0	$882.2
Net income (loss)	(9.5)	1.0	21.0	37.2	61.9
EBITDA	54.6	64.6	85.3	101.3	125.1
EBIT	8.5	18.2	38.9	54.9	78.7
Capital expenditures	25.0	25.0	30.0	35.0	35.0
Earnings (loss) per Class A unit	(0.070)	0.010	0.154	0.272	0.453

      Minnesota Corn Processors does not as a matter of course make public forecasts as to future revenues, earnings or other financial information. Minnesota Corn Processors’ management forecasts were not prepared with a view to public disclosure or compliance with published guidelines of the Securities and Exchange Commission or the American Institute of Certified Public Accountants regarding prospective financial information. In addition, Minnesota Corn Processors’ management forecasts were not prepared with the assistance of or reviewed, compiled or examined by independent accountants, who, accordingly, assume no responsibility for them. Minnesota Corn Processors’ management forecasts reflect numerous assumptions, all made by Minnesota Corn Processors’ management, with respect to industry performance, general business, economic, market and financial conditions and other matters, all of which are difficult to predict and many of which are beyond Minnesota Corn Processors’ control. Accordingly, there can be no assurance that the assumptions made in preparing Minnesota Corn Processors’ management forecasts will prove accurate, and actual results may be materially greater or less than those contained in Minnesota Corn Processors’ management forecasts. Among the specific factors contributing to the risks and uncertainties inherent in Minnesota Corn Processors’ management forecasts are:

•	the cost of corn, which depends in large part on the crop size;

•	weather and other factors;

•	other raw material costs;

•	labor costs;

•	future prices for Minnesota Corn Processors’ products;

•	competition; and

•	changes in laws and regulations.

      The inclusion of Minnesota Corn Processors’ management forecasts in this proxy statement should not be regarded as an indication that Minnesota Corn Processors or any of Minnesota Corn Processors’ representatives, or officers and directors, consider such information to be an accurate prediction of future events or necessarily achievable. In light of the uncertainties inherent in forward-looking information of any kind, Minnesota Corn Processors cautions against reliance on such information.

      Minnesota Corn Processors believes that the projections were reasonable at the time they were made; however, you should not assume that the projections continue to be accurate or reflective of Minnesota

Corn Processors’ current view. The projections were disclosed to ADM and its representatives as a matter of ADM’s due diligence, and are included in this proxy statement on that account. None of Minnesota Corn Processors or ADM or any of their respective representatives has made or makes any representation to any person regarding the ultimate performance of Minnesota Corn Processors compared to the information contained in the projections, and none of them intends to update or otherwise revise the projections to reflect circumstances existing after the date when made or to reflect the occurrence of future events, even in the event that any or all of the assumptions underlying the projections are shown to be in error.

ADM, ADM Milling and ADM Acquisition’s Position Regarding Fairness of the Merger

      The rules of the Securities and Exchange Commission require ADM, ADM Milling and ADM Acquisition to express their views as to the fairness of the merger to holders of Minnesota Corn Processors’ Class A units. As described in more detail under “— Background of the Merger,” the terms of the merger agreement were negotiated at arm’s length between Minnesota Corn Processors and ADM. ADM, ADM Milling and ADM Acquisition believe the terms of the merger agreement and the merger are fair to unaffiliated holders of Minnesota Corn Processors’ Class A units based upon the following:

•	that the merger consideration of $2.90 per Class A unit represents a premium of 184% over the average trading price of the Class A units during May 2002 and a premium of 120% over the 52-week high trading price for the Class A units, which occurred in November 2001;

•	that the merger consideration represents a 135% premium over the book value of approximately $1.23 per Class A unit at March 31, 2002;

•	that members of Minnesota Corn Processors’ board of directors, none of whom are employees of Minnesota Corn Processors, determined that the merger agreement and the merger are advisable and in the best interests of Minnesota Corn Processors and the holders of Class A units; and

•	that eligible Class A members will be asked to consider and vote upon approval of the merger agreement and the merger; none of ADM, ADM Milling or ADM Acquisition will be entitled to participate in that vote.

      ADM, ADM Milling and ADM Acquisition did not consider liquidation value to be a relevant valuation methodology because there was no intent to liquidate Minnesota Corn Processors as a part of the merger, and a liquidation sale of individual assets at several locations was not likely to lead to per-unit proceeds in excess of that offered under the merger agreement. None of ADM, ADM Milling or ADM Acquisition identified any aspects of the merger that may have a negative impact on the unaffiliated holders of Minnesota Corn Processors’ Class A units, other than that, following consummation of the merger, the current holders of Class A units would no longer be able to participate, directly or indirectly, in any increases or decreases in the value of Minnesota Corn Processors’ businesses and properties unless they reinvest their proceeds from the merger in ADM’s securities.

      ADM, ADM Milling and ADM Acquisition did not receive any report, opinion or appraisal from any outside party that is materially related to the merger agreement or the merger.

      Because of the variety of factors considered by ADM, ADM Milling and ADM Acquisition, the companies did not find it practicable to make specific assessments of, quantify or otherwise assign relative weights to the specific factors considered. The determination was made after consideration of all of the factors together. The belief of ADM, ADM Milling and ADM Acquisition expressed above should not be construed as a recommendation to eligible Class A members to vote to approve the merger agreement and the merger.

Interests of Directors and Executive Officers of Minnesota Corn Processors in the Merger

      In considering the recommendation of Minnesota Corn Processors’ board of directors that eligible Class A members vote in favor of approving the merger agreement and the merger, Minnesota Corn

Processors’ Class A members should be aware that some of Minnesota Corn Processors’ directors and executive officers have interests in the merger that are different from, or in addition to, the interests of holders of Minnesota Corn Processors’ Class A units generally. Minnesota Corn Processors’ board of directors was aware of and considered these interests when it considered and approved the merger agreement.

Change of Control Agreements

      Minnesota Corn Processors has entered into change of control agreements dated April 22, 2002 with eight key executives of Minnesota Corn Processors that provide for cash payments to these executives upon the occurrence of a change of control of Minnesota Corn Processors. Minnesota Corn Processors entered into these agreements for the purpose of providing a financial incentive to these key executives to remain in the employ of Minnesota Corn Processors in light of the prospect, at the time these agreements were entered into, that Minnesota Corn Processors may be acquired by ADM or another party. In approving these agreements, the board of directors of Minnesota Corn Processors considered the significant detriment to the company that could occur if one or more of these key executives were to terminate their employment with the company prior to the completion of any change of control transaction that the board of directors believed to be in the best interests of the holders of Class A units. The board of directors of Minnesota Corn Processors also considered the likelihood that one or more of these key executives would terminate their employment with the company prior to the completion of a change of control transaction in light of the prospect that their employment may be terminated by the acquiring company following the completion of such a transaction. Finally, the board of directors took into account that none of these executives has stock options or other forms of equity-based compensation that would otherwise encourage these persons to continue their employment through the completion of a change of control transaction. The consummation of the merger will constitute a change of control under each of these agreements.

      The change of control payments to seven of the executives of Minnesota Corn Processors are based on an annual base compensation amount that is determined to be the sum of:

•	the executive’s highest salary for any of the three years immediately prior to the merger or the current annual salary, whichever is higher;

•	the executive’s highest bonus in any of the three years preceding the merger;

•	the highest amount paid by Minnesota Corn Processors with respect to the executive’s allocable share of Minnesota Corn Processors’ life and health insurance premiums in any of the three years preceding the merger;

•	the highest amount of possible pension contributions made by Minnesota Corn Processors with respect to the executive in any of the three years preceding the merger; and

•	the highest amount of possible 401(k) contributions made by Minnesota Corn Processors with respect to the executive in any of the three years preceding the merger.

      The annual base compensation for the other key executive of Minnesota Corn Processors is determined on a slightly different basis because this key executive serves, at the request of Minnesota Corn Processors, as the chief executive officer of a joint venture in which Minnesota Corn Processors has a 50% joint venture interest. The change of control payment for this key executive is based on an annual base compensation amount that is determined to be the sum of:

•	the dollar amount specified in a schedule attached to the change of control agreement representing an amount of salary and bonus that would have been paid to this key executive for the current year if he had retained his prior position with Minnesota Corn Processors rather than his current position with the joint venture;

•	the highest amount paid by Minnesota Corn Processors with respect to the executive’s allocable share of Minnesota Corn Processors’ life and health insurance premiums in any of the three years preceding the merger;

•	the highest amount of possible pension contributions made by Minnesota Corn Processors with respect to the executive in any of the three years preceding the merger; and

•	the highest amount of possible 401(k) contributions made by Minnesota Corn Processors with respect to the executive in any of the three years preceding the merger.

      The annual base compensation for each key executive is then increased by an annual interest factor of 3% compounded annually for each full year of service since the executive commenced employment with Minnesota Corn Processors to derive the executive’s adjusted annual compensation. The change of control payment is an amount equal to 5.26 times the adjusted annual compensation, an amount calculated to provide each executive with the approximate equivalent of 3 times the adjusted annual compensation for such executive after payment of federal and state income taxes. The change of control payment is payable in cash in a lump sum upon the occurrence of a change of control of Minnesota Corn Processors.

Chief Executive Officer’s Employment Agreement

      In April 2002, Minnesota Corn Processors entered into a three-year employment agreement with L. Daniel Thompson, President and Chief Executive Officer of the company, that replaced the prior agreement that was entered into on April 1, 2000 and that would have terminated on March 31, 2003, subject to automatic renewal for a one-year period on April 1 of each year commencing April 1, 2003 unless Minnesota Corn Processors were to give Mr. Thompson a written termination notice at least six months prior to the end of the term of the employment agreement or any renewal term. Consistent with prior practice, Minnesota Corn Processors and Mr. Thompson had informally agreed to commence discussions regarding a new employment agreement at least one year prior to the expiration of the original term of the employment agreement on March 31, 2003. As a result of these discussions, the new employment agreement was entered into to replace the prior agreement. This new agreement contains a change in control provision that provides for the payment, in the event of a change of control of Minnesota Corn Processors, of the greater of:

•	the annual base compensation of $330,000; or

•	the full amount of the unpaid compensation amounts that would be payable through the termination of the employment agreement on March 31, 2005.

Amendment to the Supplemental Executive Retirement Plan

      Minnesota Corn Processors has adopted a Supplemental Executive Retirement Plan to pay benefits to selected employees. On June 28, 2002, this plan was amended to allow election of payments due under the plan by plan participants upon a change of control. The consummation of the merger will constitute a change of control under the plan. The plan provides for cash payments to the employees involved to be received at each employee’s election of:

•	monthly amounts owed for 240 calendar months;

•	the sum reflecting the net present value to which the employee is entitled under the plan on the date of the closing that creates the change of control; or

•	the sum reflecting the net present value to which the employee is entitled under the plan at any time during the next calendar year after the year in which the change of control occurred.

Severance Plan

      Minnesota Corn Processors adopted a severance plan in May 2002 that provides severance benefits for each full-time employee of Minnesota Corn Processors whose employment is terminated, other than for cause, within a specified period following a change of control of Minnesota Corn Processors. The severance payment amount will be four weeks of compensation for each completed year of service with Minnesota Corn Processors at the time of the termination of employment, subject to a minimum of 12 weeks of compensation and a maximum of 52 weeks of compensation. The merger will constitute a change of control under this severance plan.

      The consummation of the merger will constitute a change of control under each of the agreements and the Supplemental Executive Retirement Plan described above. The total payments that would be made to executives under these agreements and the plan upon consummation of the merger would be $20,136,633 if all of the employees under the plan elect to be paid out in monthly amounts over 240 calendar months, and $16,609,379 if all of the employees under the plan elect to receive the net present value amount. The maximum amount of severance benefits payable to the executive officers, assuming they were all terminated immediately following the completion of the merger, would be $694,497.

Indemnification and Insurance

      Under the merger agreement, ADM has agreed that all rights of present and former directors and officers of Minnesota Corn Processors to indemnification will continue for at least six years after the merger. ADM, ADM Milling or Minnesota Corn Processors will also maintain in effect directors’ and officers’ liability insurance policies for a period of six years following the consummation of the merger. See “The Merger Agreement – Additional Agreements – Indemnification and Insurance.”

Purpose of the Merger

      The merger’s purpose is to allow holders of Minnesota Corn Processors’ Class A units to maximize the value of their investment in Minnesota Corn Processors. In arriving at its determination to approve the merger and its determination that the merger agreement and the merger are advisable and in the best interests of the holders of Class A units, the board of directors of Minnesota Corn Processors considered the opportunity the merger would provide to secure a premium for holders of Class A units over recent trading prices of the Class A units. The board of directors also considered the prospects for future price appreciation of the Class A units in the foreseeable future if Minnesota Corn Processors remained an independent company, as further described above under “— Reasons for the Merger; Recommendation of Minnesota Corn Processors’ Board of Directors.”

      The purpose of the merger is also for ADM to acquire all of the equity interests in Minnesota Corn Processors that it does not already own. As part of ADM’s ongoing review of the markets in which it operates, it believes that there are current opportunities for growth in the ethanol and high fructose corn sweetener markets. As a result, ADM believes that its acquisition of Minnesota Corn Processors at this time will be beneficial to ADM because Minnesota Corn Processors’ operations in those markets provide potential opportunities for expansion. ADM recognizes that its investment decision is based on several assumptions, estimates, projections and judgments regarding the current status and future performance of Minnesota Corn Processors. Minnesota Corn Processors’ actual results may differ materially from those contemplated by ADM, which could reduce or eliminate the value of ADM’s investment in Minnesota Corn Processors.

      As of August 9, 2002, ADM beneficially owned 100% of the Class B units of Minnesota Corn Processors and, as a result, had an interest in approximately 30% of the net book value and earnings of Minnesota Corn Processors. This net book value represented approximately $115.5 million (based on Minnesota Corn Processors’ unit holders’ equity on March 31, 2002). ADM’s interest in Minnesota Corn Processors’ net earnings represented approximately $6.1 million for the fifty-two week period ended March 31, 2002. After the merger, ADM will own approximately 99% of Minnesota Corn Processors’ equity units (with a net book value of approximately $281.8 million) and, as a result, will have an interest in approximately 99% of the net earnings of Minnesota Corn Processors. ADM’s interest in Minnesota Corn Processors’ net earnings after the merger would have represented approximately $20.2 million for the fifty-two week period ended March 31, 2002.

      As of August 9, 2002, ADM Milling did not beneficially own any units of Minnesota Corn Processors. After the merger, ADM Milling will own approximately 1% of Minnesota Corn Processors’ equity units (with a net book value of approximately $1.7 million) and, as a result, will have an interest in approximately 1% of the net earnings of Minnesota Corn Processors. ADM Milling’s interest in Minnesota Corn Processors’ net earnings after the merger would have represented approximately $0.2 million for the fifty-two week period ended March 31, 2002.

      Minnesota Corn Processors is undertaking the transaction now primarily because the benefits presented by the merger may not be available to Minnesota Corn Processors’ Class A unit holders in the future, and for the reasons set forth above in “— Reasons for the Merger; Recommendation of Minnesota Corn Processors’ Board of Directors.”

      The merger has been structured as a merger of ADM Acquisition with and into Minnesota Corn Processors in order to permit the acquisition of Minnesota Corn Processors in a single step and the preservation of Minnesota Corn Processors’ identity and existing contractual arrangements with third parties. The merger was structured as a cash transaction because that was the consideration offered by ADM.

Effects of the Merger

      Pursuant to the merger agreement, ADM Acquisition will be merged with and into Minnesota Corn Processors, with Minnesota Corn Processors surviving the merger. As a result of the merger:

•	each Class A unit issued and outstanding immediately before the merger will be converted into the right to receive $2.90 in cash per unit, without interest, subject to reduction for any unpaid financial obligations to Minnesota Corn Processors relating to the 1996 loss payable referred to in Minnesota Corn Processors’ operating agreement and any applicable withholding taxes;

•	ADM and ADM Milling will own all of the Class A units;

•	Minnesota Corn Processors will become a subsidiary of ADM and will be owned approximately 99% by ADM and 1% by ADM Milling; and

•	the articles of organization of Minnesota Corn Processors will remain the articles of organization of the surviving company, but Minnesota Corn Processors’ operating agreement will be terminated.

      In addition, as a result of the merger, holders of Minnesota Corn Processors’ Class A units will not have any interest in Minnesota Corn Processors’ net book value and net earnings following the merger and will not have the opportunity to participate in any future earnings, losses, growth or decline. ADM and ADM Milling will own 100% of the equity interests in the surviving company and will be entitled to 100% of the net book value and net earnings and losses of the surviving company. ADM and ADM Milling will be entitled to all benefits resulting from their interest in the net book value and net earnings and losses of the surviving company. This includes the right to all income generated by the surviving company’s operations and any future increase in the surviving company’s value. Similarly, ADM and ADM Milling will also bear all the risk of losses generated by the surviving company’s operations and any future decrease in the value of the surviving company. Holders of Minnesota Corn Processors’ Class A units will cease to have any ownership interests in Minnesota Corn Processors or rights as unit holders after the merger.

Plans for Minnesota Corn Processors

      Except for the merger, none of Minnesota Corn Processors, ADM, ADM Milling or any of their respective directors and executive officers have any present plans or proposals that relate to, or will result in, any extraordinary transaction, such as a reorganization or liquidation involving Minnesota Corn Processors or any of its subsidiaries and any third party; a purchase, sale or transfer of a material amount of the assets of Minnesota Corn Processors or its subsidiaries to any third party; or any other material changes in Minnesota Corn Processors’ capitalization, dividend policy, indebtedness, structure or business. Following the completion of the merger, ADM and ADM Milling will, however, continue to evaluate Minnesota Corn Processors’ business, operations, company structure and organization and will make such changes as they deem appropriate.

      As a result of the completion of the merger:

•	the Class B units of Minnesota Corn Processors will continue to be held by ADM;

•	the registration of the Class A units under the Securities Exchange Act will be terminated, and Minnesota Corn Processors will cease filing periodic reports under the Exchange Act; and

•	ADM will be entitled to appoint all of the executive officers and directors of Minnesota Corn Processors.

ADM intends to replace the entire board of directors of Minnesota Corn Processors after the merger, but has no arrangement or understanding with any executive officer of Minnesota Corn Processors regarding the retention of his or her position after the merger.

Estimated Fees and Expenses of the Merger

      Whether or not the merger is completed, in general, all fees and expenses incurred in connection with the merger will be paid by the party incurring those fees and expenses. Fees and expenses of Minnesota Corn Processors with respect to the merger are estimated at the time of mailing this proxy statement to be as follows:

Description	Amount

Filing fees	$36,450
Legal, accounting and financial advisors’ fees and expenses	5,950,000
Printing, mailing and solicitation costs	200,000
Miscellaneous expenses	313,550

Total	$6,500,000

      Fees and expenses of ADM with respect to the merger are estimated at the time of mailing this proxy statement to be as follows:

Description	Amount

Regulatory fees	$280,000
Legal and accounting fees and expenses	290,000
Miscellaneous expenses	10,000

Total	$580,000

      These expenses, or any variation from these estimates, will not reduce the merger consideration the holders of the Class A units will receive.

Federal Income Tax Consequences of the Merger

      The following discussion summarizes the federal income tax considerations anticipated to be material to a holder of Class A units of Minnesota Corn Processors in connection with the merger. The discussion does not intend to be exhaustive of all possible tax considerations; for example, the discussion does not contain a description of any state, local or foreign tax considerations. In addition, the summary discussion is intended to address only those federal income tax considerations that are generally applicable to a holder of Class A units of Minnesota Corn Processors that holds Class A units as a capital asset, and it does not discuss all aspects of federal income taxation that might be relevant to a specific holder in light of its particular investment or tax circumstances. The information in the following summary discussion is based on the current versions of the following:

•	the Internal Revenue Code;

•	current, temporary and proposed Treasury regulations promulgated under the Internal Revenue Code;

•	the legislative history of the Internal Revenue Code;

•	current administrative interpretations and practices of the Internal Revenue Service; and

•	court decisions.

No assurance can be given that future legislation, Treasury regulations, administrative interpretations and court decisions will not significantly change the current law or adversely affect existing interpretations of the federal income tax laws. Any such change could apply retroactively, and none of ADM, ADM Milling or Minnesota Corn Processors will undertake to inform the holders of Class A units of Minnesota Corn Processors of any such change. No assurance can be provided that the statements set forth in the following summary discussion would not be challenged by the IRS or would be sustained by a court if so challenged.

      The discussion is not intended to be, and should not be construed by the holders of Class A units of Minnesota Corn Processors as, tax advice. The holders of Class A units of Minnesota Corn Processors are urged to consult with their own tax advisors to determine the federal, state, local and foreign tax consequences of the merger.

      For federal income tax purposes, the merger will be a taxable transaction and will result in the recognition of taxable income by the holders of Class A units of Minnesota Corn Processors. Minnesota Corn Processors believes that, although it is not free from doubt, it is likely that the merger will be treated as a sale by the holders of Class A units of Minnesota Corn Processors of their units of Minnesota Corn Processors to ADM and ADM Milling in exchange for the merger consideration. Assuming that treatment, the merger will be treated as a taxable disposition by the holders of their Class A units on which gain or loss would be recognized. The gain or loss would equal the difference between the amount realized from the disposition and the holder’s adjusted tax basis in the units disposed of. Holders of the Class A units are urged to consult with their tax advisors regarding the proper calculation of their individual amount realized and adjusted tax basis.

      Except to the extent provided in section 751 of the Internal Revenue Code, as discussed below, a holder of Class A units of Minnesota Corn Processors who holds the units as capital assets, within the meaning of section 1221 of the Internal Revenue Code, will recognize capital gain or loss on the disposition of those units. To the extent that the Class A units have been held by the holder for more than one year, the gain or loss generally will be taxable as long-term capital gain or loss. In the case of noncorporate taxpayers such as individuals, trusts or estates, long-term capital gain generally is subject to a maximum federal income tax rate of 20%. However, in the case of capital gain realized on the sale of partnership interests such as the units, the maximum applicable rate generally will be 25% to the extent that the gain is attributable to the holder’s share of real estate depreciation deductions previously taken by Minnesota Corn Processors. To the extent that the units have been held for one year or less, the gain or loss generally will be taxable as short-term capital gain or loss.

      Under section 751 of the Internal Revenue Code, the amount realized by a holder of Class A units of Minnesota Corn Processors in exchange for the holder’s units that is attributable to Minnesota Corn Processors’ “unrealized receivables” or “inventory items” is required to be treated as an amount realized from the sale or exchange of property that is not a capital asset. In general, Minnesota Corn Processors’ “unrealized receivables” include, without limitation, amounts not previously includible in income attributable to rights of payment for the sale of non-capital assets or for services rendered or to be rendered, and certain real and personal property to the extent that gain on the sale of that property would be taxed as ordinary income if it were sold or exchanged. Amounts realized attributable to Minnesota Corn Processors’ inventory would also be subject to the rules of section 751. A holder’s income or loss from such property is equal to the income or loss from such property that would have been allocated to the holder if Minnesota Corn Processors had sold all its property at fair market value immediately prior to the merger. The difference between the amount of capital gain or loss that the holder would recognize in the absence of section 751 and the amount of ordinary income or loss determined above is the holder’s amount of capital gain or loss on the exchange. Under certain circumstances, the rules of section 751 could require a holder of Class A units of Minnesota Corn Processors to report ordinary income on the sale of units even if the overall sale was at a loss. Holders of Class A units are urged to consult their tax advisors as to the possible effect of section 751 on their disposition of their units.

Regulatory Approvals Required for the Merger

      Under the HSR Act, mergers over a certain value may not be completed until the companies have made filings with the appropriate regulatory agencies and the waiting period under the HSR Act has expired or been terminated.

      Minnesota Corn Processors and ADM each filed with the Federal Trade Commission and the Department of Justice the notification and report form required for the merger under the HSR Act, which was filed by ADM on June 4, 2002 and by Minnesota Corn Processors on June 5, 2002.

      Minnesota Corn Processors and ADM entered into a letter agreement, dated July 3, 2002, with the Department of Justice regarding the proposed merger. On July 5, 2002, the Department of Justice sent to Minnesota Corn Processors and ADM a request for additional information or documentary materials. In lieu of complying with the Department of Justice’s request for additional information, the letter agreement provides that Minnesota Corn Processors and ADM will negotiate a proposed final judgment with the Department of Justice. The proposed final judgment would require that Minnesota Corn Processors and ADM take the actions necessary to dissolve CornProductsMCP Sweeteners LLC, a joint venture between Minnesota Corn Processors and Corn Products International, Inc., on or before December 31, 2002. The proposed final judgment will also include provisions to maintain the competitive status quo until the joint venture is dissolved. The joint venture agreement between Minnesota Corn Processors and Corn Products International, Inc. allows either party to terminate the joint venture by giving written notice to the other party. The joint venture agreement was amended in June 2002 to allow Minnesota Corn Processors to terminate the joint venture, effective as of December 31, 2002, by giving written notice of termination on or before September 30, 2002. The joint venture agreement requires Minnesota Corn Processors to make a termination payment of $10 million to Corn Products International, Inc. on December 31, 2002 if this notice is given on or before September 30, 2002.

      If Minnesota Corn Processors and ADM enter into a proposed final judgment, they agree to sign a stipulation to abide by and comply with the provisions of the proposed final judgment pending entry of the final judgment by a court. The Department of Justice has agreed to file the proposed final judgment on the next business day after it receives notice from the parties confirming that all conditions to the merger have been satisfied or waived. The Department of Justice will terminate the waiting period under the HSR Act and the parties will be permitted to consummate the merger upon the filing of the proposed final judgment with the court.

      Minnesota Corn Processors and ADM have agreed to promptly notify the Department of Justice if they decide to respond to the Department of Justice’s second requests for additional information and to commence the 30-day waiting period under the HSR Act instead of negotiating the proposed final judgment discussed above. If the parties decide to comply with the second requests, they have agreed to make their executive officers available for depositions in Washington, DC before the 30-day waiting period expires.

      If the Department of Justice files a complaint challenging the merger, the parties have agreed not to consummate the merger until 15 days after the court rules on the merits of the Department of Justice’s complaint. The parties have also agreed to consent to the Department of Justice’s request for a trial date, which will not be more than 180 days after expiration of the 30-day waiting period.

      The letter agreement prohibits the parties from initiating a declaratory judgment action against the Department of Justice regarding the merger.

      Except for the matters described above, Minnesota Corn Processors is not aware of any significant regulatory approvals currently required for the merger.

Appraisal Rights

      Under Colorado law and Minnesota Corn Processors’ operating agreement, Class A members will not have the ability to demand an appraisal of their Class A units if they dissent from the proposal to approve the merger.

Transactions Between the Parties

      ADM currently owns all of the outstanding Class B units of Minnesota Corn Processors, which are non-voting units. As long as ADM holds at least one-third of the outstanding Class B units, Minnesota Corn Processors’ operating agreement prohibits its board of directors and Class A members from authorizing or approving, without the prior consent of ADM, any of the following:

•	a material change in the principal business of the company;

•	a change in control or allowing a change in control to occur, unless ADM is entitled to be paid in full on the same terms and conditions as the holders of the Class A units, but ADM is not required to accept such offer;

•	the sale, lease, liquidation, exchange, disposal or other transfer of substantially all of the assets of the company; or

•	a capital expenditure project (excluding any project required by law, including but not limited to capital expenditures necessary to achieve or maintain compliance with applicable environmental laws) that would involve the expenditure by the company of more than $250,000.

ADM may not unreasonably withhold its consent for any of the foregoing transactions. In determining whether ADM is acting reasonably, ADM’s actions are viewed in the context of a lender or a passive investor.

      ADM has consented to the merger. Minnesota Corn Processors has obtained the prior consent of ADM for capital expenditure projects that involved the expenditure by the company of more than $250,000 (excluding those projects required by law) seven times in the last five years. In each case, ADM has promptly consented to the proposed capital expenditure projects. In none of these situations did ADM use the opportunity to withhold consent from, seek to offer advice to or otherwise direct the management or policies of Minnesota Corn Processors.

      Certain modifications to Minnesota Corn Processors’ operating agreement also require the consent of ADM.

THE MERGER AGREEMENT

General

      The following is a summary of the material terms of the merger agreement. The complete text of the merger agreement is attached as Annex A to this proxy statement and incorporated by reference herein. We encourage you to read the merger agreement in its entirety.

Structure of the Merger

      Under the merger agreement, ADM Acquisition will merge with and into Minnesota Corn Processors. As a result of the merger, Minnesota Corn Processors will become a subsidiary of ADM, and ADM and ADM Milling will own all of the membership units of Minnesota Corn Processors.

Closing; Effective Time

      The merger will become effective when Minnesota Corn Processors makes the required filing with the Colorado Secretary of State. Minnesota Corn Processors expects that the filing will be made, and the merger will be completed, shortly after the special meeting of Class A members of Minnesota Corn Processors, assuming at least two-thirds of eligible Class A members who vote in person, by proxy or by absentee ballot at the special meeting approve the merger and the other conditions in the merger agreement are satisfied or waived. See “— Conditions to the Completion of the Merger” below for a discussion of those other conditions.

Payment Procedures

      At or before the effective time of the merger, ADM and ADM Milling will deposit with their disbursing agent, for the benefit of the holders of Class A units, cash sufficient to pay the total amount to be paid in exchange for the Class A units outstanding immediately before the merger. Promptly after the merger, the disbursing agent will mail to each holder of Class A units a letter of transmittal and instructions regarding how to surrender unit certificates for payment. Holders of unit certificates who surrender their certificates together with a duly completed and executed letter of transmittal will be entitled to receive $2.90 in cash per unit, without interest, subject to reduction for any unpaid financial obligations to Minnesota Corn Processors relating to the 1996 loss payable referred to in Minnesota Corn Processors’ operating agreement and any applicable withholding taxes.

      If holders of Class A units sell their Class A units prior to the merger, the right to receive the $2.90 in cash will pass to the person to whom the holder transferred the Class A units. After completion of the merger, there will be no more transfers of certificates representing the Class A units on the records of Minnesota Corn Processors or its transfer agent.

      If payment is to be made to a person other than the person in whose name the unit certificate surrendered is registered, it will be a condition of payment that the certificate so surrendered be properly endorsed or otherwise in proper form for transfer and that the person requesting payment pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the amount due under the merger agreement, or that this person establish to the satisfaction of ADM and ADM Milling that all of these taxes have been paid or are not applicable.

      Any portion of the payment fund held by the disbursing agent that remains unclaimed by holders of Class A units after one year following the close of the merger may be returned to ADM and ADM Milling. After these funds are returned, holders of Class A units must look only to ADM and ADM Milling for payment of the amounts due them under the merger agreement.

      Until delivered to the disbursing agent, the holder bears the risk of loss and title to the certificate. If the holder submits an affidavit to the disbursing agent stating that the certificate has been lost, destroyed or stolen, ADM and ADM Milling may require the owner of the lost, destroyed or stolen certificate to post a bond in a reasonable amount (the cost of which shall not exceed 1% of the aggregate amount of the merger consideration payable in respect of the Class A units represented by the certificate) as indemnity against any claim that may be made with respect to the certificate alleged to have been lost, destroyed or stolen.

      Holders of Class A units should not send in their unit certificates until they receive a transmittal letter from the disbursing agent.

Representations and Warranties

      The merger agreement contains customary representations and warranties by Minnesota Corn Processors to ADM relating to:

•	company organization, standing and qualification;

•	capitalization;

•	authorization, execution and enforceability of the merger agreement;

•	whether entering into the merger agreement will conflict with Minnesota Corn Processors’ governing documents, require consents or governmental approvals, or violate any laws, regulations or Minnesota Corn Processors’ existing agreements;

•	documents filed by Minnesota Corn Processors with the Securities and Exchange Commission, including financial statements, and disclosure of liabilities;

•	documents filed by Minnesota Corn Processors with the Colorado Secretary of State and the filings required by the premerger notification requirements of the HSR Act and the rules and regulations thereunder;

•	the contents of this proxy statement;

•	the absence of material changes or events;

•	tax matters;

•	litigation;

•	owned property;

•	material contracts;

•	intellectual property;

•	compliance with applicable laws and permitting and licensing requirements;

•	brokers’ and finders’ fees with respect to the merger;

•	employees and employee benefit plans;

•	environmental matters;

•	labor matters;

•	insurance;

•	the opinions of Minnesota Corn Processors’ financial advisors; and

•	company books and records.

None of the representations and warranties of Minnesota Corn Processors will survive the consummation of the merger.

Conduct of Business

      During the period from the date of the merger agreement to the consummation of the merger, Minnesota Corn Processors must comply with agreements relating to the conduct of its business, except as otherwise permitted by the merger agreement or as consented to by ADM.

      Minnesota Corn Processors has agreed that it will:

•	use reasonable best efforts to preserve its assets, technology and business organizations and to maintain its rights and franchises;

•	use reasonable best efforts to keep available the services of its key employees;

•	use reasonable best efforts to maintain its existing relationships with customers, suppliers and others having significant business relationships with it, except for the dissolution of CornProductsMCP Sweeteners LLC (referred to as the CPMCP joint venture); and

•	conduct its business and operations in the ordinary and usual course consistent with past practice.

      The merger agreement prohibits Minnesota Corn Processors, except as otherwise permitted by the merger agreement or as consented to by ADM, from taking specific actions, including:

•	making any changes in its equity capital structure;

•	purchasing any of its equity securities;

•	declaring any dividend or making any other distribution with respect to its equity securities;

•	amending its organizational documents;

•	issuing any equity securities;

•	purchasing capital assets or making capital expenditures, with specified permitted exceptions;

•	purchasing any business or the stock of any corporation, or merging or consolidating with any entity;

•	selling, leasing, licensing, encumbering or otherwise disposing of its assets, except in the ordinary course of business consistent with past practice;

•	incurring, assuming or guaranteeing indebtedness for money borrowed, with specified permitted exceptions;

•	entering into new benefit plans or programs, or severance or employment agreements;

•	granting increases in compensation or benefits of employees, officers or directors, except as required by existing agreements or in the ordinary course of business consistent with past practice;

•	entering into or negotiating collective bargaining agreements, except as required by law or existing agreements;

•	changing or modifying existing accounting methods, principles or practices, other than as required by generally accepted accounting principles;

•	entering into or adversely modifying material contracts, other than to dissolve the CPMCP joint venture;

•	paying or satisfying any material claims, with specified permitted exceptions;

•	releasing, granting or transferring rights of material value, other than in the ordinary course of business consistent with past practice;

•	entering into agreements or arrangements with affiliates other than Minnesota Corn Processors’ wholly owned subsidiaries (and other than agreements necessary to implement the dissolution of the CPMCP joint venture);

•	relinquishing material contractual or other rights or claims, with specified permitted exceptions;

•	knowingly disposing of any trade secret or material intellectual property right or permitting to lapse any material intellectual property right, with specified permitted exceptions; or

•	taking or failing to take actions that would be reasonably likely to result in any of the conditions to the merger not being satisfied, or preventing, materially delaying or materially impeding the consummation of the merger, with specified permitted exceptions.

      In addition, Minnesota Corn Processors has agreed to use reasonable efforts to obtain any third-party consents necessary or advisable to consummate the merger and to notify ADM of the failure to obtain any such consents.

Additional Agreements

Board of Directors’ Covenant to Recommend

      Minnesota Corn Processors has agreed that its board of directors will recommend approval of the merger by Minnesota Corn Processors’ eligible Class A members and will use its reasonable best efforts to solicit proxies in connection with the meeting in favor of the merger proposal. However, Minnesota Corn Processors’ board need not recommend approval of the merger nor need it solicit those proxies if Minnesota Corn Processors has received a superior third-party acquisition proposal and the board determines that it wishes to recommend approval of the superior third-party acquisition proposal. The concept of a “superior third-party acquisition proposal” is explained below under “— No Solicitation.”

No Solicitation

      Minnesota Corn Processors may not, and may not permit any of its officers, directors, financial advisors or other agents or representatives to, take any action to solicit any third-party acquisition offer or proposal.

      If Minnesota Corn Processors receives a third-party acquisition offer or proposal, then Minnesota Corn Processors and its officers, directors, financial advisors or other agents or representatives may:

•	engage in discussions or negotiations concerning the offer or proposal;

•	disclose non-public financial information, or any other non-public confidential or proprietary trade or business information, relating to Minnesota Corn Processors;

•	afford access to its properties, books or records; or

•	otherwise cooperate in any way with any person or group that it has reason to believe is considering a third-party acquisition offer or proposal only if Minnesota Corn Processors has received from the offeror an executed confidentiality agreement that is no less favorable to Minnesota Corn Processors than the confidentiality agreement between Minnesota Corn Processors and ADM, and Minnesota Corn Processors must provide to ADM all information provided to the offeror on a substantially concurrent basis and, before entering into discussions with such an offeror, Minnesota Corn Processors’ board of directors determines in good faith, after consulting with its outside legal counsel and financial advisors, that the offer is reasonably likely to be more favorable to the holders of Class A units of Minnesota Corn Processors than the acquisition by ADM and ADM Milling of the Class A units of Minnesota Corn Processors and that financing, to the extent required, is committed or, in the good faith judgment of the board, is reasonably capable of being obtained by the offeror. We sometimes refer to a third-party acquisition offer that meets this requirement as a “superior acquisition proposal.”

      Minnesota Corn Processors has also agreed to advise ADM promptly of any third-party acquisition offer or any inquiry or request for information that Minnesota Corn Processors reasonably believes could lead to a third-party acquisition offer and the terms and conditions thereof, including the identity of the person making the offer, request or inquiry. Minnesota Corn Processors is required to keep ADM informed in all material respects of the status and details of any third-party acquisition offer.

Employee Benefit Arrangements

      ADM has agreed that, following the consummation of the merger, for purposes of determining eligibility, vesting and entitlement, but not benefit accrual, for employees employed by Minnesota Corn Processors or its subsidiaries at the time of the merger, such employees will receive credit for all pre-merger service with Minnesota Corn Processors or any subsidiary under any compensation, severance, welfare, pension, benefit or savings plan of ADM or any of its subsidiaries, with the exception of retiree medical and health care plans.

Indemnification and Insurance

      ADM has agreed that all rights to indemnification, expense advancement and exculpation existing in favor of present or former directors, officers or employees of Minnesota Corn Processors or any of its subsidiaries under the articles of organization, operating agreement or similar organizational documents of Minnesota Corn Processors or any of its subsidiaries or by law as in effect on the date of the merger agreement will continue in effect for a period of at least six years after the effective time of the merger. ADM has also agreed, for at least six years following the merger, to cause the surviving company to maintain in effect either:

•	the current policy of directors’ and officers’ liability insurance maintained by Minnesota Corn Processors with respect to claims arising from facts or events that occurred at or before the merger; or

•	a run-off policy or endorsement with respect to the current policy maintained by Minnesota Corn Processors for claims asserted within six years after the merger arising from facts or events that occurred at or before the merger.

However, if the amount of the insurance coverage required to maintain the current Minnesota Corn Processors policy exceeds 150% of the amount currently expended by Minnesota Corn Processors for that insurance coverage, ADM is required to maintain or provide only the most advantageous policies obtainable for an annual premium equal to no more than 150% of the amount currently expended by Minnesota Corn Processors for that insurance coverage. In each case, the policy will name as insureds all present and former directors and officers of Minnesota Corn Processors or its subsidiaries.

Satisfaction of Conditions to the Merger; Notification

      Each of Minnesota Corn Processors and ADM has agreed to use reasonable efforts to take all actions necessary or advisable under applicable laws and regulations to complete the merger, including using reasonable efforts to cause the conditions precedent set forth under “— Conditions to the Completion of the Merger” below to be satisfied.

Expenses

      Whether or not the merger is completed, Minnesota Corn Processors and ADM will each pay its own costs and expenses incurred in connection with the merger agreement and the merger.

Conditions to the Completion of the Merger

      Minnesota Corn Processors and ADM are required to complete the merger only if the following conditions are met:

•	Minnesota Corn Processors’ eligible Class A members have approved the merger agreement and the merger;

•	all waiting periods under the HSR Act have expired or been terminated;

•	other than matters contemplated by the letter agreement among the Department of Justice, Minnesota Corn Processors and ADM, there is no pending litigation or administrative proceeding by any governmental, regulatory or administrative entity requesting an injunction, writ, order, judgment or decree that is reasonably likely to result in an order that restrains or prohibits the completion of the merger or would have a material adverse effect on the combined company if the merger is completed; and

•	there is no injunction, writ, order, judgment or decree directing that any of the transactions contemplated by the merger agreement not be completed.

The conditions described above may be waived by both ADM and Minnesota Corn Processors together, to the extent permitted under applicable law.

      The obligation of each party to effect the merger is subject to the satisfaction or waiver of the following additional conditions:

•	the representations and warranties of the other party contained in the merger agreement are true and correct in all material respects both as of the date of the merger agreement and immediately before the merger as if made on the date of the merger; and

•	all obligations and agreements required to be performed and complied with by the other party on or before the date of the merger have been performed and complied with in all material respects.

These conditions may be waived by either ADM or Minnesota Corn Processors, as applicable.

      The obligation of ADM to effect the merger is also subject to the following condition, which may be waived by ADM:

•	neither Minnesota Corn Processors nor any of its subsidiaries having, since the date of the merger agreement, suffered any business interruption, damage or destruction of its properties, or other event that would be reasonably likely to have a material adverse effect on Minnesota Corn Processors and its subsidiaries, taken as a whole.

      For purposes of the merger agreement, a material adverse effect means, with respect to Minnesota Corn Processors, a material adverse effect upon the business, operations, results of operations, properties, assets or financial condition of Minnesota Corn Processors and its subsidiaries taken as a whole, or on Minnesota Corn Processors’ ability to complete the merger, other than any such effect resulting from:

•	any change, event, occurrence or condition generally applicable to any of the industries in which Minnesota Corn Processors and its subsidiaries operate;

•	general economic or market conditions;

•	announcement of the execution of, or consummation of the transactions contemplated by, the merger agreement;

•	failure to obtain any regulatory or third-party consents required by the merger agreement; or

•	changes to United States generally accepted accounting principles.

Termination

      Minnesota Corn Processors and ADM may agree in writing to terminate the merger agreement at any time without completing the merger, even after the eligible Class A members of Minnesota Corn Processors have approved it. In addition, either of Minnesota Corn Processors or ADM may terminate the merger agreement if:

•	the merger has not been completed by September 30, 2002, but only if the failure to complete the merger is not due to the terminating party’s failure to comply in all material respects with its obligations under the merger agreement;

•	any of the conditions set forth above in the section entitled “— Conditions to the Completion of the Merger” become impossible to fulfill on or before September 30, 2002, but only if the condition has not been waived pursuant to the merger agreement and the failure to fulfill the condition is not due to the terminating party’s failure to comply in all material respects with its obligations under the merger agreement; or

•	the eligible Class A members of Minnesota Corn Processors fail to approve the merger agreement and the merger.

      Additionally, ADM may terminate the merger agreement if the board of directors of Minnesota Corn Processors withdraws or adversely modifies its recommendation that the eligible Class A members vote in favor of the merger agreement and the merger.

      Also, Minnesota Corn Processors may terminate the merger agreement if, at any time before the meeting of Minnesota Corn Processors’ Class A members, the board of directors of Minnesota Corn Processors approves a transaction other than the merger that it determines is a superior acquisition proposal. However, before terminating the agreement:

•	Minnesota Corn Processors must have complied with the provisions of the merger agreement relating to not soliciting alternative proposals to acquire Minnesota Corn Processors discussed under “— Additional Agreements — No Solicitation” above; and

•	Minnesota Corn Processors must have provided ADM with five business days’ prior notice of its intention to enter into an alternative transaction, during which time ADM may propose adjustments to the terms and conditions of the merger agreement.

The notice of termination will not be effective if ADM submits to Minnesota Corn Processors, within this five-day period, a legally binding offer, which may be accepted within five days of receipt, to enter into an amendment to the merger agreement unless Minnesota Corn Processors’ board of directors determines in good faith, after consultation with its advisors, that the merger agreement, as amended by ADM’s proposed amendment, is not as favorable to the holders of Class A units of Minnesota Corn Processors as the alternative transaction.

Amendments

      Minnesota Corn Processors and ADM may amend the merger agreement by written agreement at any time before the merger. However, after the meeting of Minnesota Corn Processors’ Class A members, the amount and form of consideration to be received by the holders of Class A units may not be decreased or altered from that provided in the merger agreement without the approval of the eligible Class A members.

ADDITIONAL INFORMATION CONCERNING MINNESOTA CORN PROCESSORS

Trading Information and Distributions

      Minnesota Corn Processors’ Class A units are not traded on any national securities exchange or market. Minnesota Corn Processors facilitates transfers of its Class A units for unit holders by maintaining a continual posting of interested purchasers and sellers on its website. Purchasers and sellers must use transfer forms prepared by Minnesota Corn Processors and available on the website. When a purchaser and seller have worked out the terms of a transfer, the seller must complete an offer to sell form that sets forth pertinent information about the sale, and the purchaser must complete an offer to purchase form that provides the number of units being purchased, the price per unit, a representation that the purchaser is a producer, and representations that, among other things, acknowledge certain restrictions on transfer. The purchaser must then deliver or mail the offer to purchase form to Minnesota Corn Processors’ transfer agent, Bremer Trust, N.A. Before the transfer takes place, the transfer must be approved by Minnesota Corn Processors’ board of directors. The board of directors currently approves transfers twice a month. Prior to May 2002, the board of directors approved transfers only once per month.

      The following table sets forth the range of high and low sales prices for the Class A units for each trade date listed below:

		Range Per
		Class A Unit
				Average Price Per
Trade Dates	Trading Volume	Low	High	Class A Unit

August 2000	10,000	$1.35	$1.35	$1.3500
September 2000	63,278	$0.95	$1.43	$1.0569
October 2000	31,144	$1.02	$1.20	$1.0847
November 2000	41,787	$0.95	$1.15	$1.0680
December 2000	99,692	$0.75	$1.25	$1.0685
January 2001	18,500	$0.75	$1.01	$0.9932
February 2001	46,211	$0.90	$1.00	$0.9414
March 2001	98,644	$0.80	$1.40	$1.0257
April 2001	56,988	$0.75	$0.95	$0.8873
May 2001	183,981	$0.85	$1.00	$0.9157
June 2001	8,000	$0.95	$0.95	$0.9500
July 2001	195,396	$0.90	$1.00	$0.9432
August 2001	262,905	$0.80	$1.25	$1.0138
September 2001	39,000	$0.90	$1.00	$0.9744
October 2001	103,296	$0.90	$1.00	$0.9097
November 2001	106,702	$0.90	$1.32	$0.9845
December 2001	5,000	$1.10	$1.10	$1.1000
January 2002	160,530	$0.80	$1.10	$1.0555
February 2002	5,750	$1.00	$1.00	$1.0000
March 2002	49,320	$0.90	$1.00	$0.9646
April 2002	105,702	$0.90	$1.10	$0.9159
May 9, 2002	20,500	$0.95	$1.10	$1.0512
May 23, 2002	47,000	$1.00	$1.00	$1.0000
June 13, 2002	76,902	$1.00	$1.15	$1.0780
June 27, 2002	10,000	$1.25	$1.25	$1.2500
July 11, 2002	59,672	$0.98	$1.10	$1.0085

      Holders of Class A units are entitled to receive distributions of cash as may be declared by Minnesota Corn Processors’ board of directors. Distributions of cash are made to unit holders in proportion to the number of units owned. The holders of Class A units and Class B units are entitled to equivalent per unit distributions. Minnesota Corn Processors may distribute its net income to members in the form of a cash distribution. Currently, Minnesota Corn Processors is required to withhold a portion of its annual earnings to meet loan covenant obligations.

      The following table sets forth distributions paid to unit holders during the past two years:

Payment Date	Amount Per Unit

September 7, 2000	$.0275
April 6, 2001	$.0200
March 15, 2002	$.1025

Minnesota Corn Processors does not intend to pay any future distributions before the consummation of the merger. In addition, as noted in “The Merger Agreement — Conduct of Business,” Minnesota Corn Processors generally is restricted by the merger agreement from declaring any dividend or making any other distribution with respect to its equity securities before completing the merger.

Repurchases of Class A Units

      As a result of Minnesota Corn Processors’ conversion from a cooperative entity into a limited liability company, it was discovered in December 2000 that employees of Minnesota Corn Processors who owned Class A units would be taxed on certain health benefits. To remedy this situation, Minnesota Corn Processors, in the first quarter of 2001, purchased 308,757 of those employees’ Class A units. The range of prices paid for the Class A units in the purchase was $0.94 to $0.99 per Class A unit. The purchase price was calculated on the average market price of Class A units at the time of the purchase. The average price paid was $0.98 per Class A unit.

      Subsequent to the unit repurchase described above, Minnesota Corn Processors hired an employee who was not informed of the tax impact on health benefits. Minnesota Corn Processors decided to purchase the employee’s 5,000 Class A units in the third quarter of 2001. The purchase price was $1.01 per Class A unit, which was the average market price of Class A units at that time.

Financial Statements

      For Minnesota Corn Processors’ audited financial statements for the last two fiscal years ended December 31, 2001 and unaudited condensed statement of operations and other comprehensive income (loss), condensed balance sheets and condensed statement of cash flows for the fiscal quarter ended March 31, 2002, see the Index to Financial Statements beginning on page F-1 in this proxy statement.

Security Ownership of Beneficial Owners and Management

      The table below presents, as of August 9, 2002, certain information about the beneficial ownership of the units of equity participation in Minnesota Corn Processors for (i) each person known to own 5% or more of the outstanding units, (ii) Minnesota Corn Processors’ Chief Executive Officer, (iii) Minnesota Corn Processors’ other four most highly compensated executive officers whose cash compensation in 2001 exceeded $100,000, and (iv) all directors and executive officers of Minnesota Corn Processors as a group. Unless otherwise noted, each person holds his or her units directly and has sole voting and dispositive power with respect to the units held. None of the persons listed in the table has purchased, sold or transferred any of Minnesota Corn Processors’ equity securities during the past 60 days. Unless otherwise indicated, the mailing address for each person listed in the table is 901 North Highway 59, Marshall, Minnesota 56258. As of August 9, 2002, there were 136,618,940 Class A units of Minnesota Corn Processors issued and outstanding, none of which were owned by ADM, ADM Milling, ADM Acquisition or any of their respective directors or executive officers. ADM is the sole owner of all 58,622,430 Class B units outstanding as of August 9, 2002.

Name and Address of Beneficial Owner	Number of Units		Percent of Class Owned

Duane Adams(1)	118,117		*
Robert J. Bender(2)	100,957		*
Dean Buesing(3)	999,912		*
Howard Dahlager(4)	213,247		*
Larry Dowd(5)	163,581		*
Daniel Dybsetter(6)	131,440		*
Douglas G. Finstrom	378,781		*
Roger G. Fjerkenstad(7)	313,840		*
Dennis Fultz(8)	221,736		*
Jim Gervais(9)	418,416		*
Rodney G. Hassebrook	20,206		*
John P. Hennen(10)	166,922		*
Jerome N. Jacoby(11)	522,791		*
Andrew V. Jensen(12)	66,768		*
John R. Jerzak(13)	624,429		*
Ron Kirchner(14)	99,362		*
Kim Larson	54,994		*
Steve Lipetzky(15)	205,700		*
Sander Allen Ludeman VI(16)	227,823		*
Michael T. Mote	—		*
John H. Nelson(17)	384,368		*
Kenneth L. Regier(18)	75,672		*
Kenneth Robinson(19)	102,334		*
Galen L. Rud	63,864		*
David J. Scheibel(20)	83,796		*
Lawrence J. Schiavo(21)	40,000		*
Bradford A. Schultz(22)	5,000		*
L. Dan Thompson(23)	3,078		*
Roger L. Untiedt(24)	35,000		*
All directors and executive officers as a group (31 persons)	5,837,134		4.291	%(25)
Archer-Daniels-Midland Company	58,622,430	(26)	100%
4666 Faries Parkway
Decatur, Illinois 62526

*	Less than 1% of Class owned.

(1)	Includes 1,000 Class A units of which Mr. Adams has shared voting power.

(2)	Includes 12,096 Class A units owned by Mr. Bender’s wife.

(3)	Includes (i) 693,414 Class A units of which Mr. Buesing has shared voting power; and (ii) 306,498 Class A units owned by Buesing Farms, Inc., of which Mr. Buesing is the president.

(4)	Includes (i) 5,000 Class A units of which Mr. Dahlager has shared voting power; (ii) 30,288 Class A units owned by Mr. Dahlager’s wife; (iii) 20,231 Class A units owned by Dahlager Family Partners, of which Mr. Dahlager is partner; and (iv) 131,392 Class A units owned by JSF Inc. of which Mr. Dahlager is secretary and treasurer.

(5)	Includes (i) 19,435 Class A units owned by Mr. Dowd’s wife; and (ii) 34,980 Class A units owned by Mr. Dowd’s children.

(6)	Includes 30,144 Class A units owned by Mr. Dybsetter’s wife.

(7)	Includes 99,344 Class A units owned by Mr. Fjerkenstad’s wife.

(8)	Includes (i) 138,372 Class A units owned by Mr. Fultz’s wife; and (ii) 9,500 Class A units owned by Fultz Farms, Inc., of which Mr. Fultz is the president.

(9)	Includes 113,536 Class A units owned by Mr. Gervais’ wife.

(10)	Includes (i) 35,480 Class A units owned by Mr. Hennen’s wife; and (ii) 16,097 Class A units owned by Mr. Hennen’s son.

(11)	Includes (i) 48,000 Class A units of which Mr. Jacoby has shared voting power; and (ii) 170,304 Class A units owned by Mr. Jacoby’s wife.

(12)	Includes (i) 33,384 Class A units owned by Jensen Farms, Inc., of which Mr. Jensen is the president; and (ii) 33,384 Class A units owned by Jensen Brothers, in which Mr. Jensen is a partner.

(13)	Includes (i) 60,480 Class A units owned by Mr. Jerzak’s wife; and (ii) 50,381 Class A units owned by Mr. Jerzak’s children.

(14)	Includes 5,146 Class A units owned by Mr. Kirchner’s wife.

(15)	Includes 37,500 Class A units owned by Mr. Lipetzky’s wife.

(16)	All 227,823 Class A units are owned by SanMarBo Farms, in which Mr. Ludeman is a partner.

(17)	Includes 20,192 Class A units owned by Mr. Nelson’s wife.

(18)	Includes 19,000 Class A units owned by Mr. Regier’s wife.

(19)	Includes 50,806 Class A units owned by Mr. Robinson’s wife.

(20)	Includes 45,864 Class A units owned by Mr. Scheibel’s wife.

(21)	All 40,000 Class A units are owned by Mr. Schiavo’s wife.

(22)	Mr. Schultz resigned from Minnesota Corn Processors effective March 21, 2002; therefore, he has not been included in the information provided for all directors and executive officers as a group.

(23)	All 3,078 Class A units are owned by Mr. Thompson’s wife.

(24)	All 35,000 Class A units are owned by Mr. Untiedt’s wife.

(25)	Based on 136,618,940 Class A units of Minnesota Corn Processors outstanding as of July 3, 2002.

(26)	ADM’s units are held as Class B non-voting units.

Member Proposals

      Minnesota Corn Processors had tentatively scheduled its 2002 annual meeting of Class A members for 9:00 a.m., Tuesday, June 25, 2002, at Jackpot Junction, Dacotah Expo Center, Morton, Minnesota. However, Minnesota Corn Processors’ board of directors chose to postpone that meeting because the company was in discussions with ADM with respect to the merger agreement and the merger. If the merger is not consummated, Minnesota Corn Processors will promptly schedule its 2002 annual meeting of members for the election of directors and the transaction of any other business as may properly come before the meeting. Minnesota Corn Processors will also set the deadline for submitting unitholder proposals for inclusion in the related proxy statement and form of proxy for the meeting (including the date after which notice of a unitholder proposal will be considered untimely), and will disseminate such information in a manner sufficient to provide adequate notice to unitholders.

WHERE YOU CAN FIND MORE INFORMATION

      Minnesota Corn Processors files periodic reports, proxy statements and other information with the Securities and Exchange Commission. These SEC filings are available to the public over the Internet at the SEC’s website (http://www.sec.gov). You may also read and copy any document that Minnesota Corn Processors files with the SEC at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of its public reference room.

      In addition, because the merger may be considered to be a “going private” transaction, Minnesota Corn Processors, ADM, ADM Milling and ADM Acquisition have filed a Rule 13e-3 Transaction Statement on Schedule 13E-3 with respect to the merger. The Schedule 13E-3 and the exhibits to the Schedule 13E-3 contain additional information about Minnesota Corn Processors, ADM, ADM Milling and ADM Acquisition. Exhibits (c)(2) and (c)(4) of the Schedule 13E-3 will be made available for inspection and copying at Minnesota Corn Processors’ executive offices during regular business hours by any unit holder or a representative of a unit holder designated in writing. Class A unit holders may read and copy the Schedule 13E-3 in the same manner as described above for Minnesota Corn Processors’ other filings with the SEC.

      This proxy statement does not constitute an offer to sell or to buy, or a solicitation of an offer to sell or to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is not lawful to make any offer or solicitation in such jurisdiction.

      Minnesota Corn Processors has supplied all information contained in this proxy statement relating to Minnesota Corn Processors and its directors and executive officers. ADM has supplied all information contained in this proxy statement relating to ADM, ADM Milling and ADM Acquisition and their respective directors and executive officers.

      No provisions have been made in connection with the merger to grant holders of Class A units access to Minnesota Corn Processors’ files or to the corporate files of ADM, ADM Milling or ADM Acquisition or to obtain counsel or appraisal services for holders of Class A units at Minnesota Corn Processors’ expense or the expense of ADM, ADM Milling or ADM Acquisition.

      Minnesota Corn Processors has not authorized anyone to give any information or make any representations other than those contained in this proxy statement in connection with the solicitation of proxies made by this proxy statement, and, if given or made, eligible Class A members must not rely upon such information as having been authorized by Minnesota Corn Processors or any other person.

      This proxy statement is dated August 9, 2002. Eligible Class A members should not assume that the information contained in this proxy statement is accurate as of any date other than August 9, 2002, and the mailing of this proxy statement to eligible Class A members does not create any implication to the contrary.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

      This proxy statement contains certain forward-looking statements concerning Minnesota Corn Processors’ financial position, business and future prospects, in addition to other statements using words such as “anticipate,” “believe,” “plan,” “estimate,” “expect,” “intend” and other similar expressions. These statements contain certain inherent risks and uncertainties. Although Minnesota Corn Processors believes the expectations reflected in these forward-looking statements are based on reasonable assumptions, you are cautioned that no assurance can be given that the expectations will prove correct. Actual results and developments may differ materially from the expectations conveyed in these statements based on factors such as the following:

•	fluctuations in worldwide commodities markets;

•	fluctuations in prices for the products produced by Minnesota Corn Processors;

•	the associated risks of hedging against such fluctuations;

•	fluctuations in aggregate industry supply and market demand for the products produced by Minnesota Corn Processors;

•	general economic, business and market conditions in the various geographic regions and countries in which Minnesota Corn Processors manufactures and sells its products, including fluctuations in the value of local currencies and changes in regulatory controls regarding quotas, tariffs and biotechnology issues;

•	changes in laws or governmental regulations or policies affecting the products produced by Minnesota Corn Processors; and

•	increased competitive pressure and customer pressure in the corn refining industry.

Minnesota Corn Processors’ forward-looking statements speak only as of the date on which they are made, and Minnesota Corn Processors does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of the statement. If Minnesota Corn Processors does update or correct one or more of these statements, you should not conclude that Minnesota Corn Processors will make additional updates or corrections.

MINNESOTA CORN PROCESSORS, LLC AND SUBSIDIARIES

Independent Auditor’s Report

Board of Directors

Minnesota Corn Processors, LLC and Subsidiaries
Marshall, Minnesota

      We have audited the accompanying consolidated balance sheets of Minnesota Corn Processors, LLC and Subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of operations, member equities, and cash flows for the year ended December 31, 2001, the nine-month period ended December 31, 2000, and the year ended March 31, 2000. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

      We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Minnesota Corn Processors, LLC and Subsidiaries as of December 31, 2001 and 2000, and the results of their operations and their cash flows for the year ended December 31, 2001, the nine month period ended December 31, 2000 and the year ended March 31, 2000, in conformity with accounting principles generally accepted in the United States of America.

      As discussed in the Note 15, the Company adopted Statements of Financial Accounting Standards No. 141, Business Combinations, and No. 142, Goodwill and Other Intangible Assets, for acquisitions entered into subsequent to June 30, 2001.

/s/ Clifton Gunderson LLP

Marshfield, Wisconsin

January 25, 2002

MINNESOTA CORN PROCESSORS, LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS
Year Ended December 31, 2001, Nine Months Ended December 31, 2000, and
Year Ended March 31, 2000

	Year Ended	Nine Months Ended	Year Ended
	December 31,	December 31,	March 31,
	2001	2000	2000

Net Sales, Storage, and Handling Charges	$620,415,540	$443,461,268	$569,634,259
Cost of Goods	567,285,115	403,283,172	512,864,278

Gross profit	53,130,425	40,178,096	56,769,981
Selling, General, and Administrative Expenses	26,486,896	19,629,056	25,090,018

Net operating income	26,643,529	20,549,040	31,679,963

Other Income (Expense)
Interest expense	(18,850,641)	(16,031,902)	(21,979,662)
Interest and other income (net)	528,895	2,186,023	880,728
Gain (loss) on disposal of property and equipment	(353,837)	875,386	793,799
Equitable interest in joint venture income	14,301,950	—	—

Total other expenses	(4,373,633)	(12,970,493)	(20,305,135)

Income before income taxes	22,269,896	7,578,547	11,374,828
Provision For Income Taxes	1,000,000	352,022	251,191

Income before cumulative effect of change in accounting principle	21,269,896	7,226,525	11,123,637
Cumulative Effect of Change in Accounting Principle	—	2,867,405	—

Income before minority interest in net loss of consolidated subsidiary	21,269,896	10,093,930	11,123,637
Minority Interest in Net Loss of Consolidated Subsidiary	107,618	—	—

Net Income	$21,377,514	$10,093,930	$11,123,637

These consolidated financial statements should be read only in connection with the accompanying summary of significant accounting policies and notes to consolidated financial statements.

MINNESOTA CORN PROCESSORS, LLC AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
December 31, 2001 and 2000

	December 31, 2001	December 31, 2000

ASSETS
Current Assets
Cash and cash equivalents	$152,856	$2,875,403
Receivables	58,228,138	63,076,343
Inventories	45,525,722	50,121,420
Prepaids and other assets	4,222,268	4,351,792
Fair value of derivatives	4,160,953	5,113,855

Total current assets	112,289,937	125,538,813

Investments and Other Assets
Investments	30,336,682	10,488,470
Deferred debt refinancing costs	2,569,949	2,809,949
Cash surrender value of life insurance	450,827	155,639
Non-current receivables	3,000,000	153,542
Non-current prepaids	1,121,690	1,337,690
Goodwill and other intangibles	7,399,373	5,236,542

Total investments and other assets	44,878,521	20,181,832

Property and Equipment	764,851,138	737,744,974
Less accumulated depreciation	324,657,350	282,503,226

Net property and equipment	440,193,788	455,241,748

Total Assets	$597,362,246	$600,962,393

LIABILITIES AND MEMBER EQUITIES
Current Liabilities
Short-term notes payable	$—	$116,960
Current portion of long-term debt	3,619,972	3,866,002
Accounts payable — grain	7,779,755	8,444,574
Accounts payable — other	25,241,093	21,935,924
Income taxes payable	1,047,949	275,000
Accrued payroll costs	4,255,721	3,592,413
Accrued real estate taxes	2,325,000	2,105,000
Accrued interest	4,953,056	5,441,904
Accrued expenses and taxes	2,084,518	1,522,265

Total current liabilities	51,307,064	47,300,042
Long Term Debt	237,929,958	256,549,930
Accrued Postretirement Benefits	586,651	187,258

Total liabilities	289,823,673	304,037,230

Member Equities
Class A Units	188,861,816	176,109,895
Class B Units	126,238,852	121,030,330
Accumulated other comprehensive income:
Net unrealized loss on fair value of derivatives	(7,632,180)	(230,251)
Unrealized gain on foreign currency translation	70,085	15,189

Total member equities	307,538,573	296,925,163

Total Liabilities and Member Equities	$597,362,246	$600,962,393

These consolidated financial statements should be read only in connection with the accompanying summary of significant accounting policies and notes to consolidated financial statements.

MINNESOTA CORN PROCESSORS, LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF MEMBER EQUITIES
Year Ended December 31, 2001, Nine Months Ended December 31, 2000, and Year Ended March 31, 2000

	Units of Equity	Non-Voting		Unallocated	Non-Qualified
	Participation	Units of Equity	Contributed	Capital	Patronage
	Certificates	Participation	Capital	Deficit	Refunds

BALANCE, MARCH 31, 1999	$247,006,471	$119,790,000	$1,007,789	$(62,071,209)	$3,849,171
Payments by members	—	—	—	—	—
March 31, 2000 allocation of net income	—	—	—	9,533,765	—
Value added	—	—	—	(8,677,116)	—
Transfers	—	—	—	(7,954)	—
Equity retirements	—	—	—	(112,773)	—

BALANCE, MARCH 31, 2000	247,006,471	119,790,000	1,007,789	(61,335,287)	3,849,171
December 31, 2000 allocation of net income	—	—	—	5,125,675	—
Other comprehensive income:
Unrealized loss on derivatives:
Cumulative effect of adopting FAS 133	—	—	—	—	—
Gain arising during period	—	—	—	—	—
Reclassification adjustment	—	—	—	—	—
Unrealized gain on foreign currency translation	—	—	—	—	—
Total comprehensive income	—	—	—	—	—
Payment by members	—	—	—	—	—
Value added	—	—	—	(4,523,870)	—
Equities repurchased	—	—	—	(5,699)	—
Conversion to Limited Liability Company	(247,006,471)	(119,790,000)	(1,007,789)	60,739,181	(3,849,171)

BALANCE, DECEMBER 31, 2000	—	—	—	—	—
December 31, 2001 allocation of net income	—	—	—	—	—
Other comprehensive income:
Unrealized loss on derivatives:
Loss arising during year	—	—	—	—	—
Reclassification adjustment	—	—	—	—	—
Unrealized gain on foreign currency translation	—	—	—	—	—
Total comprehensive income	—	—	—	—	—
Allocation of minority interest capital deficit	—	—	—	—	—
Distribution to members	—	—	—	—	—
Member interests repurchased	—	—	—	—	—

BALANCE, DECEMBER 31, 2001	$—	$—	$—	$—	$—

[Additional columns below]

[Continued from above table, first column(s) repeated]

				Accumulated
	Loss			Other
	Allocated to			Comprehensive
	Members	Class A Units	Class B Units	Income	Total

BALANCE, MARCH 31, 1999	$(20,665,755)	$—	$—	$—	$288,916,467
Payments by members	125,453	—	—	—	125,453
March 31, 2000 allocation of net income	1,589,872	—	—	—	11,123,637
Value added	—	—	—	—	(8,677,116)
Transfers	—	—	—	—	(7,954)
Equity retirements	116,908	—	—	—	4,135

BALANCE, MARCH 31, 2000	(18,833,522)	—	—	—	291,484,622

December 31, 2000 allocation of net income	833,822	2,894,103	1,240,330	—	10,093,930
Other comprehensive income:
Unrealized loss on derivatives:
Cumulative effect of adopting FAS 133	—	—	—	(16,978,319)	(16,978,319)
Gain arising during period	—	—	—	4,650,500	4,650,500
Reclassification adjustment	—	—	—	12,097,568	12,097,568
Unrealized gain on foreign currency translation	—	—	—	15,189	15,189

Total comprehensive income	—	—	—	—	9,878,868
Payment by members	40,344	49,277	—	—	89,621
Value added	1,621	—	—	—	(4,522,249)
Equities repurchased	—	—	—	—	(5,699)
Conversion to Limited Liability Company	17,957,735	173,166,515	119,790,000	—	—

BALANCE, DECEMBER 31, 2000	—	176,109,895	121,030,330	(215,062)	296,925,163

December 31, 2001 allocation of net income	—	14,964,260	6,413,254	—	21,377,514
Other comprehensive income:
Unrealized loss on derivatives:
Loss arising during year	—	—	—	(7,632,180)	(7,632,180)
Reclassification adjustment	—	—	—	230,251	230,251
Unrealized gain on foreign currency translation	—	—	—	54,896	54,896

Total comprehensive income	—	—	—	—	14,030,481
Allocation of minority interest capital deficit	—	(75,333)	(32,285)	—	(107,618)
Distribution to members	—	(1,875,268)	(1,172,447)	—	(3,047,715)
Member interests repurchased	—	(261,738)	—	—	(261,738)

BALANCE, DECEMBER 31, 2001	$—	$188,861,816	$126,238,852	$(7,562,095)	$307,538,573

These consolidated financial statements should be read only in connection with the accompanying summary of significant accounting policies and notes to consolidated financial statements.

MINNESOTA CORN PROCESSORS, LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
Year Ended December 31, 2001, Nine Months Ended December 31, 2000, and
Year Ended March 31, 2000

		Nine Months
	Year Ended	Ended	Year Ended
	December 31, 2001	December 31, 2000	March 31, 2000

Cash Flows From Operating Activities
Net income	$21,377,514	$10,093,930	$11,123,637
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	47,124,690	34,675,391	45,735,486
Joint venture income	(14,301,950)	—	—
Minority interest in net loss of consolidated subsidiary	(107,618)	—	—
Net unrealized losses (gains) on derivatives and investments	581,464	(3,489,849)	—
Investment impairment loss	—	—	423,555
Non-cash patronage refunds received	—	—	(122)
Loss (gain) on disposal of equipment	353,837	(875,386)	(793,799)
Provision for doubtful accounts	478,530	168,422	941,494
Change in operating assets and liabilities:
Receivables	4,497,752	(453,517)	(13,942,714)
Inventories	4,595,698	(12,775,373)	2,070,164
Cash surrender value of life insurance	(295,188)	(13,119)	3,480
Prepaids and other assets	129,524	(1,444,999)	2,298,091
Margin deposits	(6,936,386)	3,541,526	(2,819,746)
Accounts payable — grain	(664,819)	3,668,554	(1,235,390)
Accounts payable — other	2,687,303	(71,040)	1,651,918
Accrued payroll costs	663,308	(175,189)	956,986
Accrued real estate taxes	220,000	(341,000)	(252,340)
Accrued interest	(488,848)	3,659,203	(25,036)
Accrued expenses and taxes, other than income taxes	562,253	(111,425)	490,141
Income taxes recoverable/payable — current and deferred	772,949	210,500	(234,115)
Accrued postretirement benefits	399,393	(541,024)	(56,718)

Net cash provided by operating activities	61,649,406	35,725,605	46,334,972

Cash Flows From Investing Activities
Additions to property and equipment	(31,699,580)	(19,998,626)	(18,767,648)
Proceeds from disposal of property and equipment	1,921,838	1,236,754	2,416,815
Issuance of note receivable	(3,000,000)	—	—
Purchase of Liquid Corn, Inc.’s assets in Minnesota	(3,216,325)	—	—

		Nine Months
	Year Ended	Ended	Year Ended
	December 31, 2001	December 31, 2000	March 31, 2000

Purchase of Liquid Corn, Inc.’s assets in Nebraska	—	—	(2,889,067)
Investments purchased	(6,085,471)	(122,312)	—

Net cash used by investing activities	(42,079,538)	(18,884,184)	(19,239,900)

Cash Flows From Financing Activities
Principal payments on short-term borrowings	$(116,960)	$(618,458)	$(679,955)
Long-term borrowings	23,750,000	7,800,000	—
Principal payment on long-term debt	(42,616,002)	(18,559,051)	(20,480,813)
Distributions paid to members	(3,904,926)	—	—
Member interests repurchased	(307,006)	—	—
Loss allocation payments from members	902,479	2,514,936	992,361
Value added	—	(15,646,373)	(4,979,740)
Equity adjustments	—	15,994	(30,987)

Net cash used by financing activities	(22,292,415)	(24,492,952)	(25,179,134)

Net Increase (Decrease) in Cash and Cash Equivalents	(2,722,547)	(7,651,531)	1,915,938
Cash and Cash Equivalents, Beginning of Year	2,875,403	10,526,934	8,610,996

Cash and Cash Equivalents, End of Year	$152,856	$2,875,403	$10,526,934

Supplemental Cash Flow Information
Interest paid	$19,339,489	$12,204,931	$21,897,457
Income taxes paid	227,051	279,509	589,190
Noncash Activity
Property and equipment acquired through debt financing and accounts payable	$1,159,032	$500,000	$1,862,248

These consolidated financial statements should be read only in connection with the accompanying summary of significant accounting policies
and notes to consolidated financial statements.

MINNESOTA CORN PROCESSORS, LLC AND SUBSIDIARIES

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
December 31, 2001, December 31, 2000, and March 31, 2000

      Minnesota Corn Processors, LLC and Subsidiaries (“the Company” or “MCP”) is a Limited Liability Company incorporated in Colorado for the purpose of producing value-added corn related products for its members. The Company produces unmodified corn syrup, high fructose corn syrup, corn starch, fuel ethanol, and feed co-products in processing plants located in Marshall, Minnesota and Columbus, Nebraska.

      The accompanying consolidated financial statements include the accounts of DEICER USA, LLC; FI Mankato Energy, Inc.; and MCP Investment Company, LLC; which are wholly-owned subsidiaries of the Company either formed or acquired during 2001. Additionally, Glacial Technologies LLC; which is a 55% owned subsidiary of DEICER USA, LLC; is also included in these consolidated financial statements.

      Prior to July 1, 2000, the consolidated financial statements included the accounts of Liquid Sugars, Inc. (LSI), which was a wholly owned subsidiary of MCP, and Grower Procurement Agency (GPA), an agency of the members of MCP. LSI was a sweetener blending and storage operation, which provided its products to various types of customers (including food processors) located primarily in the Western United States. GPA was formed to assemble, procure, and supply corn to MCP on behalf of its membership. Effective July 1, 2000, the members of Minnesota Corn Processors (a cooperative) voted to convert the cooperative to a Limited Liability Company. Concurrent with this conversion, LSI was merged into Minnesota Corn Processors, while the controlled entity of GPA was dissolved. Minnesota Corn Processors, LLC currently performs the operations previously performed by LSI and GPA. As a result of the conversion to a Limited Liability Company, the Company changed its fiscal year end from March 31 to December 31.

Principles of Consolidation

      The accompanying consolidated financial statements include the accounts of MCP and its subsidiaries. Significant intercompany balances and transactions have been eliminated in consolidation.

Use of Estimates in Preparing Financial Statements

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The most significant management estimates relate to the determination of the valuation of repair parts inventory, the accumulated depreciation, and the allowance for doubtful accounts.

Credit Policy

      The Company sells its product primarily to the petroleum industry, food processors, farmers and ranchers, breweries, bakeries, the paper industry, and soft drink companies on terms it establishes for each customer. Credit sales are made throughout the United States and, to a much lesser degree, in Canada and western Asia.

Revenue Recognition Policy

      Revenues are recognized at the time product is shipped to customers, net of freight charges, except for consigned inventories where the revenue is recognized at the time the shipment is used by the customer. Freight costs charged against net sales totaled $7,034,081, $11,388,877, and $14,142,062 for the periods ended December 31, 2001, December 31, 2000, and March 31, 2000, respectively.

MINNESOTA CORN PROCESSORS, LLC AND SUBSIDIARIES

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES — (Continued)

Cash and Cash Equivalents

      For purposes of the statement of cash flows, the Company considers all highly liquid investments in debt instruments of other entities, with a maturity date of less than three months at the date of purchase, to be cash equivalents.

Inventories

      Finished goods and goods in process of manufacture are valued at the lower of average cost or net realizable value. Unprocessed corn and repair parts are valued at the lower of cost or net realizable value. Chemicals, raw material supplies, and coal are valued at the lower of cost or market. All inventory valuations assume a first-in, first-out flow of goods. Commodities at the grain elevators are valued at market price, adjusted for net unrealized gains and losses on open purchase and sales contracts.

Derivatives

      On July 1, 2000, the Company adopted Statement of Financial Accounting Standards (SFAS) 133, Accounting for Derivative Instruments and Hedging Activities. The Company uses derivative financial instruments to minimize the exposure of price risk related to corn and natural gas purchases used in the manufacturing process, and price risk in the sales of co-products. The derivative financial instruments consist of open futures contracts on established board of trades and are valued at fair value in the December 31, 2001 and 2000, balance sheets, net of margin deposits.

      The contracts used to mitigate the price risk related to corn and natural gas purchases are designated as effective cash flow hedges for a portion of the corn and natural gas usage over the next twelve months. Gains and losses arising from open and closed hedging transactions are deferred in other comprehensive income and are reclassified into net income in the month in which the purchases being hedged are recognized or if the hedge is determined to be ineffective. At December 31, 2001, the Company had a balance of $7,632,180 of unrealized losses related to future transactions, which is expected to be recognized in earnings within the next twelve months. The ineffective portion of these hedges recognized in net income during the years ended December 31, 2001 and 2000, was $-0- and a loss of $38,750, respectively. The cumulative adjustment of these contracts was to record a loss of $16,978,319 in other comprehensive income at July 1, 2000.

      The contracts used to mitigate the price risk related to sales of co-products are not designated and accounted for as hedging instruments and, therefore, the related unrealized gains and losses are recorded in net earnings monthly. The cumulative adjustment of these contracts was to record a gain of $2,867,405 at July 1, 2000.

Investments

      The Company’s investments in CornProductsMCP Sweeteners LLC (50% ownership) and Arkion Life Sciences LLC (20% ownership) are accounted for using the equity method. Under the equity method, the investment is carried at cost, adjusted for the Company’s proportionate share of undistributed earnings or losses.

      The investments in CoBank (formerly known as St. Paul Bank) and Minnesota Energy are recorded at original cost, plus the face value of equities received as patronage refunds. The face value of equities redeemed by these cooperatives are deducted from the investment balance. These investments are not transferable. No cash is received until such time as redeemed at the discretion of the cooperatives. Patronage refunds and redemptions are recorded in the year received. If a permanent impairment in value is deemed to have occurred, the investment value is reduced and a loss is reported in the statement of operations.

MINNESOTA CORN PROCESSORS, LLC AND SUBSIDIARIES

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES — (Continued)

      The other investments are valued at cost, which approximates market.

Property and Equipment

      The cost of property and equipment includes all costs incurred to bring such assets to the condition necessary for their intended use.

      Costs of property and equipment are charged to operations, as depreciation, on a straight-line method over the estimated useful lives of the individual assets.

      The ranges of the estimated useful lives for the major classes of property and equipment are as follows:

Land and public improvements	Not being depreciated
Land improvements	10 to 20 years
Building and leasehold improvements	Generally 30 years, with some immaterial amounts on a shorter life (leaseholds are amortized over shorter of useful life or lease period)
Equipment	5 to 25 years
Railroad, switch engine, and rail cars	11 to 25 years
Silos	5 to 35 years
Construction in progress	Not being depreciated

Goodwill and Other Intangibles

      Goodwill and other intangibles resulting from the purchase price of net assets in excess of fair market value are being amortized on a straight-line basis over lives ranging from 7 to 15 years, except for goodwill related to acquisitions subsequent to June 30, 2001, which are not being amortized.

      Amortization expense for the periods ended December 31, 2001, December 31, 2000, and March 31, 2000, was $820,278, $486,209, and $379,531, respectively. Accumulated amortization was $2,571,860 and $1,751,582 at December 31, 2001 and 2000, respectively.

Deferred Debt Refinancing Cost

      The debt refinancing costs relate to a restructuring of debt completed during fiscal 1997/98. The asset is carried at cost and is being amortized over a 15-year period using the straight-line method. Amortization expense for the periods ended December 31, 2001, December 31, 2000, and March 31, 2000, was $240,000, $180,000, and $240,000, respectively. Accumulated amortization was $1,040,000 and $800,000 at December 31, 2001 and 2000, respectively.

Long-Lived Assets

      In accordance with Statement of Financial Accounting Standards (SFAS) No. 121, which is entitled Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of, the Company records impairment losses on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets’ carrying amount. Based on current estimates, management does not believe impairment of operating properties is present.

MINNESOTA CORN PROCESSORS, LLC AND SUBSIDIARIES

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES — (Continued)

Pension Plans

      The Company makes payments under a defined contribution plan for the benefit of substantially all nonunion employees. The Company matches 50% of each employee’s 401(k) contributions up to a 6% deferral election. The Company also sponsors a Money Purchase Pension program, which is fully funded by the Company at 3% of employee wages. The Company is committed to a minimum contribution of 2% of net income for these plans. Pension costs charged to operations for the periods ended December 31, 2001, December 31, 2000, and March 31, 2000, amounted to $2,223,729, $1,398,263, and $1,614,410, respectively.

      Effective January 1, 2002, the above plans have been amended by increasing the Company match for each employee’s 401 (k) contribution to 100% of the first 3% deferred election, then 50% match on the next 2% deferred election. The amended 401(k) plan also incorporates a basic profit sharing employer contribution of 3%, which will replace the money purchase pension program.

      A portion of the Company’s employees are covered by a collective bargaining agreement. The Company contributes to the union employees’ pension plan in accordance with the terms of the collective bargaining agreement.

Income Taxes

      Effective July 1, 2000, the Company converted to a limited liability company. In lieu of corporate income taxes, the members of the Company are taxed on their proportionate share of the Company’s taxable income. Therefore, no provision or liability for federal income taxes has been included in these financial statements after June 30, 2000. When significant, a provision for various state income and franchise taxes is recorded.

      Prior to July 1, 2000, the Company (as a cooperative) was subject to federal and various state income taxes and was permitted a deduction from taxable income for the portion of the net proceeds refunded to patrons in the form of qualified patronage refunds, if any, or value added payments. Consolidated tax returns were filed for federal income tax purposes.

Reclassifications

      Certain amounts in these December 31, 2000 and March 31, 2000, financial statements have been reclassified from where they were presented in prior periods. These reclassifications had no effect on previously reported net income amounts.

      This information is an integral part of the accompanying consolidated financial statements.

MINNESOTA CORN PROCESSORS, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2001, December 31, 2000, and March 31, 2000

Note 1 — Receivables

      Balance sheet totals comprise the following elements:

	December 31, 2001	December 31, 2000

Notes receivable	$3,000,000	$179,366
Trade accounts	52,693,652	58,106,748
Other	6,534,486	5,643,771
Allowance for doubtful accounts	(1,000,000)	(700,000)

Total Receivables	$61,228,138	$63,229,885

Balance sheet classification:
Current assets	$58,228,138	$63,076,343
Non-current assets	3,000,000	153,542

Total	$61,228,138	$63,229,885

Note 2 — Inventories

      Principal elements of inventories were as follows:

	December 31, 2001	December 31, 2000

Grain at elevators	$13,608,689	$11,592,430
Unprocessed corn	2,472,353	3,051,031
Chemicals, raw material supplies, and coal	5,821,513	6,064,375
Goods in process of manufacture	2,122,981	2,104,079
Finished goods	10,127,624	13,272,824
Repair parts	9,655,075	10,672,841
Sweetener — bulk and specialty products	1,717,487	3,363,840

Total Inventories	$45,525,722	$50,121,420

Note 3 — Investments

      The Company’s investments consist of the following:

	December 31,	December 31,
	2001	2000

Equity method investments:
CornProductsMCP Sweeteners LLC	$15,000,950	$—
Arkion Life Sciences LLC	3,801,000	—

	18,801,950	—

Cost method investments:
CoBank	10,343,958	10,343,958
Minnesota Energy	750,000	—
Others	440,774	144,512

	11,534,732	10,488,470

Total Investments	$30,336,682	$10,488,470

MINNESOTA CORN PROCESSORS, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 3 — Investments (Continued)

      Effective January 1, 2001, the Company became a 50% member of CornProductsMCP Sweeteners LLC (CPMCP), for the purpose of marketing the majority of the sweetener products produced by the Company. In January 2001, the Company made an initial cash contribution of $500,000 to capitalize the newly formed LLC. As part of the LLC operating agreement, the Company entered into a formal supply agreement that specifies the products and quantities that will be sold to CornProductsMCP Sweeteners LLC.

      Summarized income statement information for CPMCP for the year ended December 31, 2001, is as follows:

Year Ended
December 31,
2001

Net sales	$782,409,275
Cost of sales	743,977,685

Gross profit	38,431,590
Selling, general and administrative expenses	12,731,764
Commission expense	480,576
Commission and other income	(2,445,519)

Net income, before taxes	27,664,769
Provision for income taxes	121,000

Net Income	$27,543,769

Equitable Share of Net Income in CPMCP	$14,500,950

      Summarized balance sheet information for CPMCP as of December 31, 2001, is as follows:

December 31, 2001

Current assets	$99,806,539
Property and equipment, net	3,225,127

Total Assets	$103,031,666

Current liabilities	$74,487,897
Total equities	28,543,769

Total Liabilities and Equities	$103,031,666

      The Company sells principally its entire sweetener product to CPMCP. During 2001, these sales amounted to approximately $248.4 million of which $21.0 million is in accounts receivable as of December 31, 2001.

      During 2001, the Company paid for payroll and selling expenses that were reimbursed by CPMCP approximating $3.7 million. During 2001, CPMCP also reimbursed the Company for leased rail car expense, which approximated fair value at $7.2 million. The Company charged CPMCP for freight services approximating $5.2 million. The Company received $0.2 million from CPMCP for commissions on sales of certain products.

      On November 19, 2001, MCP formed MCP Investment Company, LLC (MCPIC), a wholly-owned subsidiary, with a $4.0 million investment. Upon consolidation, the $4.0 million investment was assigned to

MINNESOTA CORN PROCESSORS, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 3 — Investments (Continued)

the investment that MCPIC held in Arkion Life Sciences, LLC, representing a 19.993% membership interest in that company. The investment has been accounted for using the equity method of accounting. MCP has also advanced $3.0 million to Arkion Life Sciences, LLC under terms of a promissory note dated September 26, 2001. The terms of the note include interest compounded at 8% monthly; payments for interest are scheduled to commence after January 1, 2003, and for principal after October 1, 2004. Final amounts due for principal and interest are due October 1, 2008.

Note 4 — Acquisitions

      On July 1, 2001, the Company acquired certain assets of Liquid Corn, Inc.(LCI) in Minnesota for approximately $3.2 million. The acquisition has been accounted for using the purchase method of accounting and results of operations of LCI were included subsequent to the acquisition date. The acquisition is expected to increase gross profits by providing higher net revenues for the sale of steepwater. The purchase price was assigned to property and equipment ($733,216) and goodwill ($2,483,109) based on management’s estimate of the fair value of such assets at the date of acquisition. For tax purposes the entire amount of the goodwill will be amortized over fifteen years. The pro forma operating results for December 31, 2001 and 2000, assuming this acquisition had been consummated as of the beginning of the respective periods, would not be materially different from reported operating results.

      On August 31, 2001, MCP acquired 100% of the stock of FI Mankato Energy, Inc. for $750,000. The acquisition has been accounted for using the purchase method of accounting and the results of operations of FI Mankato Energy, Inc. are included subsequent to the acquisition date. The acquisition is expected to increase market share for sales of ethanol. Upon consolidation, the purchase price was assigned to the investment that FI Mankato Energy, Inc. held in Minnesota Energy, representing a 13.3% interest in that company. MCP is accounting for this investment in Minnesota Energy on the cost basis of accounting. The pro forma operating results for December 31, 2001 and 2000, assuming this acquisition had been consummated as of the beginning of the respective periods, would not be materially different from reported operating results.

Note 5 — Property and Equipment

      The Company’s investment in property and equipment is recorded in the balance sheet at cost. The principal elements of the totals shown in the balance sheet are as follows:

	December 31, 2001	December 31, 2000

Land and public improvements	$6,797,970	$6,862,892
Land improvements	8,276,568	7,771,046
Buildings and leasehold improvements	120,418,801	121,336,514
Equipment	581,516,415	564,621,582
Railroad, switch engine, and rail cars	13,053,455	12,329,224
Silos	12,297,958	11,307,158
Construction in progress	22,489,971	13,516,558

Total Property and Equipment	$764,851,138	$737,744,974

      Depreciation expense was $45,848,412, $33,967,335, and $44,662,658 for the periods ended December 31, 2001, December 31, 2000, and March 31, 2000, respectively.

MINNESOTA CORN PROCESSORS, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 6 — Short-Term Notes Payable

      Balance sheet totals consist of notes payable to:

	December 31, 2001	December 31, 2000

Debentures payable	$—	$116,960

      The debentures payable to members and others were unsecured. Interest is paid on maturity of the debenture at a rate of 5.00% per annum. All debentures were retired as of December 31, 2001.

Note 7 — Long-Term Debt and Property Pledged

      Long-term debt comprises the following elements:

	December 31, 2001	December 31, 2000

Private Placement Notes — Series A — repayment to be made at the rate of $3,571,429 on September 1 of each year with final payment due September 1, 2007. Secured by real estate mortgage. Interest payable semi-annually at 7.57% per annum	$21,428,572	$25,000,000
Private Placement Notes — Series B — repayment to be made at the rate of $24,000,000 per year commencing September 1, 2005, with final payment due September 1, 2009. Secured by real estate mortgage. Interest payable semi-annually at 7.72% per annum	120,000,000	120,000,000
Private Placement Notes — Series C — repayment to be made at the rate of $6,428,571 per year commencing September 1, 2006, with final payment due September 1, 2012. Secured by real estate mortgage. Interest payable semi-annually at 7.83% per annum	45,000,000	45,000,000
Private Placement Notes — Series D — repayment to be made at the rate of $20,000,000 per year commencing September 1, 2003, with final payment due September 1, 2007. Secured by real estate mortgage. Interest payable at a variable rate (3.382% at December 31, 2001)	55,000,000	70,000,000
Lucent Technology — dated July 22, 1999. Payable in 60 monthly payments of $4,045, including imputed interest at the rate of 8% per annum. The final payment is due December 31, 2004	121,358	169,902
IBM Credit Corporation	—	71,145
Marshall Municipal Utilities	—	174,885

Total	241,549,930	260,415,932
Less current portion	3,619,972	3,866,002

Long-Term Debt	$237,929,958	$256,549,930

      At December 31, 2001, the Company had $50,000,000 of unused revolving credit commitment, expiring on October 1, 2003, from Harris Trust and Savings Bank and U.S. Bancorp Ag Credit, Inc. limited to the available borrowing base of accounts receivable and inventories. Interest is payable quarterly at the bank’s variable rate.

MINNESOTA CORN PROCESSORS, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 7 — Long-Term Debt and Property Pledged (Continued)

      There are loan covenants with respect to the Harris Trust and Savings Bank, U.S. Bancorp Ag Credit, Inc., and private placement notes that require the Company to maintain minimum equity, current ratio, working capital, and various other financial conditions.

      The capital leases are secured by title to the equipment covered by the lease.

      Future maturities of long-term debt are as follows:

2002	$3,619,972
2003	23,619,972
2004	23,595,702
2005	42,571,429
2006	34,000,000
Thereafter	114,142,855

Total	$241,549,930

Note 8 — Accrued Postretirement Benefits

      In 2001, the Company adopted a Supplemental Executive Retirement Plan (SERP) to provide members of management with supplemental retirement and death benefits. The benefits earned are based upon years of service and the employee’s compensation and subject to vesting provisions defined by the Plan. The Plan provides for defined benefit payments to these employees on their retirement or to the beneficiaries on their deaths for up to 20 years after retirement or death. The Plan is unfunded and as such there are no Plan assets. Life insurance carried on the Plan participants is payable to the Company upon the employee’s death.

      The following table shows the Plan’s funded status and amounts recognized in the Company’s financial statements:

	2001	2000

Actuarial present value of benefit obligations	$406,525	$—

Plan assets at fair value	$—	$—
Projected benefit obligation in excess of plan assets	406,525	—

Accrued Pension Expense	$406,525	$—

	2001	2000

Pension expense included the following components:
Service cost — benefits earned during the period	$381,714	$—
Interest cost on projected benefit obligation	24,811	—

Net Pension Expense	$406,525	$—

      The following assumptions were used to determine the funded status of the Plan:

Discount rate	6.50%
Rate of increase in compensation	3.00%

MINNESOTA CORN PROCESSORS, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 8 — Accrued Postretirement Benefits (Continued)

      The Company also maintains other non-qualified post-retirement agreements with certain of its employees. The present value of the future payments amounted to $180,126 and $187,258 at December 31, 2001 and 2000, respectively. The increase in future benefits attributable to these agreements is expensed annually. Life insurance contracts and investments have been acquired to fund these post-retirement arrangements.

Note 9 — Member Equities

      Effective with the conversion to a Limited Liability Company on July 1, 2000, the Company was authorized to issue 500,000,000 units, of which 350,000,000 units are designated as Class A (voting) and 150,000,000 units are designated as Class B (nonvoting). At December 31, 2001, 136,618,940 Class A units and 58,622,340 Class B units were issued and outstanding. At December 31, 2000, 136,932,695 Class A units and 58,622,340 Class B units were issued and outstanding.

      Prior to July 1, 2000, as a cooperative, the following was information pertinent to elements of member equities:

	Non-Voting
	Preferred	Common
	Stock	Stock

Par value	$50	$50
Shares authorized	100,000	100,000
Aggregate par value authorized	$5,000,000	$5,000,000

      Included in the member equities was an account entitled loss allocated to members, which represents the balance of the loss for the fiscal year ended September 30, 1996, which was allocated to the membership. This loss was to be recovered from the members in one of two ways:

A.	A portion of the loss was to be deducted from future value added or other positive allocations, until the loss is repaid in full.

B.	The loss represents a lien against the members’ units of equity participation, and should a member sell their units of equity participation, the amount of the loss allocated to the members will be deducted from such sale.

      Prior to July 1, 2000, amounts were paid to members at the discretion of the Board of Directors based upon operating results. This amount was considered a value-added payment and was accounted for as a component of the allocation of the net income.

      None of the Company’s stock was transferable except as permitted by the Company’s board of directors. Because the Company’s stock was not transferable, the number of shares issued, redeemed, and outstanding were not recorded in the financial statements.

Note 10 — Income Taxes

      The provision for income tax expense consists of the following components:

	December 31, 2001	December 31, 2000	March 31, 2000

Federal — current	$—	$75,000	$244,256
State — current	1,000,000	277,022	6,935

Total Provision For Income Tax Expense	$1,000,000	$352,022	$251,191

MINNESOTA CORN PROCESSORS, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 10 — Income Taxes (Continued)

      A reconciliation of the provision for income taxes at the statutory tax rates to the Company’s actual provision for income taxes is as follows:

	December 31, 2001	December 31, 2000	March 31, 2000

Computed at statutory rates	$726,452	$2,327,416	$3,867,442
Value added payable	—	(1,544,940)	(2,950,219)
Benefit of net operating loss carryover and various timing differences	273,548	(430,454)	(666,032)

Total Provision For Income Tax Expense	$1,000,000	$352,022	$251,191

Note 11 — Disclosures About Fair Value of Financial Instruments

      The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable.

      Cash and Cash Equivalents, Trade Receivables, Trade Payables, Grain Contracts, Sales Contracts and Short-Term Borrowings: The carrying amount approximates fair value because of the short maturity of those instruments.

      Investments in Other Companies: There are no quoted market prices and a reasonable estimate of the fair value could not be made without incurring excessive costs.

      Long-Term Debt: Fair value is based on the rates currently available to the Company for debt with similar terms and average maturities. The fair value of financial instruments that differed from their carrying value at December 31, 2001 and 2000, was as follows:

	December 31, 2001		December 31, 2000

	Carrying		Carrying
	Amount	Fair Value	Amount	Fair Value

7.57% Series A Notes	$21,428,572	$25,200,000	$25,000,000	$25,000,000
7.72% Series B Notes	120,000,000	136,000,000	120,000,000	120,000,000
7.83% Series C Notes	45,000,000	52,200,000	45,000,000	45,000,000

Note 12 — Concentrations of Credit Risk

      The Company maintains cash and temporary investments at various financial institutions. Balances on deposit are insured by the Federal Deposit Insurance Corporation (FDIC) up to specified limits. Balances in excess of FDIC limits are uninsured. Total cash and temporary investments held by the financial institutions exceeded specified limits at various dates throughout 2001 and 2000.

Note 13 — Commitments and Contingencies

     Leases

      Certain property and equipment used by the Company are leased. Payments on the operating leases, recorded as expense in the statement of operations, totaled $7,332,438, $12,540,833, and $15,848,005 for the periods ended December 31, 2001, December 31, 2000, and March 31, 2000, respectively. Operating lease expense is net of sublease income of approximately $7,200,000 in 2001 related to rail car lease payments reimbursed by CPMCP.

MINNESOTA CORN PROCESSORS, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 13 — Commitments and Contingencies (Continued)

      Noncancellable future minimum payments are required on these leases as follows for the next five years:

Operating
Leases

2002	$13,104,017
2003	13,103,285
2004	11,975,889
2005	10,072,892
2006	9,863,483
Thereafter	31,050,920

Total Future Minimum Lease Payments	$89,170,486

     Litigation

      The Company is involved in various claims at December 31, 2001. In the opinion of management, the ultimate liability for such claims would not have a material adverse financial effect upon the company. Management further believes that all or part of any potential liability for certain of these claims will be covered by insurance, and management is vigorously defending all such claims against the Company.

     Commitments

      It is expected that the total costs to complete the construction in progress at December 31, 2001, will approximate $12,500,000.

      The Company has 16 employment contracts with employees. Salary commitments under these contracts total $1,536,910 as of December 31, 2001. All of these contracts expire in 2002, except for one contract that expires in 2005.

      At December 31, 2001, the Company had open contracts to purchase approximately 16.5 million bushels of corn at future dates at various prices. Additionally the Company had approximately 1.0 million bushels of corn purchased on deferred price contracts, which are included in the balance sheet at current value in the caption accounts payable — grain, at December 31, 2001.

      At December 31, 2001, the Company held grain in storage for others valued at approximately $3.0 million. Although the grain is not inventory of the Company and its value is not a liability, the Company is contingently liable to the owners of the grain for quality deficiencies and quantity shortages.

Note 14 — Segment Reporting

      As of April 1, 1999, the Company adopted Statement of Financial Accounting Standards Number 131 (SFAS 131) Disclosures about Segments of an Enterprise and Related Information. SFAS 131 establishes standards for the way public business enterprises report information about operating segments in financial reports issued to shareholders. Based on the Company’s organizational structure and the manner in which performance is assessed and operating decisions are made, the Company operates as one business segment — procuring, transporting, storing, processing, and merchandising corn products.

MINNESOTA CORN PROCESSORS, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 15 — Future Change in Accounting Principle

      In June 2001, the Financial Accounting Standards Board issued Statements of Financial Accounting Standards No. 141, Business Combinations, and No. 142, Goodwill and Other Intangible Assets. Statement No. 141 is effective for acquisitions subsequent to June 30, 2001, and Statement No. 142 is effective for fiscal years beginning after December 15, 2001, except for goodwill and intangible assets acquired after June 30, 2001, which are subject immediately to the nonamortization and amortization provisions of this Statement. Under the new rules, goodwill and intangible assets deemed to have indefinite lives will no longer be amortized but will be subject to annual impairment tests in accordance with the Statements. Other intangible assets will continue to be amortized over their useful lives.

      The Company adopted Statement No. 141 and 142 for acquisitions subsequent to June 30, 2001, which resulted in no amortization recorded on the goodwill associated with the purchase of certain assets of Liquid Corn, Inc. in Minnesota. For goodwill and intangibles existing prior to July 1, 2001, the Company will apply the new rules as of January 1, 2002. Application of the nonamortization provisions of the Statement is expected to result in an increase in net income of $661,000 per year. During 2002, the Company will perform the first of the required impairment tests of goodwill as of January 1, 2002. The effects of these tests on the Company’s earnings and financial position have not yet been determined.

      This information is an integral part of the accompanying consolidated financial statements.

MINNESOTA CORN PROCESSORS, LLC

CONDENSED STATEMENT OF OPERATIONS AND OTHER COMPREHENSIVE
INCOME (LOSS)

	For the Quarter
	Ended March 31,

	2002	2001

	Unaudited
	(In millions)
Net sales, storage and handling charges	$141.1	$150.4
Cost of goods	134.4	146.5

Gross profit	6.7	3.9
Selling, general and administrative expenses	7.4	6.2

Net operating loss	(0.7)	(2.3)

Other Income (Expense)
Interest expense	(4.2)	(5.1)
Interest and other income	1.3	0.0
Equitable interest in joint venture income (loss)	(0.9)	4.1

Total other expense	(3.8)	(1.0)

Loss before income taxes	(4.5)	(3.3)
Provision for income taxes	0.0	0.1

Loss before minority interest in net loss of consolidated subsidiary	(4.5)	(3.4)
Minority interest in net loss of subsidiary	0.1	0.0

Net loss	(4.4)	(3.4)

Other Comprehensive Income (Loss)
Unrealized gain (loss) on derivatives:
Gain (loss) arising during period	(11.6)	(6.3)
Reclassification adjustment	8.9	0.9
Unrealized gain on foreign currency translation:
Gain (loss) arising during period	0.0	0.1
Reclassification adjustment	0.0	0.0

Other comprehensive income (loss)	(2.7)	(5.3)

Comprehensive income (loss)	$(7.1)	$(8.7)

See accompanying notes to condensed financial statements

MINNESOTA CORN PROCESSORS, LLC

CONDENSED BALANCE SHEETS

	March 31,	December 31,
	2002	2001

	Unaudited
	(In millions)
ASSETS
Current Assets
Cash and cash equivalents	$3.0	$0.2
Receivables	57.9	58.2
Inventories	43.9	45.5
Prepaids and other assets	3.3	4.2
Fair value of derivatives net of margin deposits	2.6	4.2

Total current assets	110.7	112.3

Investments and other assets
Investments	33.5	30.3
Deferred debt refinancing costs	2.5	2.6
Cash surrender value of life insurance	0.5	0.5
Non-current receivables	3.0	3.0
Non-current prepaids	1.0	1.1
Goodwill and other intangibles	7.4	7.4

Total investments and other assets	47.9	44.9

Property, plant, and equipment	771.8	764.9
Accumulated depreciation	336.6	324.7

Net property, plant, and equipment	435.2	440.2

Total assets	$593.8	$597.4

LIABILITIES AND MEMBER EQUITIES
Current Liabilities
Current portion of long-term debt	$3.7	$3.6
Accounts payable — grain	12.4	7.8
Accounts payable — other	29.3	25.2
Income taxes payable	0.3	1.0
Accrued payroll costs	3.8	4.3
Accrued real estate taxes	2.9	2.3
Accrued interest expense	1.5	5.0
Accrued expenses and taxes	2.4	2.1

Total current liabilities	56.3	51.3
Long-term debt	253.4	237.9
Accrued postretirement benefits	0.7	0.6

Total liabilities and debt	310.4	289.8

Member Equities
Class A units	178.3	188.9
Class B units	119.9	126.2
Current period loss	(4.4)
Current period minority interest deficit	(0.1)	0.0
Accumulated other comprehensive loss:
Net unrealized loss on fair value of derivatives	(10.3)	(7.6)
Unrealized gain on foreign currency translation	0.0	0.1

Total member equities	283.4	307.6

Total liabilities and member equities	$593.8	$597.4

See accompanying notes to condensed financial statements

MINNESOTA CORN PROCESSORS, LLC

CONDENSED STATEMENT OF CASH FLOWS

	For the Quarter
	Ended March 31,

	2002	2001

	Unaudited
	(In millions)
Cash Flows From Operating Activities
Net loss	$(4.4)	$(3.4)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	12.3	12.3
Joint venture (income) loss	0.9	(4.1)
Minority interest in net loss of consolidated subsidiary	(0.1)	0.0
Loss (gain) on disposal of property and equipment	0.2	0.0
Provision for doubtful accounts	0.2	0.2
Change in operating assets and liabilities	6.6	3.8

Net cash provided by operating activities	15.7	8.8

Cash Flows From Investing Activities
Additions to property and equipment	(7.4)	(5.5)
Investments purchased	(4.1)	(0.7)

Net cash used by investing activities	(11.5)	(6.2)

Cash Flows From Financing Activities
Principal payments on short-term borrowings	0.0	(0.1)
Long-term borrowings	15.5	0.0
Principal payments on long-term debt	0.0	(5.0)
Equity distributions	(20.0)	0.0
Loss allocation payments from members	3.1	0.0
Equity redemption	0.0	(0.2)

Net cash used by financing activities	(1.4)	(5.3)

Net increase (decrease) in cash	2.8	(2.7)
Cash at beginning of period	0.2	2.9

Cash at end of period	$3.0	$0.2

See accompanying notes to condensed financial statements

MINNESOTA CORN PROCESSORS, LLC

NOTES TO CONDENSED FINANCIAL STATEMENTS
UNAUDITED

Note 1 — Basis of Presentation

      The accompanying unaudited condensed financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the quarter ended March 31, 2002 are not necessarily indicative of the results that may be expected for a full twelve-month period. For further information, refer to the financial statements and footnotes thereto included in the Company’s annual report on Form 10-K for the period ended December 31, 2001.

Note 2 — Inventories

      Principal elements of inventories were as follows:

	March 31,	December 31,
	2002	2001

	(In millions)
Grain	$16.5	$16.1
Chemicals, raw material supplies, and coal	5.6	5.8
Goods in process of manufacture	2.2	2.1
Finished goods	7.8	10.1
Repair parts	9.8	9.7
Sweetener — bulk and specialty products	2.0	1.7

Total inventories	$43.9	$45.5

Note 3 — Commitments and Contingencies

      MCP is involved in various claims at March 31, 2002. In the opinion of management, the ultimate liability for such claims would not have a material adverse financial effect upon the company. Management further believes that all or part of any potential liability for certain of these claims will be covered by insurance, and management is vigorously defending all such claims against the company.

      In February 2002, MCP agreed to guarantee a $2.0 million line of credit for Arkion Life Sciences LLC, an unconsolidated subsidiary. No amounts are included in the financial statements of MCP at March 31, 2002 related to this guarantee.

      It is expected that the total costs to complete the construction in progress at March 31, 2002, for MCP will approximate $11.3 million.

Note 4 — Reclassifications

      Certain amounts in the March 31, 2001 condensed statement of cash flows were reclassified in order to conform to the March 31, 2002 presentation. These reclassifications had no effect on previously reported net decrease in cash flows.

MINNESOTA CORN PROCESSORS, LLC

NOTES TO CONDENSED FINANCIAL STATEMENTS

UNAUDITED

Note 5 — Joint Venture

      Effective January 1, 2001, the Company became a 50% member of CornProductsMCP Sweeteners LLC (CPMCP), for the purpose of marketing the majority of the sweetener products produced by the Company. In January 2001, the Company made an initial cash contribution of $500,000 to capitalize the newly formed LLC. As part of the new LLC operating agreement, the Company entered into a formal supply agreement that specifies the products and quantities that will be sold to CornProductsMCP Sweeteners LLC.

      Summarized income statement information for CPMCP for the three-months ended March 31, 2002 and 2001 is as follows:

	For the Quarter Ended

	March 31, 2002	March 31, 2001

Net sales	$158.6	$166.7
Cost of sales	(155.3)	(157.7)

Gross profit	3.3	9.0
Selling, general and administrative expenses	(3.4)	(2.2)
Commission income	0.5	0.7
Other expense	(0.3)	(0.0)

Net income	$0.1	$7.5

Equitable share of net income in CPMCP	$(0.5)	$4.1

Note 6 — Investment in LSCP, L.P.

      On February 19, 2002, MCP acquired 21.396% of the units of LSCP, L.P. for $4 million. The investment in LSCP, L.P. has been accounted for using the equity method of accounting. In conjunction with the investment in LSCP, L.P., MCP also entered into an Ethanol Marketing Agreement whereby MCP agreed to purchase, market, sell and distribute all of the ethanol produced by LSCP, L.P., estimated at 40 million gallons per year, for a four year period.

Note 7 — Change in Accounting Principle

      In June 2001, the Financial Accounting Standards Board issued Statements of Financial Accounting Standards No. 141, Business Combinations, and No. 142, Goodwill and Other Intangible Assets. Statement No. 141 was effective for acquisitions subsequent to June 30, 2001, and Statement No. 142 was effective for fiscal years beginning after December 15, 2001, except for goodwill and intangible assets acquired after June 30, 2001, which are subject immediately to the nonamortization and amortization provisions of this Statement. Under the new rules, goodwill and intangible assets deemed to have indefinite lives will no longer be amortized but will be subject to annual impairment tests in accordance with the Statements. Other intangible assets will continue to be amortized over their useful lives.

      The Company adopted Statement No. 141 and 142 for acquisitions subsequent to June 30, 2001, which resulted in no amortization on the goodwill associated with the purchase of certain assets subsequent to that date. For goodwill and intangibles existing prior to July 1, 2001, the Company applied the new rules effective January 1, 2002. Application of the nonamortization provisions of the Statement resulted in a decrease in net loss of $165,250 for the quarter ended March 31, 2002, compared to the quarter ended March 31, 2001. During the second quarter of 2002, the Company will perform the first of the required impairment tests of goodwill as of January 1, 2002. The effects of these tests on the Company’s earnings and financial position have not yet been determined.

ANNEX A

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER

among
ARCHER-DANIELS-MIDLAND COMPANY,
ADM MILLING CO.,
ADM ACQUISITION LLC,
and
MINNESOTA CORN PROCESSORS, LLC
dated as of
July 11, 2002

A-i

A-ii

AGREEMENT AND PLAN OF MERGER

      This Agreement and Plan of Merger (this “Agreement”), dated as of July 11, 2002, is made among Archer-Daniels-Midland Company, a Delaware corporation (“Parent”), ADM Milling Co., a Minnesota corporation and wholly owned subsidiary of Parent (“Parent Subsidiary”), ADM Acquisition LLC (“Merger Subsidiary”), a Colorado limited liability company owned 98.57% by Parent and 1.43% by Parent Subsidiary, and Minnesota Corn Processors, LLC, a Colorado limited liability company (the “Company”).

Recitals

      The members of Merger Subsidiary and the Boards of Directors of Parent, Parent Subsidiary, and the Company deem it advisable and in the best interests of each company and its respective stockholders and members that Parent and Parent Subsidiary acquire all of the outstanding membership units in the Company that Parent does not currently own.

      The acquisition of such membership interests shall be effected by the terms of this Agreement through a transaction in which Merger Subsidiary will merge with and into the Company and the holders (the “Class A Holders”) of Class A units of membership interest in the Company (“Class A Units”) will be entitled to receive cash from Parent and Parent Subsidiary in exchange for their Class A Units (the “Merger”).

Agreement

      Now, therefore, the parties agree as follows:

ARTICLE I

THE MERGER

      SECTION 1.1     The Merger. Upon the terms of, and subject to the conditions set forth in, this Agreement, at the Effective Time (defined in Section 1.3), Merger Subsidiary shall be merged with and into the Company in accordance with the Colorado Limited Liability Company Act (the “CLLCA”). The Company shall be the surviving organization in the Merger. (The term “Surviving Organization” refers to the Company in its capacity as the surviving organization in the Merger.) The address of the Surviving Organization shall be 4666 Faries Parkway, Decatur, Illinois 62526. The effects and the consequences of the Merger are as set forth in Section 1.4.

      SECTION 1.2     Closing. The closing of the Merger (the “Closing”) will take place at 10:00 a.m. (Central Time) on the business day following the date on which the last of the closing conditions set forth in Article VII has been met or waived in accordance with this Agreement (other than those that by their terms cannot be satisfied until the time of the Closing), or on such other date or at such other time as may be agreed to by the parties (the date of the Closing is referred to as the “Closing Date”). The Closing shall take place at the offices of Faegre & Benson LLP, 90 South Seventh Street, Minneapolis, Minnesota 55402, or at such other location as may be agreed to by the parties.

      SECTION 1.3     Effective Time of the Merger. Subject to the provisions of this Agreement, the Company shall file with the Colorado Secretary of State a duly prepared statement of merger (the “Merger Certificate”). The Merger Certificate shall be filed as soon as practicable on the Closing Date (or such other date as may be agreed to by the parties) following the Closing. The Merger shall become effective upon the filing of the Merger Certificate with the Colorado Secretary of State in accordance with Section 7-80-1005 of the CLLCA (the date and time at which the Merger becomes effective is referred to as the “Effective Time”).

      SECTION 1.4     Effects of the Merger. At the Effective Time:

      (a) Merger Subsidiary shall be merged with and into the Company, the separate existence of Merger Subsidiary shall cease, and the Company shall be the Surviving Organization;

      (b) the articles of organization of the Company shall be the articles of organization of the Surviving Organization, and the Surviving Organization shall have no operating agreement;

      (c) Parent shall own approximately 99%, and Parent Subsidiary shall own approximately 1%, of the outstanding membership interests of the Surviving Organization; and

      (d) the Merger shall have all the other effects prescribed in the CLLCA.

ARTICLE II

CONVERSION OF SECURITIES

      SECTION 2.1     Effects on Equity Securities. Subject to the other provisions of this Article II, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Parent Subsidiary, Merger Subsidiary, the Company, or the holder of any of the following securities:

      (a) Company Membership Units.

(i) Each issued and outstanding Class A unit shall be exchanged for the right to receive from Parent and Parent Subsidiary an aggregate amount in cash equal to $2.90 (the “Merger Consideration”).

(ii) Each issued and outstanding Class B unit of membership interest in the Company shall remain outstanding with no change.

      (b) Merger Subsidiary Membership Units. Each issued and outstanding unit of membership interest in Merger Subsidiary shall be canceled and the capital contributions of the members thereof shall be returned.

      (c) No Dissenters’ Rights. Pursuant to Section 3.19 of the Company’s operating agreement, the Class A Holders shall not have any dissenters’ or appraisal rights in connection with the Merger.

      SECTION 2.2     Payment for Class A Units.

      (a) At or before the Effective Time, Parent and Parent Subsidiary shall deposit (in proportion to their membership interests in Merger Subsidiary) in immediately available funds with Hickory Point Bank & Trust, fsb, or any other disbursing agent of Parent and Parent Subsidiary that is selected by Parent and Parent Subsidiary and that is organized under the laws of the United States or any state of the United States and has capital, surplus, and undivided profits of at least $500 million (the “Disbursing Agent”), an amount equal to the product of the number of Class A Units issued and outstanding immediately before the Effective Time multiplied by the Merger Consideration, less amounts permitted to be withheld from certain Class A Holders under Section 2.3 (the “Fund”). Out of the Fund, the Disbursing Agent shall make on behalf of Parent and Parent Subsidiary, respectively, and in proportion to their membership interests in Merger Subsidiary, the payments referred to in Section 2.1(a)(i), subject to the other provisions of this Article II. The Disbursing Agent may invest portions of the Fund as Parent and Parent Subsidiary direct, but substantially all such investments shall be in obligations of, or guaranteed by, the United States of America, in commercial paper obligations receiving the highest rating from either Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, or in certificates of deposit, bank repurchase agreements, or bankers’ acceptances of commercial banks with capital, surplus, and undivided profits exceeding $500 million (collectively, “Permitted Investments”), or in money market funds invested solely in Permitted Investments. Any net profit resulting from, or interest or income produced by, such investments shall be payable to Parent and Parent Subsidiary in proportion to their membership interests in Merger Subsidiary. Any amount remaining in the Fund one year after the Effective Time may be refunded to Parent and Parent Subsidiary at their option, but Parent and Parent Subsidiary shall be liable for any cash payments required to be made thereafter under this Article II.

      (b) As soon as practicable after the Effective Time, the Disbursing Agent shall mail to each Class A Holder a letter of transmittal (the “Letter of Transmittal”) and instructions for its use in effecting the surrender of certificates representing Class A Units (“Certificates”) in exchange for cash under this Article II. The Letter of Transmittal shall specify that delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of Certificates to the Disbursing Agent. The Disbursing Agent, as soon as practicable following receipt of any Certificate together with the Letter of Transmittal, duly executed, and any other items as may be reasonably required to be delivered to the Disbursing Agent, as specified by the Letter of Transmittal, shall pay, by check or draft, to the person or persons entitled thereto, the amount determined by multiplying the number of Class A Units represented by the Certificate so surrendered by the Merger Consideration, less any amounts permitted to be withheld under Section 2.3. No interest will be paid or accrued on the cash payable upon the surrender of the Certificates. If payment is to be made to a person other than the person in whose name a Certificate surrendered is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the person requesting the payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the Certificate surrendered or establish to the satisfaction of Parent and Parent Subsidiary that the tax has been paid or is not applicable.

      (c) If any Certificate has been lost, stolen, or destroyed, upon the making of an affidavit of that fact by the person claiming any such Certificate to have been lost, stolen, or destroyed, the amount to which such person would have been entitled hereunder but for failure to deliver the Certificate to the Disbursing Agent shall nevertheless be paid to such person, but Parent and Parent Subsidiary may, in their sole discretion and as a condition precedent to such payment, require such person to give Parent and Parent Subsidiary a bond in such reasonable sum (the cost of which shall not exceed 1% of the aggregate amount of the Merger Consideration payable in respect of the Class A Units represented by the Certificate) as Parent and Parent Subsidiary may direct as indemnity against any claim that may be had against Parent, Parent Subsidiary, or the Surviving Organization with respect to the Certificate alleged to have been lost, stolen, or destroyed.

      SECTION 2.3     Offset of 1996 Loss Payable. Promptly following the Effective Time, Parent, using the records of the Company, shall prepare a schedule of Class A Holders having outstanding obligations to the Company relating to the “1996 Loss Payable” (defined in the Company’s operating agreement) as of the Effective Time. The schedule shall set forth the aggregate amount of each such Class A Holder’s obligations to the Company relating to the 1996 Loss Payable. For each such Class A Holder, Parent and Parent Subsidiary shall be entitled to withhold from the Merger Consideration otherwise payable to the Class A Holder hereunder an amount equal to the aggregate obligations of such holder to the Company relating to the 1996 Loss Payable divided by the number of Class A Units held by the holder (rounded to the nearest one-tenth of a cent). Parent and Parent Subsidiary shall, or shall cause the Disbursing Agent to, mail to each such Class A Holder a statement showing the aggregate and per-unit amount of such withholding with respect to that Class A Holder.

      SECTION 2.4     No Further Rights. From and after the Effective Time, each Class A Member (as defined in the Company’s operating agreement) shall cease to have any rights as a Class A Member, except for the right to surrender the member’s Certificate in exchange for the payment provided under this Article II.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

      Except as otherwise set forth in the disclosure schedule delivered by the Company to Parent and Parent Subsidiary concurrently with the execution and delivery of this Agreement (the “Company

Disclosure Schedule”), the Company represents and warrants to Parent, Parent Subsidiary, and Merger Subsidiary as follows:

      SECTION 3.1     Organization, Standing, Qualification.

      (a) Each of the Company’s Subsidiaries (defined below) is listed in the Company Disclosure Schedule under the heading “Subsidiaries.” Each of the Company and its Subsidiaries is a limited liability company or corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its organization (as identified in the Company Disclosure Schedule) and has the requisite company power and company authority to own, lease, and operate its properties and assets and to carry on its business as it is now being conducted. Each of the Company and its Subsidiaries is duly qualified or licensed as a foreign organization to do business, and is in good standing, in each jurisdiction where the character of the properties owned, operated, or leased by it, or the nature of its business, makes such qualification or licensing necessary, except such jurisdictions where failure to be so qualified, licensed, or in good standing would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect (defined below).

      (b) Copies of the articles of organization and operating agreement (or similar organizational documents) of the Company and each of its Subsidiaries have been provided to Parent and Parent Subsidiary and are complete and correct as of the date of this Agreement.

      (c) “Company Material Adverse Effect” means a material adverse effect upon the business, operations, results of operations, properties, assets, or financial condition of the Company and its Subsidiaries taken as a whole, or on the Company’s ability to timely consummate the Merger. “Company Material Adverse Effect” does not include any such effect resulting from:

(i) any change, event, occurrence, or condition generally applicable to any of the industries in which the Company and its Subsidiaries operate;

(ii) general economic or market conditions;

(iii) any change, event, occurrence, or condition resulting from this Agreement or the announcement of the execution of this Agreement or the consummation of the transactions contemplated hereby, including the dissolution of Corn Products MCP Sweeteners LLC, a Delaware limited liability company (“CPMCP”), pursuant to the Corn Products MCP Sweeteners LLC Limited Liability Company Agreement, dated December 1, 2000, between the Company and Corn Products International, Inc., or the announcement thereof;

(iv) the failure to obtain any applicable regulatory or third-party consents that may be required in connection with this Agreement or the transaction contemplated hereby; or

(v) changes to United States generally accepted accounting principles (“GAAP”) after the date of this Agreement.

      (d) A “Subsidiary” means, with respect to any party to this Agreement, any limited liability company, corporation, or other entity in which the party owns, directly or indirectly, more than 50% of the securities or other ownership interests having by their terms ordinary voting power to elect at least a majority of the board of directors or other persons performing similar functions. CPMCP is not deemed to be a Subsidiary of the Company.

      SECTION 3.2     Capitalization. The authorized capitalization of the Company consists of (a) 350 million Class A Units, of which, as of the date hereof, 136,618,940 Class A Units are issued and outstanding, and (b) 150 million Class B Units, of which, as of the date hereof, 58,622,430 are issued and outstanding. All of the issued and outstanding equity securities of the Company and of each of its Subsidiaries have been duly authorized and validly issued, are fully paid, and nonassessable, and were not granted in violation of any preemptive rights. There are no outstanding subscriptions, options, warrants, calls, rights, or other agreements, arrangements, or commitments under which the Company or any of its Subsidiaries is or may become obligated to issue, sell, transfer, or otherwise dispose of, or purchase, redeem, or otherwise acquire, any units of membership interest or shares of capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries, and there are no outstanding securities convertible into or exchangeable for any such units, capital stock, or other equity or voting interests. There are no voting trusts, proxies, or other agreements or understandings to which the Company is a party with respect to the voting of the Class A Units. The Company owns, directly or indirectly, all of the issued and outstanding equity securities of every class of each of its Subsidiaries, free and clear of all liens, security interests, pledges, charges, and other encumbrances. The Company Disclosure Schedule contains a complete and correct list of each corporation, limited liability company, partnership, joint venture, or other business association or entity in which the Company or any of its Subsidiaries has any direct or indirect equity ownership interest (other than the Subsidiaries listed in the Company Disclosure Schedule).

      SECTION 3.3     Authorization and Execution. The Company has the power and authority to execute and deliver this Agreement and, subject to approval by the requisite percentage of the Class A Members at the Special Meeting (defined in Section 6.1(a)), to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement by the Company have been duly authorized by the Board of Directors of the Company, and no further company action of the Company, other than the approval of the Class A Members, is necessary to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and, assuming the accuracy of the representations and warranties of Parent, Parent Subsidiary, and Merger Subsidiary set forth in Article IV, constitutes the legal, valid, and binding obligation of the Company, enforceable against the Company in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors’ rights generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a court of law or equity).

      SECTION 3.4     No Conflicts. Neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby, will:

      (a) conflict with or result in a breach of the articles of organization, operating agreement, or similar organizational documents, as currently in effect, of the Company or any of its Subsidiaries;

      (b) require any filing with, or consent or approval of, any governmental, administrative, or regulatory body or authority having jurisdiction over any of the business or assets of the Company or any of its Subsidiaries, except for:

(i) compliance with the Securities Exchange Act of 1934 (the “Exchange Act”), including the filing with the Securities and Exchange Commission (“SEC”) of the Proxy Statement (defined in Section 6.1(b)) and such reports and other filings under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby;

(ii) the filing of the Certificate of Merger with the Colorado Secretary of State; and

(iii) the filings required by the pre-merger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations thereunder (the “HSR Act”);

      (c) violate any statute, law, ordinance, permit, license, rule, or regulation applicable to the Company or any of its Subsidiaries or any injunction, judgment, order, writ, decision, or decree applicable to the Company or any of its Subsidiaries or their respective properties or assets, in each case except for any such violations that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; or

      (d) result in a breach of, or constitute a default or an event that, with or without the passage of time or the giving of notice, or both, would constitute a default, give rise to a right of termination, cancellation, or acceleration, create any entitlement of any third party to any material payment or benefit, require notice to, or the consent of, any third party, or result in the creation of any lien on the assets of the Company or any of its Subsidiaries under, any Material Contract (defined in Section 3.10), in each case except for any such breaches or defaults that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

      SECTION 3.5     SEC Reports; Financial Statements; No Undisclosed Liabilities.

      (a) The Company has made available to Parent and Parent Subsidiary, in the form filed with the SEC, all reports and other filings (including amendments to previously filed documents) filed by the Company with the SEC from January 1, 2001 to the date of this Agreement (all such reports and other filings are collectively called the “Company SEC Reports” and each is individually called a “Company SEC Report”). No Company SEC Report, as of its filing date, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading, and each Company SEC Report at the time of its filing complied as to form in all material respects with all applicable requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder. The representation in the immediately preceding sentence does not apply to any misstatement or omission in any Company SEC Report filed before the date of this Agreement that has been superseded by a subsequent Company SEC Report filed before the date of this Agreement. From January 1, 2001 to the date of this Agreement, the Company has filed all reports and other filings that it was required to file with the SEC under the Securities Act of 1933, the Exchange Act, and the rules and regulations of the SEC.

      (b) The consolidated financial statements contained in the Company SEC Reports were prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly present, in all material respects, the consolidated financial position of the Company and its Subsidiaries at the respective dates thereof and the consolidated results of operations and the consolidated cash flows of the Company and its Subsidiaries for the periods indicated, and are consistent with the books and records of the Company and its Subsidiaries, subject, in the case of interim financial statements, to normal year-end adjustments (which will not be material, individually or in the aggregate), and except that the interim financial statements do not contain all of the footnote disclosures required by GAAP to the extent permitted by the rules and regulations of the SEC.

      (c) Except as and to the extent included in the most recent audited balance sheet contained in the Company SEC Reports (the “Company Balance Sheet”), neither the Company nor any of its Subsidiaries had, as of the date of the Company Balance Sheet, any material obligations or liabilities of any nature that as of such date would have been required to be included on a consolidated balance sheet of the Company prepared in accordance with GAAP as in effect on such date. From the date of the Company Balance Sheet to the date of this Agreement, neither the Company nor any of its Subsidiaries has incurred any material obligations or liabilities of any nature that are currently outstanding that would be required to be included in, a consolidated balance sheet of the Company dated as of the date of this Agreement prepared in accordance with GAAP as in effect on the date of this Agreement, other than those arising in the ordinary course of business consistent with past practice (including trade indebtedness) since the date of the Company Balance Sheet.

      SECTION 3.6     Proxy Statement. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act applicable to the Company. None of the information supplied by the Company for inclusion or incorporation by reference in the Proxy Statement will, at the date it is mailed to the Class A Members and, after giving effect to all supplements and amendments thereto (if any), at the time of the Special Meeting, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

      SECTION 3.7     Absence of Certain Changes or Events. From the date of the Company Balance Sheet to and including the date of this Agreement, the Company and its Subsidiaries have conducted their respective businesses and operations in the ordinary course consistent with past practice, and neither the Company nor any of its Subsidiaries has:

      (a) split, combined, or reclassified any equity securities or made any other changes in its equity capital structure;

      (b) purchased, redeemed, or otherwise acquired, directly or indirectly, any equity securities or any options, rights, or warrants to purchase any such equity securities or any securities convertible into or exchangeable for any such equity securities;

      (c) declared, set aside, or paid any dividend or made any other distribution in respect of equity securities, except for dividends or distributions by any of the Company’s Subsidiaries to the Company or another of the Company’s Subsidiaries;

      (d) issued any equity securities or granted any options, rights, or warrants to purchase any such equity securities or any securities convertible into or exchangeable for any such equity securities;

      (e) purchased any business, purchased any equity interests of any entity other than the Company, or merged or consolidated with any person;

      (f) sold, leased, licensed, encumbered, or otherwise disposed of any assets or properties, other than in the ordinary course of business consistent with past practice, which sales, leases, licenses, encumbrances, or other dispositions of assets, other than finished products or inventory, in any event, were not material to the Company and its Subsidiaries, taken as a whole;

      (g) incurred, assumed, or guaranteed any indebtedness for money borrowed other than (i) borrowings incurred for working capital purposes under the Company’s existing revolving credit facility and (ii) intercompany indebtedness;

      (h) changed or modified in any material respect any existing accounting method, principle, or practice, other than as required by GAAP;

      (i) except for normal increases in the ordinary course of business consistent with past practice that, in the aggregate, do not result in a material increase in benefits or compensation expense to the Company, increased in any manner the compensation or benefits of any employee of the Company or its Subsidiaries;

      (j) increased the compensation or benefits of any officer or director of the Company or any of its Subsidiaries, other than consistent with past practice;

      (k) entered into or amended any contract or agreement or employment, severance, change of control, bonus, stay-pay, or special-pay arrangement with any employee, officer, or director, except in the ordinary course of business consistent with past practice;

      (l) except for this Agreement, entered into any commitment to do any of the foregoing; or

      (m) suffered any business interruption, damage to or destruction of its properties, or other incident, occurrence, or event, in each case, that has had or would be reasonably likely to have (after giving effect to insurance coverage), individually or in the aggregate, a Company Material Adverse Effect.

      SECTION 3.8     Tax Matters.

      (a) As used in this Agreement,

(i) “Tax” or “Taxes” includes all federal, state, local, or foreign and other income, estimated income, alternative or add-on minimum, gross receipts, profits, business, license, occupation, stamp, occupation, premium, value added, utility, franchise, service, property (including special assessments or charges), sales, use, transfer, gains, excise, severance, unemployment compensation, employment or unemployment, payroll, withholding (whether relating to employees, members, or otherwise), social security or minimum tax, or any other tax, custom, duty, governmental fee, or other like assessment or charge of any kind, together with any interest or any penalty, addition to tax, or additional amount imposed by any governmental entity;

(ii) “Member Taxes” means taxes payable by the members (as defined in the Company’s operating agreement) of the Company because of its status as a partnership for federal income tax purposes;

(iii) “Tax Returns” includes all federal, state, local, foreign, and other tax returns, forms, declarations, elections, statements, reports, and schedules; and

(iv) “Code” means the Internal Revenue Code of 1986 and the regulations promulgated thereunder.

      (b) All Tax Returns required to be filed on or before the Closing Date by, or with respect to, the Company and each of its Subsidiaries have been or will be duly and timely filed (taking into account any extensions).

      (c) The information included in the Tax Returns filed is or, in the case of those returns filed between the date hereof and the Closing Date, will be complete and accurate in all material respects.

      (d) The Company and its Subsidiaries have paid or will pay on a timely basis all Taxes shown to be due and payable on such returns except Member Taxes.

      (e) The Company and each of its Subsidiaries has withheld and paid over to the appropriate governmental entities all Taxes required by law to have been withheld and paid in connection with amounts paid or owing to any employee, member, or other person.

      (f) Any adjustment of Taxes made by the Internal Revenue Service or any state, local, foreign or other taxing authority in any examination that is required to be reported to the Internal Revenue Service or to any state, local, foreign, or other taxing authorities has been so reported, and any additional Taxes due with respect thereto have been paid.

      (g) No material Taxes are due in any jurisdiction in which Tax Returns have not been filed.

      (h) No action, suit, proceeding, investigation, audit, or claim is now proposed, pending, or, to the knowledge of the Company or its Subsidiaries, threatened with respect to the Company or its Subsidiaries in respect of any Tax, and there are no discussions with any governmental entity with respect to Taxes that are likely to result in a material additional amount of Tax.

      (i) No notice or claim has been made by a taxing governmental entity in a jurisdiction where the Company or its Subsidiaries do not file a particular Tax Return that it is or may be subject to that particular Tax in that jurisdiction.

      (j) No request has been made for an extension of time within which to file returns in respect of any Taxes, which returns have not yet been filed.

      (k) There has been no waiver or extension of any applicable statute of limitations period for the assessment or collection of any Taxes, which period (after giving effect to such waiver or extension) has not yet expired.

      (l) Tax periods that remain open, and periods for which audits of federal, state, local and foreign Tax Returns by the relevant governmental entities have been completed, are listed in the Company Disclosure Schedule.

      (m) All currently effective elections with respect to Taxes affecting the Company, its Subsidiaries or members made by or on behalf of the Company, its Subsidiaries or members are set forth in the Company Disclosure Schedule.

      (n) The Company is taxable for federal, state, local, and foreign income purposes as a partnership and not as a “publicly traded partnership” within the meaning of Section 7704 of the Code.

      (o) The unpaid Taxes of the Company and its Subsidiaries did not, as of the date of the Company Balance Sheet, exceed the reserve for tax liability set forth on the face of the Company Balance Sheet.

      (p) Neither the Company nor any of its Subsidiaries, as transferee or successor, by contract, or otherwise, has any liability for Taxes by virtue of the conversion of the Company from a cooperative into a limited liability company.

      SECTION 3.9     Real Property.

      (a) Each of the Company and its Subsidiaries has good and marketable title to and/or a valid leasehold interest in all of its material properties and assets, tangible and intangible, free and clear of all mortgages, pledges, liens, encumbrances, or other security interests (collectively, “Liens”), except for (i) Liens for current taxes not yet due and payable, and (ii) such other minor imperfections of title and encumbrances, if any, that would not, in the aggregate, be reasonably expected to have a Company Material Adverse Effect (clauses (i) and (ii) being referred to as “Permitted Liens”).

      (b) The Company Disclosure Schedule contains a complete list of all real property owned by the Company or any of its Subsidiaries (the “Real Property”). Except for property leased pursuant to leases listed in the Company Disclosure Schedule, the Real Property includes all land, buildings, structures, and other improvements used by the Company or its Subsidiaries necessary to enable them to conduct their business as it is presently being conducted.

      (c) There is no condition on the Real Property, or any real property leased by the Company or any of its Subsidiaries, that would be revealed by an accurate survey or physical inspection thereof and that would (i) interfere in any material respect with the use, occupancy, or operation thereof as currently used, occupied, or operated, or (ii) materially reduce the fair market value thereof below the fair market value such parcel would have had but for such encroachment or other fact or condition.

      (d) Neither the Company nor any of its Subsidiaries owns or holds, or is obligated under, or party to, any option, right of first refusal, or other contractual right to acquire any real property or interest therein.

      (e) The Company Disclosure Schedule contains a complete list of each lease pursuant to which the Company or any of its Subsidiaries leases, as lessor or lessee, any real property interest. Each such lease is valid and binding and is in full force and effect, subject only to exceptions based on bankruptcy, insolvency, or similar laws of general application, and there are no existing defaults by any party to any such lease, or any condition, event, or act known to the Company or its Subsidiaries that, with notice or lapse of time or both, would constitute such a default, and, without limiting the foregoing, neither the Company nor any of its Subsidiaries is in default under any of such leases, and neither the Company nor any of its Subsidiaries has received any notice from any person asserting a default under any such lease, in each case except for any such breaches or defaults that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

      (f) Neither the Company nor any of its Subsidiaries has received notice of any default or breach by any of them under any Liens affecting the Real Property or any portion thereof, no such default or breach now exists, and no event has occurred or is continuing that, with notice or the passage of time or both, would constitute a default thereunder, in each case except for any such breaches or defaults that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

      (g) The Company and each of its Subsidiaries is in compliance with all material zoning, building, subdivision, and land-use laws and regulations that are applicable to any portion of the Real Property or any buildings, plants or improvements owned by the Company or any of its Subsidiaries (collectively, “RealProperty Laws”). The Real Property and its continued use, occupancy, and operation as currently used, occupied, and operated for its primary purpose does not constitute a nonconforming use under any Real Property Law, and the continued existence, use, occupancy, and operation of the Real Property for its primary purpose is not dependent on any special permit, exception, approval, or variance.

      SECTION 3.10     Material Contracts. Neither the Company nor any of its Subsidiaries is a party to or bound by any (whether written or oral):

      (a) employment, change of control, severance, stay-pay, or non-competition or non-solicitation agreement;

      (b) material forward-purchase or hedging contract;

      (c) contract, whether as licensor or licensee, for the license of any patent, know-how, trademark, trade name, service mark, copyright, or other intangible asset (other than non-negotiated licenses of commercially available computer software);

      (d) loan or guaranty agreement, indenture, or other instrument, contract, or agreement under which any money has been borrowed or loaned, which has not yet been repaid, or any note, bond, or other evidence of indebtedness that has been issued and remains outstanding;

      (e) mortgage, security agreement, conditional sales contract, capital lease, or similar agreement that effectively creates a lien on any assets of the Company or any of its Subsidiaries (other than any conditional sales contract, capital lease, or similar agreement that creates a lien only on tangible personal property);

      (f) contract restricting the Company or any of its Subsidiaries in any material respect from engaging in business or from competing with any other person;

      (g) plan of reorganization or liquidation;

      (h) partnership, limited liability company, or joint venture agreement;

      (i) contract or other agreement for the sale of any of its material assets or properties or for the grant to any person of any preferential rights to purchase any of its assets or properties other than in the ordinary course of business, except for contracts or agreements under which the sale or purchase has been completed and there are no material obligations of the Company remaining;

      (j) material agreement that includes terms regarding minimum volumes or volume discounts;

      (k) material agreement under which a rebate, discount, bonus, commission, or other payment with respect to the sales of any products may be payable or required;

      (l) agreement under which the consequences of a default or termination could have a Company Material Adverse Effect;

      (m) material warehousing, distributorship, representative, marketing, sales agency, or advertising agreement;

      (n) “material contract” (as defined in Item 601(b)(10) of Regulation S-K of the SEC); or

      (o) any other material agreement that was not entered into in the ordinary course of business.

All of the foregoing are collectively called “Material Contracts.” To the extent Material Contracts are evidenced by documents, true and complete copies have been delivered or made available to Parent and Parent Subsidiary. To the extent Material Contracts are not evidenced by documents, written summaries have been delivered or made available to Parent and Parent Subsidiary. Each Material Contract is in full force and effect, unless the failure of any Material Contract to be in full force and effect has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any other party is in breach of or in default under any of the Material Contracts, except for breaches or defaults that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

      SECTION 3.11     Intellectual Property.

      (a) The Company owns or has valid binding, enforceable, and adequate rights to use all patents, trademarks, trade names, service marks, service names, domain names, copyrights, or other proprietary intellectual property rights, applications therefor, registrations thereof, and licenses or other rights in respect thereof (“Intellectual Property”) that are necessary to conduct the business of the Company and its Subsidiaries as presently conducted. The Company Disclosure Schedule lists:

(i) all trademarks, registered copyrights, trade names, domain names, and service marks that the Company considers to be material to its business and included in the Intellectual Property, including the jurisdictions in which each such Intellectual Property has been issued or registered or in which any such application for such issuance and registration has been filed;

(ii) all material licenses, sublicenses, and other agreements to which the Company or any of its Subsidiaries is a party and pursuant to which any person is authorized to use any Intellectual Property; and

(iii) all material licenses, sublicenses, and other agreements to which the Company or any of its Subsidiaries is a party and pursuant to which the Company or any of its Subsidiaries is authorized to use any third-party patents, trademarks, or copyrights (“Third-Party Intellectual Property”) that are material to its business.

      (b) The Company is not, nor will it be as a result of the execution and delivery of this Agreement, or the performance of its obligations under this Agreement, in breach in any material respect of any license, sublicense, or other agreement relating to the Intellectual Property or Third-Party Intellectual Property.

      (c) To the Company’s knowledge, all material patents, registered trademarks, service marks, and copyrights held by the Company are valid and subsisting. The Company (i) has not been sued in any suit, action, or proceeding involving a claim of infringement of any patents, trademarks, service marks, or copyrights, or violation of any trade secret or other proprietary right of any person, and (ii) has no knowledge that the conduct of its business as presently conducted infringes any patent, trademark, service mark, copyright, trade secret, or other proprietary right of any person.

      (d) Neither the Company nor its Subsidiaries has received any written notice or, to the knowledge of the Company, any other notice, from any other person or any other source pertaining to or challenging the right of the Company or its Subsidiaries to use any Intellectual Property or any trade secrets, proprietary information, inventions, know-how, processes, or procedures owned or used by or licensed to the Company or its Subsidiaries.

      (e) To the knowledge of the Company, none of the Company’s or its Subsidiaries’ employees is in violation of any term of any employment contract, patent-disclosure agreement, confidentiality agreement, or any other contract or agreement relating to the relationship of any such employee with it or any other person.

      SECTION 3.12     Litigation. The Company Disclosure Schedule sets forth a list of all pending litigation, arbitration, or administrative proceedings against the Company or any of its Subsidiaries as of the date of this Agreement. No litigation, arbitration, or administrative proceeding is pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries as of the date of this Agreement that, if decided adversely to such person, would be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect, or that seeks to enjoin or otherwise challenges the consummation of the transactions contemplated by this Agreement. As of the date of this Agreement, neither the Company nor any of its Subsidiaries is specifically identified as a party subject to any material restrictions or limitations under any injunction, writ, judgment, order, or decree of any arbitrator, court, administrative agency, commission, or other governmental authority.

      SECTION 3.13     Permits, Licenses, Authorizations; Compliance with Laws. Each of the Company and its Subsidiaries has all licenses, franchises, permits, and other governmental authorizations and approvals necessary to conduct its business, and neither the Company nor any of its Subsidiaries is in violation of any such license, franchise, permit, or other governmental authorization or approval, or any statute, law, ordinance, rule, or regulation applicable to it or any of its properties, except where the failure to have any such license, franchise, permit, or other governmental authorization or approval, or the existence of any such violation, has not had and would not be reasonably likely to have, individually or in the aggregate, a

Company Material Adverse Effect. As of the date of this Agreement, (a) no investigation or review by any governmental authority with respect to the Company or any of its Subsidiaries is pending or, to the knowledge of the Company, threatened, and (b) to the knowledge of the Company, no governmental authority has indicated an intention to conduct any such investigation or review.

      SECTION 3.14     No Brokers or Finders. Except for ING Financial Markets LLC (“ING”) and Morgan Lewins & Co. Inc. (formerly known as Morgan Lewis Githens & Ahn, Inc.) (“Morgan Lewins”), the Company has not engaged any investment banker, broker, or finder in connection with the transactions contemplated hereby. True and complete copies of the Company’s engagement letters with ING and Morgan Lewins have been provided to Parent and Parent Subsidiary.

      SECTION 3.15     Benefit Plans.

      (a) The Company Disclosure Schedule lists all pension, profit sharing, retirement, stock purchase, stock option, bonus, incentive compensation, and deferred compensation plans, life, health, dental, accident or disability, workers’ compensation, or other employee welfare benefit plans (insured or self-insured), educational assistance, pre-tax premium or flexible spending account plans, supplemental or executive benefit plans, non-qualified retirement plans, severance or separation plans, and any other employee benefit plans, practices, policies, or arrangements of any kind, whether written or oral, that are maintained by the Company or any entity under common control as determined under sections 414(b), (c), (m), or (o) of the Code (referred to as “the Company or its controlled group”) for the benefit of any of its officers, directors, or employees (including former employees) employed by the Company or its controlled group, or under which the Company or its controlled group has any current or potential liability with respect to any employee or former employee, including any “employee benefit plan” that is subject to the Employee Retirement Income Security Act of 1974 (“ERISA”) (collectively referred to as “Plans” and individually as a “Plan”). The Company Disclosure Schedule specifically identifies any Plan that is wholly or partially self-insured by the Company or its controlled group.

      (b) Each Plan, other than a multiemployer plan defined in Section 3(37) of ERISA, (and each related trust, insurance contract, or fund) is in material compliance in form and in operation with all applicable requirements of ERISA, the Code, and any applicable state law or regulation (except for the adoption of any required amendments for which the remedial amendment period has not expired as of the Closing Date), each such Plan has been administered in all material respects in accordance with its plan documents and applicable laws and regulations, and, to the knowledge of the Company, there has been no breach of fiduciary duty, prohibited transaction, or other event with respect to a Plan that could result in an excise tax or other penalty against the Company or its controlled group, any Plan, or any fiduciary of a Plan. The requirements of Code Section 4980B and Parts 6 and 7 of Subtitle B of Title I of ERISA, including the provisions of those statutes relating to COBRA continuation of health coverage, and any similar requirement under any state or local law relating to continuation of employee welfare benefits, have been satisfied with respect to each Plan (excluding any multiemployer plan) that is subject to such requirements.

      (c) Each employee pension benefit plan listed in the Company Disclosure Schedule (excluding any multiemployer plan) that is intended to be a “qualified plan” for purposes of the Code is in fact so qualified, such Plan has received a current favorable determination letter from the Internal Revenue Service regarding its qualified status, and nothing has occurred since the date such determination letter was requested that would adversely affect such qualified status. Any voluntary employees’ beneficiary association maintained by the Company or its controlled group under Code Section 501(c)(9) with respect to a Plan is exempt from tax, has a favorable determination letter from the Internal Revenue Service regarding its tax exempt status, and has not incurred any unrelated business taxable income.

      (d) Each Plan (excluding any multiemployer plan) is in compliance with the applicable requirements for reporting and disclosure to participants under ERISA with respect to that Plan, and all required annual returns and other reports for each such Plan have been filed on a timely basis with the Internal Revenue Service, the U.S. Department of Labor, the Pension Benefit Guaranty Corporation, and any other applicable governmental agency, excluding any such noncompliance or failure that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

      (e) The Company or its controlled group has made on a timely basis all contributions and payments required pursuant to the terms of each Plan, the Code, ERISA or other applicable law, or has made accruals on the Company Balance Sheet for any such contributions or payments for such periods that are not yet due.

      (f) At no time during the six calendar years preceding the date hereof has the Company or its controlled group maintained or made any contributions to any defined benefit pension plan or multi-employer pension plan which is subject to Title IV of ERISA. If the Company or its controlled group has made any contributions to a multi-employer pension plan within the last six calendar years, the Company Disclosure Schedule specifically identifies the extent (in U.S. dollars) of any potential multi-employer withdrawal liability under ERISA Section 4201, as reported to the Company by such Plan.

      (g) With respect to any defined benefit pension plan subject to Title IV of ERISA maintained or contributed to by the Company or its controlled group, but excluding any multiemployer plan, (i) no accumulated funding deficiency, as defined in ERISA Section 302 and Code Section 412, exists, whether or not waived, (ii) there is no event or condition existing that could be deemed a reportable event within the meaning of ERISA Section 4043, (iii) no condition exists that could subject the Company or its controlled group, the Plan or any fiduciary of the Plan to any liability under ERISA Section 4062, 4063, or 4064, or a penalty under ERISA Section 4071, and (iv) the assets of each such Plan are equal to or greater than the total accrued liabilities of such Plan, whether or not vested, determined on a termination basis.

      (h) No Plan provides health, dental, life insurance, or similar welfare benefits to any employee of the Company or any of its Subsidiaries, or any dependent of such employee, following termination of the employee’s employment, except as may be required by Code Section 4980B or any similar state law.

      (i) The Company has furnished or made available to Parent and Parent Subsidiary with respect to each Plan (excluding any multiemployer plan) correct and complete copies of all current plan documents, all amendments thereto, any related trust agreements, insurance contracts or other funding arrangements, any current contracts with investment managers, recordkeepers or other service providers, all current summary plan descriptions and summaries of material modifications, the three most recent annual reports (Form 5500 series), the most recent actuarial valuation report (if applicable), and the most recent Internal Revenue Service determination letter, where applicable. In any case where such a Plan does not have written Plan documents, the Company has furnished to Parent and Parent Subsidiary a summary of the material terms of the Plan.

      (j) No representation has been made to any employee by (or at the direction of) the Company or any officer or employee of the Company with respect to any Plan that would entitle the employee to benefits greater than or in addition to the benefits provided by the actual terms of the Plan, including representations as to post-retirement health or death benefits. No representation or promise has been made by (or at the direction of) the Company or any officer or employee of the Company to any such employee that any new Plan is to be established.

      (k) No employee of the Company or its controlled group is a party to any employment or other agreement with the Company or its controlled group that entitles the employee to compensation or other consideration upon the acquisition by any person of control of the Company or any of its Subsidiaries, or to benefits or increased benefits under any Plan covering such employee as a result of such acquisition of control. The consummation of the Merger (alone or together with any other event) will not entitle any person to accelerate the time of payment or vesting of, or increase the amount of, any compensation or any benefit under any Plan. The Merger will not result in the payment or series of payments by the Company or its controlled group to any person of an “excess parachute payment” within the meaning of Code Section 280G (or the grossing up of such a payment for taxes), or any other payment that is not fully deductible for federal income tax purposes under the Code.

      (l) To the knowledge of the Company, no action, suit, proceeding, hearing, or investigation with respect to the administration of any Plan, the investment of the assets of any Plan, or any violation of a law or regulation with respect to any Plan (other than routine claims for benefits) is pending and no such action, suit, proceeding, hearing, or investigation has been threatened.

      SECTION 3.16     Labor Matters. The Company Disclosure Schedule lists each collective bargaining agreement (or any other agreement or understanding with a labor union or organization) to which the Company or any of its Subsidiaries is a party or that is the subject of negotiations between the Company or any of its Subsidiaries and any labor union or organization. Neither the Company nor any of its Subsidiaries is the subject of any material proceeding asserting that the Company or any of its Subsidiaries has committed an unfair labor practice or is seeking to compel the Company or any of its Subsidiaries to bargain with any labor union or organization. There is no strike or other general labor dispute involving the Company or any of its Subsidiaries pending or, to the knowledge of the Company, threatened.

      SECTION 3.17     Environmental Matters.

      (a) For purposes of this Section 3.17, the terms below have the following meanings:

(i) “Environmental Claim” means any written claim, demand, action, suit, complaint, proceeding, directive, investigation, lien, demand letter, or notice by any person alleging noncompliance, violation, or potential liability (including liability or potential liability for enforcement, investigatory costs, cleanup costs, governmental response costs, natural resource damages, property damage, personal injury, fines, or penalties) arising out of, relating to, based on, or resulting from (A) the presence, discharge, emission, release, or threatened release of any Hazardous Materials at any location, whether or not owned by the Company or its Subsidiaries, (B) any violation or alleged violation of any Environmental Law or Environmental Permit, or (C) otherwise relating to obligations or liabilities under any Environmental Law.

(ii) “Environmental Laws” means all foreign, federal, state, and local statutes, rules, regulations, ordinances, orders, decrees, and common law regulating in any manner pollution or protection of the environment (including indoor air, ambient air, surface water, groundwater, land surface, subsurface strata, or plant or animal species) or of human health as it may be affected by exposure to any pollutant, contaminant, or similar substance or by any condition in the environment.

(iii) “Environmental Permits” means all permits, licenses, registrations, exemptions and other filings with or authorizations by any governmental authority under any Environmental Law.

(iv) “Hazardous Materials” means all hazardous or toxic substances, wastes, materials, or chemicals, petroleum (including crude oil or any fraction thereof), petroleum products, asbestos, asbestos-containing materials, pollutants, contaminants, radioactivity, and all other materials and forces, whether or not defined as such, that are regulated pursuant to any Environmental Law or that could result in liability under any Environmental Law.

      (b) Each of the Company and its Subsidiaries is, and within the period of all applicable statutes of limitation has been, in material compliance with all applicable Environmental Laws.

      (c) Each of the Company and its Subsidiaries holds all material Environmental Permits required for the current operation of its business, each of such Environmental Permits is in full force and effect, and each of the Company and its Subsidiaries is, and within the period of all applicable statutes of limitation has been, in material compliance with all such Environmental Permits.

      (d) No review by, or approval of, any governmental authority or other person is required under any Environmental Law in connection with the execution or delivery of this Agreement or in connection with the consummation of the transactions contemplated by this Agreement.

      (e) There is no Environmental Claim pending or, to the knowledge of the Company or its Subsidiaries, threatened against the Company or any of its Subsidiaries.

      (f) No Hazardous Substances have ever been buried, spilled, leaked, discharged, emitted, generated, stored, used, or released, and no Hazardous Substances are now present, in, on, or under the Real Property in such forms or quantities as to create any material liability or obligation under the common law or any Environmental Law or materially reduce the value of the Real Property.

      (g) The Company has delivered to Parent and Parent Subsidiary true and complete copies of all reports, authorizations, permits, licenses, disclosures, and other documents in its possession, custody or control describing or relating in any way to its business operations or the Real Property that describe, mention, or discuss the status thereof with respect to any Environmental Law.

      (h) Neither the Company, any of its Subsidiaries, any entity previously owned by the Company or any of its Subsidiaries, nor any predecessor of the Company or any of its Subsidiaries, has transported or arranged for the treatment, storage, handling, disposal, or transportation of any Hazardous Substance to any off-site location that could result in an Environmental Claim against the Company or any of its Subsidiaries that, if asserted against the Company or any of its Subsidiaries, would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

      SECTION 3.18     Insurance. The Company Disclosure Schedule lists all insurance policies maintained by the Company and its Subsidiaries as of the date of this Agreement, together with a brief description of the coverage afforded thereby. All of such insurance policies are in full force and effect as of the date of this Agreement and neither the Company nor its Subsidiaries have received any notice of cancellation or termination with respect to any material insurance policy of the Company or its Subsidiaries.

      SECTION 3.19     Opinion of Financial Adviser. The Company’s Board of Directors has received the opinions of ING and Morgan Lewins to the effect that, as of the date of this Agreement, the consideration to be received hereunder by the Class A Members is fair to such members from a financial point of view.

      SECTION 3.20     Books and Records. The books of account, minute books, membership register, record books, and other records of the Company and its Subsidiaries, all of which have been made available to Parent, are complete and correct and have been maintained in accordance with sound business practices. The minute books of the Company and its Subsidiaries contain accurate and complete records of all meetings held of, and company actions taken by, the Boards of Directors and all Board committees of the Company and its Subsidiaries.

      Section 3.21 Disclosure. The representations and warranties contained in this Article III do not omit to state any material fact necessary in order to make the statements and information contained in this Article III and the Company Disclosure Schedule not misleading.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT, PARENT SUBSIDIARY,

AND MERGER SUBSIDIARY

      Parent, Parent Subsidiary, and Merger Subsidiary represent and warrant to the Company as follows:

      SECTION 4.1     Organization. Each of Parent and Parent Subsidiary is a corporation duly incorporated, validly existing, and in good standing under the law of its jurisdiction of incorporation. Merger Subsidiary is a limited liability company duly organized, validly existing, and in good standing under the CLLCA.

      SECTION 4.2     Authorization and Execution. Each of Parent, Parent Subsidiary, and Merger Subsidiary has the corporate or company power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement by each of Parent, Parent Subsidiary, and Merger Subsidiary have been duly authorized by the Boards of Directors of Parent and Parent Subsidiary and by Parent and Parent Subsidiary as the sole members of Merger Subsidiary, and no further corporate or company action of Parent, Parent Subsidiary, or Merger Subsidiary is necessary to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent, Parent Subsidiary, and Merger Subsidiary and, assuming the accuracy of the representations and warranties of the Company set forth in Article III, constitutes the legal, valid, and binding obligation of Parent, Parent Subsidiary, and Merger Subsidiary, enforceable against them in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors’ rights generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a court of law or equity).

      SECTION 4.3     No Conflicts. Neither the execution and delivery of this Agreement by Parent, Parent Subsidiary, or Merger Subsidiary nor the consummation by Parent, Parent Subsidiary, or Merger Subsidiary of the transactions contemplated hereby, will:

      (a) conflict with or result in a breach of the certificate of incorporation, articles of incorporation, bylaws, or articles of organization, as currently in effect, of Parent, Parent Subsidiary, or Merger Subsidiary;

      (b) require any filing with, or consent or approval of, any governmental, administrative, or regulatory body or authority having jurisdiction over any of the business or assets of Parent or any of its Subsidiaries; except for:

(i) compliance with the Exchange Act, including the filing with the SEC of the Proxy Statement and such reports and other filings under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby;

(ii) the filing of the Merger Certificate with the Colorado Secretary of State; and

(iii) the filings required by the pre-merger notification requirements of the HSR Act; or

      (c) violate any statute, law, ordinance, permit, license, rule, or regulation applicable to Parent or any of its Subsidiaries or any injunction, judgment, order, writ, decision or decree applicable to Parent or any of its Subsidiaries or their respective properties or assets.

      SECTION 4.4     Proxy Statement. None of the information supplied or to be supplied by Parent or Parent Subsidiary for inclusion or incorporation by reference in the Proxy Statement will, at the date it is mailed to the Class A Members and, after giving effect to all supplements and amendments thereto (if any), at the time of the Special Meeting, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

      SECTION 4.5     Financing. Parent and Parent Subsidiary have the funds necessary to pay the Merger Consideration in accordance with Article II with respect to all Class A Units outstanding immediately before the Effective Time.

      SECTION 4.6     Merger Subsidiary. Merger Subsidiary was formed solely for the purpose of engaging in the transactions contemplated by this Agreement to enable Parent and Parent Subsidiary to purchase the Class A Units from the Class A Holders, has engaged in no other business activities, and has conducted its operations only as contemplated by this Agreement.

ARTICLE V

OPERATION OF BUSINESS OF THE COMPANY UNTIL THE EFFECTIVE TIME

      SECTION 5.1     Preservation of Business. From the date hereof to the Effective Time, the Company will, and will cause each of its Subsidiaries to, exercise reasonable best efforts to preserve intact in all material respects its assets, technology, and business organization, maintain its rights and franchises, keep available for itself and the Surviving Organization the services of its present key employees, and preserve its present relationships with customers, suppliers, regulators, licensors, licensees, lessors, distributors, and other persons having significant business dealings with the Company or any of its Subsidiaries, except

(i) as otherwise expressly contemplated by this Agreement, (ii) for the dissolution of CPMCP, or (iii) as consented to in writing by Parent and Parent Subsidiary.

      SECTION 5.2     Ordinary Course. From the date hereof to the Effective Time, the Company will, and will cause each of its Subsidiaries to, conduct its business and operations in the ordinary and usual course consistent with past practice, except (i) as otherwise required or expressly contemplated by this Agreement, (ii) for the dissolution of CPMCP, or (iii) as consented to in writing by Parent and Parent Subsidiary.

      SECTION 5.3     Negative Covenants of the Company. Except as otherwise required or expressly contemplated by this Agreement or consented to in writing by Parent and Parent Subsidiary, the Company will not and will not permit any of its Subsidiaries to, from the date hereof until the Effective Time:

      (a) split, combine, or reclassify any of its equity securities or make any other changes in its equity capital structure;

      (b) purchase, redeem, or otherwise acquire, directly or indirectly, any of its equity securities or any options, rights, or warrants to purchase any such equity securities or any securities convertible into any such equity securities;

      (c) declare, set aside, or pay any dividend or make any other distribution in respect of its equity securities;

      (d) amend its articles of organization, operating agreement, or similar organizational documents;

      (e) issue any equity securities or any options, rights, or warrants to purchase any such equity securities or any securities convertible into or exchangeable for any such equity securities;

      (f) purchase any capital assets or make any capital expenditures (except as set forth in the Company’s current capital expenditures budget, a copy of which has been delivered to Parent and Parent Subsidiary), purchase any business, purchase any equity securities of any entity, or merge or consolidate with any person;

      (g) sell, lease, license, encumber, or otherwise dispose of any assets or properties, other than in the ordinary course of business consistent with past practice, which sales, leases, licenses, encumbrances, or other dispositions of assets other than inventory are not material to the Company and its Subsidiaries, taken as a whole;

      (h) incur, assume, or guarantee any indebtedness for money borrowed other than (i) borrowings incurred for working capital purposes under the Company’s existing revolving credit facility or (ii) intercompany indebtedness;

      (i) enter into any new benefit plan or program or severance or employment agreement, modify in any respect any existing benefit plan or program (except as required by law or an existing collective bargaining agreement) or any existing employment or severance agreement, or, except as required under existing agreements or in the ordinary course of business consistent with past practice, grant any increases in compensation or benefits of any employee, officer, or director;

      (j) enter into any collective bargaining agreement or enter into any substantive negotiations with respect to any collective bargaining agreement, except as required by law or the terms of any such agreement existing on the date hereof;

      (k) change or modify in any material respect any existing accounting method, principle, or practice, or any tax election, other than as required by GAAP or the Code;

      (l) enter into any new Material Contract (other than in the ordinary course of business consistent with past practice), or modify in any respect adverse to the Company or any of its Subsidiaries any existing Material Contract, other than to dissolve CPMCP;

      (m) (i) pay, discharge, settle, or satisfy any material claims against the Company or its Subsidiaries (including claims of members), liabilities, or obligations (whether absolute, accrued, contingent or otherwise), other than (A) the payment, discharge, settlement, or satisfaction of such claim, liability, or obligation in the ordinary course of business consistent with past practice, (B) modifications, refinancings, or renewals of existing indebtedness as permitted by the terms thereof as in effect on the date of this Agreement, or (C) the payment, discharge, settlement, or satisfaction of claims, liabilities, or obligations reflected or reserved against in the Company Balance Sheet (for amounts not in excess of such reserves) or incurred since the date of the Company Balance Sheet in the ordinary course of business consistent with past practice, or (ii) waive, release, grant, or transfer any right of material value, other than in the ordinary course of business consistent with past practice;

      (n) enter into any agreement with any of its respective affiliates (other than wholly owned Subsidiaries of the Company), other than any agreements necessary to implement the matters referred to in the exception stated in clause (l) above;

      (o) (i) relinquish, waive, or release any material contractual or other right or claim of the Company or its Subsidiaries, or (ii) knowingly dispose of or permit to lapse any rights in any material intellectual property rights or knowingly disclose to any person not an employee of, or consultant or adviser to, the Company or any of its Subsidiaries of the Company or otherwise knowingly dispose of any trade secret, process or know-how not a matter of public knowledge before the date of this Agreement, except under judicial order or process or commercially reasonable disclosures in the ordinary course of business consistent with past practice or under any existing contract or agreement;

      (p) except as expressly permitted under Section 6.1, 6.2, or 8.1, take any action or omit to take any action that would or is reasonably likely to (i) result in any of the conditions to the Merger set forth in Article VII not being satisfied, or (ii) prevent, materially delay or materially impede the consummation of the Merger; or

      (q) enter into any commitment to do any of the foregoing.

      SECTION 5.4     Third-Party Consents. The Company shall, and shall cause its Subsidiaries to, use reasonable efforts, consistent with applicable laws, to obtain any third-party consents necessary or advisable to consummate the Merger. The Company shall promptly notify Parent and Parent Subsidiary of any failure or prospective failure to obtain any such consents and, if requested, shall provide copies of all consents obtained to Parent and Parent Subsidiary.

ARTICLE VI

ADDITIONAL AGREEMENTS

      SECTION 6.1     Special Meeting; Proxy Statement.

      (a) The Company shall cause a special meeting of the Class A Members (the “Special Meeting”) to be duly called and held as soon as reasonably practicable after the execution of this Agreement for the purpose of voting on the approval of this Agreement and the Merger. The Board of Directors of the Company shall recommend to the Class A Members that they vote in favor of approval of this Agreement and the Merger; but the Board of Directors of the Company shall not be obligated to recommend approval of this Agreement and the Merger if the Company has received a Superior Third-Party Acquisition Offer (defined in Section 6.2(a)) and the Board of Directors of the Company determines that it wishes to recommend approval of the Superior Third-Party Acquisition Offer, and, therefore, that the recommendation of approval of this Agreement and the Merger should be withdrawn.

      (b) The Company, Parent, and Parent Subsidiary, as promptly as reasonably practicable following the execution of this Agreement, shall prepare a proxy statement, together with a form of proxy, with respect to the Special Meeting (such proxy statement, together with any amendments thereof or supplements thereto, being called the “Proxy Statement”). The Company shall use reasonable efforts to have the Proxy

Statement cleared by the SEC as promptly as practicable and, as soon as reasonably practicable thereafter, shall cause copies of the Proxy Statement and form of proxy to be mailed to the Class A Members in accordance with the Company’s operating agreement and applicable provisions of law. The Proxy Statement and form of proxy shall comply as to form in all material respects with the applicable requirements of Colorado law and the Exchange Act and the rules and regulations of the SEC promulgated thereunder. After the delivery to the Class A Members of copies of the Proxy Statement and form of proxy, the Company, Parent, and Parent Subsidiary shall use reasonable best efforts to solicit proxies in connection with the Special Meeting in favor of approval of this Agreement and the Merger, unless the Company has received a Superior Third-Party Acquisition Offer and the Board of Directors of the Company determines that it wishes to recommend approval of the Superior Third-Party Acquisition Offer, and, therefore, that such solicitation should not be made.

      (c) Except as otherwise provided in this Section 6.1, the Company shall engage a nationally recognized proxy solicitor (that is reasonably acceptable to Parent and Parent Subsidiary) to solicit proxies in connection with the Special Meeting in favor of approval of this Agreement and the Merger.

      SECTION 6.2     No Shopping.

      (a) From the date hereof until the Effective Time, the Company and its Subsidiaries will not, and will not permit any officer, director, financial adviser, or other agent or representative of the Company and its Subsidiaries, directly or indirectly, to:

(i) take any action to seek, encourage, initiate, or solicit any offer or proposal from any person or group to acquire any equity securities of the Company or any of its Subsidiaries, to merge or consolidate with the Company or any of its Subsidiaries, or to otherwise acquire, except to the extent not prohibited by Section 5.3, any significant portion of the assets of the Company and its Subsidiaries, taken as whole (a “Third-Party Acquisition Offer”); or

(ii) engage in discussions or negotiations concerning a Third-Party Acquisition Offer with any person or group, or disclose non-public financial information relating to the Company or any of its Subsidiaries or any other non-public confidential or proprietary trade or business information relating to the business of the Company or any of its Subsidiaries, or afford access to the properties, books, or records of the Company or any of its Subsidiaries, or otherwise cooperate in any way with, any person or group that the Company has reason to believe is considering a Third-Party Acquisition Offer, unless (A) before furnishing such information or access to such person or group, the Company’s Board of Directors has received from such person an executed confidentiality agreement that is no less favorable to the Company than the Confidentiality Agreement between Parent and the Company dated April 26, 2002 (the “Confidentiality Agreement”) and all information provided to such person or group is provided on a substantially concurrent basis to Parent and Parent Subsidiary if such information has not previously been provided to Parent and Parent Subsidiary, and (B) before entering into discussions or negotiations with such person or group (other than as necessary to receive and understand the Third-Party Acquisition Offer or to obtain information relating to such person or group with respect to its ability to obtain financing for the Third-Party Acquisition Offer), the Company’s Board of Directors determines in good faith, after consultation with its outside legal counsel and financial adviser, that the Third-Party Acquisition Offer is reasonably likely to be more favorable to the Class A Members than the Merger and for which financing, to the extent required, is committed or, in the good-faith judgment of the Company’s Board of Directors, is reasonably capable of being obtained by the third party (a “Superior Third-Party Acquisition Offer”).

      (b) In addition to the obligations of the Company set forth above, the Company shall promptly advise Parent and Parent Subsidiary orally and in writing of any Third-Party Acquisition Offer or any inquiry or request for information that the Company reasonably believes could lead to a Third-Party Acquisition Offer and the terms and conditions thereof, including the identity of the offeror or person making the request or inquiry, and the Company shall keep Parent and Parent Subsidiary informed in all material respects of the status and details thereof (including changes or amendments thereto).

      (c) Nothing in this Section 6.2 shall operate to hinder or prevent the Company from fully complying with Rule 14e-2 promulgated under the Exchange Act with regard to a Third-Party Acquisition Offer.

      SECTION 6.3     Access to Information. From the date hereof until the Effective Time, the Company will give Parent and Parent Subsidiary and their counsel, auditors, and other authorized representatives reasonable access to the Company’s and its Subsidiaries’ offices, properties, books, and records at all reasonable times and upon reasonable notice, and will instruct its and its Subsidiaries’ employees, counsel, financial advisers, and auditors to cooperate with Parent and Parent Subsidiary and their representatives in all reasonable respects in its investigation of the business of the Company and its Subsidiaries. Each such representative will conduct such investigation in a manner as not to unreasonably interfere with the operations of the Company and its Subsidiaries and will take all reasonable precautions to protect the confidentiality of any information of the Company and its Subsidiaries disclosed to such persons during such investigation.

      SECTION 6.4     Resignations. The Company will use reasonable efforts to assist Parent and Parent Subsidiary in procuring the resignation, effective as of the Effective Time, of all of the members of the Boards of Directors (or similar governing bodies) of the Company and its Subsidiaries.

      SECTION 6.5     Confidentiality Agreement. The Confidentiality Agreement shall remain in full force and effect until the Effective Time. Until the Effective Time, the Company and Parent shall comply with the terms of the Confidentiality Agreement.

      SECTION 6.6     Employee Benefits.

      (a) From and after the Effective Time, for purposes of determining eligibility, vesting, and entitlement to benefits (but not for purposes of benefit accrual), employees employed by the Company or any of its Subsidiaries immediately before the Effective Time (“Company Employees”) shall be credited with their service from last date of hire with the Company or any of its Subsidiaries (whether before or after the Effective Time) under any compensation, severance, welfare, pension, benefit, or savings plan (excluding any retiree medical or health care plans) of Parent or any of its affiliates in which such employees become eligible to participate as if such service had been rendered to Parent or such affiliate.

      (b) For the one-year period following the Closing, Parent shall either (i) continue the existing group health plan of the Company with respect to the Company Employees on the same terms and conditions as in effect on the date of this Agreement or (ii) include the Company Employees in the group health plan of Parent and its affiliates provided to similarly situated employees of Parent and its affiliates on the same terms and conditions as provided to such other employees. If Parent extends its group health plan to Company Employees during the plan year that includes the Closing, the group health plans of Parent and its affiliates shall credit the Company Employees and their covered dependents with their out-of-pocket expenses incurred under the Company’s group health plan prior to the Closing and shall waive any limitations on pre-existing condition exclusions to the extent the same have been satisfied by an affected Company Employee (or his or her dependent) under the Company’s group health plan.

      (c) For the period from Closing through December 31, 2002, Parent and Parent Subsidiary shall cause the Surviving Organization to maintain the Company’s severance plan for the benefit of the Company employees as in effect immediately prior to the Closing and neither the Surviving Organization nor any affiliate shall terminate or adversely amend the Company’s severance plan or take any other action that would adversely affect any Company Employee’s rights to receive benefits under the Company’s severance plan or the amount of such benefits as provided in the Company’s severance plan immediately prior to the Closing.

      (d) Parent and Parent Subsidiary shall cause the Surviving Organization to honor in full all obligations of the Company and its Subsidiaries under all employment agreements, change-in-control agreements, and nonqualified deferred compensation plans set forth in Section 3.10 or 3.15 of the Company Disclosure Schedule.

      (e) Notwithstanding anything in this Agreement to the contrary, the Company Employees shall be third-party beneficiaries for purposes of enforcing the obligations of Parent, Parent Subsidiary, and the Surviving Organization under this Article VI.

      SECTION 6.7     Indemnification. All rights to indemnification, expense advancement, and exculpation existing in favor of any present or former director, officer, or employee of the Company or any of its Subsidiaries as provided in the articles of organization, operating agreement, or similar organizational documents of the Company or any of its Subsidiaries or by law as in effect on the date hereof shall survive the Merger for a period of six years after the Effective Time (or, in the event any relevant claim is asserted or made within such six-year period, until final disposition of such claim) with respect to matters occurring at or before the Effective Time, and no action taken during such period shall be deemed to diminish the obligations set forth in this Section 6.7.

      SECTION 6.8     Directors’ and Officers’ Liability Insurance. For a period of six years after the Effective Time, Parent, Parent Subsidiary, or the Surviving Organization shall maintain in effect either (a) the current policy of directors’ and officers’ liability insurance maintained by the Company (provided that Parent, Parent Subsidiary, or the Surviving Organization may substitute therefor policies of at least the same coverage and amounts containing terms and conditions that are no less advantageous in any material respect to the insured parties thereunder) with respect to claims arising from facts or events that occurred at or before the Effective Time (including consummation of the Merger), or (b) a run-off (or “tail”) policy or endorsement with respect to the current policy of directors’ and officers’ liability insurance covering claims asserted within six years after the Effective Time arising from facts or events that occurred at or before the Effective Time (including consummation of the Merger); and such policies or endorsements shall name as insureds thereunder all present and former directors and officers of the Company or any of its Subsidiaries. Notwithstanding the foregoing, if the amount of the insurance coverage required under clause (a) of this Section 6.8 exceeds 150% of the amount currently expended by the Company for such insurance coverage, Parent, Parent Subsidiary, or the Surviving Organization shall maintain or provide the most advantageous policies of directors’ and officers’ liability insurance for all present and former directors and officers of the Company or any of its Subsidiaries obtainable for an annual premium equal to no more than 150% of the amount currently expended by the Company for such insurance coverage.

      SECTION 6.9     Cooperation. Before the Effective Time, to the extent permitted by law (as determined in the good-faith judgment of the Company), the Company shall, and shall cause its Subsidiaries to:

      (a) confer on a regular and reasonably frequent basis with representatives of Parent and Parent Subsidiary to discuss material operational matters and the general status of its ongoing operations, in each case other than matters relating to prices received by the Company and its Subsidiaries for their products and other than pricing and marketing strategies;

      (b) promptly notify Parent and Parent Subsidiary of any significant changes, of which its executive officers have knowledge, in its business, properties, assets, financial condition, or reported or future results of operations, in each case other than changes generally affecting the industries in which the Company and its Subsidiaries operate; and

      (c) promptly provide Parent and Parent Subsidiary (or their counsel) with copies of all filings made by it or any of its Subsidiaries with any state, federal, or foreign court, administrative agency, commission, or other governmental authority in connection with this Agreement and the transactions contemplated by this Agreement.

      SECTION 6.10     Satisfaction of Conditions to the Merger; Notification.

      (a) Subject to the terms and conditions of this Agreement, each of the Company, Parent, and Parent Subsidiary agrees to use reasonable efforts promptly to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper, or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, as promptly as practicable after the date of this Agreement, including using reasonable efforts to cause the conditions precedent set forth in Article VII to be satisfied.

      (b) Each of the Company, Parent, and Parent Subsidiary shall, as promptly as reasonably practicable, give notice to the other of any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate such that the condition set forth in Section 7.2(a) or 7.3(a), as the case may be, would not be satisfied; but no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

      SECTION 6.11     Tax Matters. Parent and Parent Subsidiary shall be responsible for the filing of the federal income Tax Return of the Company for the period ending at the Effective Time. As a part of such filing, Parent and Parent Subsidiary shall be entitled to cause the Company to designate the “Tax Matters Partner” (as that term is used in Sections 6221-6233 of the Code) for the period covered by that return. In such filing, Parent and Parent Subsidiary shall have the right to cause the Company to make an election under Section 754 of the Code.

ARTICLE VII

CONDITIONS PRECEDENT

      SECTION 7.1     Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the fulfillment at or before the Effective Time of the following conditions, any one or more of which, to the extent permitted by applicable law, may be waived in writing by Parent, Parent Subsidiary, Merger Subsidiary, and the Company:

      (a) Class A Member Approval. This Agreement and the Merger shall have been approved by the Class A Members in accordance with applicable provisions of the CLLCA and the Company’s operating agreement.

      (b) HSR Act. All waiting periods under the HSR Act relating to the transactions contemplated hereby shall have expired or been terminated.

      (c) Injunctions or Restraints. Except as specified in the letter agreement dated July 3, 2002 among the United States Department of Justice, Antitrust Division, Parent, and the Company, there shall not be pending any litigation or administrative proceeding brought by any governmental or other regulatory or administrative agency or commission requesting an injunction, writ, order, judgment, or decree (each, an “Injunction”) that is reasonably likely to result in an order to restrain or prohibit the consummation of any of the transactions contemplated hereby or to require rescission of this Agreement or any such transactions or to materially and adversely affect the Surviving Organization if the transactions contemplated hereby are consummated, nor shall there be in effect any Injunction directing that any of the transactions provided for herein not be consummated as so provided (it being agreed that each of the parties shall use all reasonable efforts to prevent the entry of any such Injunction and to appeal as promptly as possible any such Injunction that may be entered).

      SECTION 7.2     Conditions to the Obligation of Parent, Parent Subsidiary, and Merger Subsidiary. The obligation of Parent, Parent Subsidiary, and Merger Subsidiary to effect the Merger is subject to the fulfillment at or before the Effective Time of the following conditions, any one or more of which may be waived in writing by Parent, Parent Subsidiary, and Merger Subsidiary:

      (a) Representations and Warranties. The representations and warranties of the Company contained in Article III shall be true and correct in all material respects as of the date of this Agreement and immediately before the Effective Time as though made immediately before the Effective Time (except those representations and warranties that speak of an earlier date, which shall be true and correct in all material respects as of such earlier date), except that any representation or warranty that is qualified by “materiality” or “Company Material Adverse Effect” or similar qualification shall be true and correct in all respects as of the applicable time; the Company shall have, in all material respects, performed and complied with the agreements and obligations contained in this Agreement required to be performed and complied with by it immediately before the Effective Time; and Parent and Parent Subsidiary shall have received a certificate signed by an executive officer of the Company to the effects set forth in this Section 7.2(a).

      (b) No Material Adverse Effect. Neither the Company nor any of its Subsidiaries shall have, since the date of this Agreement, suffered any business interruption, damage to or destruction of its properties, or other incident, occurrence, or event, in each case that, individually or in the aggregate, has had or would be reasonably likely to have (after giving effect to any insurance coverage) a Company Material Adverse Effect.

      (c) Legal Opinion. Parent and Parent Subsidiary shall have received a written opinion from Vinson & Elkins L.L.P., counsel to the Company, to the effect that the Merger and this Agreement have been duly authorized by all necessary company action on the part of the Company.

      SECTION 7.3     Condition to Obligation of the Company. The obligation of the Company to effect the Merger is subject to the fulfillment at or before the Effective Time of the following condition, which may be waived in writing by the Company:

      (a) Representations and Warranties. The representations and warranties of Parent, Parent Subsidiary, and Merger Subsidiary contained in Article IV of this Agreement shall be true and correct in all material respects as of the date of this Agreement and immediately before the Effective Time as though made immediately before the Effective Time (except those representations and warranties that speak of an earlier date, which shall be true and correct in all material respects as of such earlier date); Parent, Parent Subsidiary, and Merger Subsidiary shall have, in all material respects, performed and complied with the agreements and obligations contained in this Agreement required to be performed and complied with by them immediately before the Effective Time; and the Company shall have received a certificate signed by an executive officer of each of Parent and Parent Subsidiary to the effects set forth in this Section 7.3(a).

ARTICLE VIII

TERMINATION

      SECTION 8.1     Termination. This Agreement may be terminated at any time before the Effective Time, whether before or after approval of this Agreement by the Class A Members:

      (a) by written agreement of Parent, Parent Subsidiary, and the Company;

      (b) by Parent and Parent Subsidiary or the Company, if the transactions contemplated hereby shall not have been consummated on or before September 30, 2002 (the “End Date,” as such date may be extended by written agreement of Parent, Parent Subsidiary, and the Company), but only if such failure is not due to the failure of the party seeking to terminate this Agreement to comply in all material respects with its obligations under this Agreement;

      (c) by Parent and Parent Subsidiary, if:

(i) any of the conditions set forth in Section 7.1 or 7.2 become impossible to fulfill on or before the End Date (but only if such failure is not due to the failure of Parent, Parent Subsidiary, or Merger Subsidiary to comply in all material respects with its obligations under this Agreement), and such conditions have not been waived under Section 7.1 or 7.2;

(ii) the Class A Members fail to approve this Agreement and the Merger at the Special Meeting by the vote required by the CLLCA and the Company’s operating agreement; or

(iii) the Board of Directors of the Company withdraws or modifies, in any manner adverse to Parent and Parent Subsidiary, its recommendation of approval of this Agreement and the Merger;

      (d) by the Company, if:

(i) any of the conditions set forth in Section 7.1 or 7.3 become impossible to fulfill on or before the End Date (but only if such failure is not due to the failure of the Company to comply in all material respects with its obligations under this Agreement) and such conditions have not been waived under Section 7.1 or 7.3; or

(ii) the Class A Members fail to approve this Agreement and the Merger at the Special Meeting by the vote required by the CLLCA and the Company’s operating agreement; or

      (e) by the Company, at any time before the Special Meeting, upon written notice to Parent and Parent Subsidiary, if the Board of Directors of the Company has approved a Superior Third-Party Acquisition Offer; but only if, before termination, the Company has complied with Section 6.2(a) and the Company has notified Parent and Parent Subsidiary in writing at least five business days before termination, of its intention to enter into an agreement with respect to a Superior Third-Party Acquisition Offer (the “Intention Notice”) and has provided Parent and Parent Subsidiary with the proposed definitive documentation for such transaction; and only if, during the period of five business days following the Intention Notice, Parent and Parent Subsidiary have failed to submit to the Company during such period a legally binding, executed written offer to enter into an amendment to this Agreement that the Company is capable of accepting for a period of five business days thereafter by executing a copy of the offer document, or, if Parent and Parent Subsidiary have submitted an offer, the Company’s Board of Directors determines in good faith, after consultation with its outside legal counsel and financial adviser, that this Agreement, as proposed to be amended by Parent and Parent Subsidiary pursuant to the offer, is not at least as favorable to the Class A Holders as the Superior Third-Party Acquisition Offer.

      SECTION 8.2 Procedure and Effect of Termination. Upon termination of this Agreement by the Company or Parent and Parent Subsidiary under Section 8.1, written notice shall forthwith be given to the other party or parties and this Agreement shall terminate and the Merger shall be abandoned without further action by any of the parties. If this Agreement is terminated as provided herein, (a) no party hereto shall have any liability or further obligation to any other party to this Agreement, except to the extent that the termination is a result of a willful and material violation by such party of a representation, warranty, covenant, or agreement contained in this Agreement and (b) the Confidentiality Agreement will remain in full force and effect.

ARTICLE IX

GENERAL PROVISIONS

      SECTION 9.1     Termination of Representations and Warranties. The representations and warranties of the parties set forth in this Agreement (including those set forth in the Company Disclosure Schedule) or in any certificate furnished under this Agreement shall not survive the Effective Time.

      SECTION 9.2     Amendment and Modification. To the extent permitted by applicable law, this Agreement may be amended, modified, or supplemented only by written agreement of the parties at any time before the Effective Time with respect to any of the terms contained herein, except that after the Special Meeting the amount of the Merger Consideration may not be decreased from what is provided in Article II and the form of the Merger Consideration may not be other than cash without the approval of the Class A Members.

      SECTION 9.3     Waiver of Compliance; Consents. Any failure of Parent, Parent Subsidiary, or Merger Subsidiary, on the one hand, or the Company, on the other hand, to comply with any obligation, covenant, agreement, or condition herein may be waived in writing by the other, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement, or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 9.3.

      SECTION 9.4     Expenses. All expenses incurred in connection with this Agreement and the consummation of the transactions contemplated hereby shall be paid by the party incurring or required to pay such expenses as a matter of law.

      SECTION 9.5     Press Releases and Public Announcements. Neither Parent or Parent Subsidiary, on the one hand, nor the Company, on the other, shall issue any press release or make any public announcement relating to the subject matter of this Agreement without prior written approval of the other; provided, however, that each of the Company, Parent, and Parent Subsidiary may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly traded securities (in which case the disclosing party will advise the other parties to this Agreement and provide them with a reasonable period of time to comment before making the disclosure).

      SECTION 9.6     Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, effective when delivered, or if delivered by express delivery service, effective when delivered, or if mailed by registered or certified mail (return receipt requested), effective three business days after mailing, or if delivered by telecopy, effective when telecopied with confirmation of receipt, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

      (a) If to the Company, to it at:

Minnesota Corn Processors, LLC
901 North Highway 59
Marshall, Minnesota 56258

Telecopy: (507) 537-2642
Telephone: (507) 537-2676
Attention: Secretary and General Counsel

      with a copy to:

Vinson & Elkins L.L.P.
The Terrace 7
2801 Via Fortuna, Suite 100
Austin, Texas 78746

Telecopy: (512) 236-3205
Telephone: (512) 542-8439
Attention: Thomas P. Mason

      (b) If to Parent, Parent Subsidiary, or Merger Subsidiary, to it at:

Archer-Daniels-Midland Company
4666 Faries Parkway
Decatur, Illinois 62526

Telecopy: (217) 424-6196
Telephone: (217) 424-5000
Attention: General Counsel

      SECTION 9.7     Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by any party without the prior written consent of the other parties. This Agreement is not intended to confer upon any other person except the parties any rights or remedies hereunder.

      SECTION 9.8     Rules of Interpretation. As used in this Agreement,

      (a) “including” means “including without limitation”;

      (b) “person” includes an individual, a partnership, a limited liability company, a joint venture, a corporation, a trust, an incorporated organization, and a government or any department or agency thereof;

      (c) “affiliate” has the meaning set forth in Rule 12b-2 promulgated under the Exchange Act;

      (d) “business day” means any day other than a Saturday, Sunday or a day that is a statutory holiday under the laws of the United States or the States of Illinois or Minnesota;

      (e) all dollar amounts are expressed in United States funds;

      (f) the phrase “to the knowledge of the Company” or any similar phrase means the actual knowledge of one or more of the executive officers of the Company; and

      (g) all references to statutes or regulations are deemed to refer to such statutes and regulations as amended from time to time or as superseded by comparable successor statutory provisions.

      SECTION 9.9     Governing Law. This Agreement shall be governed by the laws of the State of Delaware (except to the extent a matter is the proper subject of the CLLCA, in which event that statute shall govern) without giving effect to conflict-of-laws principles.

      SECTION 9.10     Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute the same instrument.

      SECTION 9.11     Headings; Internal References. The Article and Section headings contained in this Agreement are solely for the purpose of reference, and are not part of the agreement of the parties and shall not affect in any way the meaning or interpretation of this Agreement.

      SECTION 9.12     Entire Agreement. This Agreement, including the Company Disclosure Schedule and the Confidentiality Agreement, embody the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein, and supersede all prior agreements and understandings among the parties with respect to such subject matter. There are no restrictions, promises, representations, warranties (express or implied), covenants, or undertakings of the parties in respect of the subject matter set forth herein, other than those expressly set forth or referred to in this Agreement or the Confidentiality Agreement.

      SECTION 9.13     Severability. If any term of this Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remainder of the terms hereof will continue in full force and effect and will in no way be affected, impaired, or invalidated.

      SECTION 9.14     Equitable Remedies. The parties agree that money damages or another remedy at law would not be a sufficient or adequate remedy for any breach or violation of, or default under, this Agreement by them and that in addition to all other remedies available to them, each of them shall be entitled, to the fullest extent permitted by law, to an injunction restraining such breach, violation, or default or threatened breach, violation, or default and to any other equitable relief, including specific performance, without bond or other security being required.

      SECTION 9.15     Disclosure Schedule. Matters reflected in the Company Disclosure Schedule are not necessarily limited to matters required by this Agreement to be reflected in the Company Disclosure Schedule. Such additional matters are set forth for informational purposes and do not necessarily include other matters of a similar nature that are not required to be reflected in the Company Disclosure Schedule. A disclosure made by the Company in any Section of this Agreement or the Company Disclosure Schedule that is sufficient to reasonably inform Parent and Parent Subsidiary of information required to be disclosed in another Section of this Agreement or the Company Disclosure Schedule in order to avoid a misrepresentation thereunder shall be deemed to have been made with respect to such other Section of this Agreement or the Company Disclosure Schedule.

[Signature Page Follows]

      The parties have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

ARCHER-DANIELS-MIDLAND COMPANY

By:	/s/ DAVID J. SMITH

Name: David J. Smith

Title:	Senior Vice President, General Counsel, and Secretary

MINNESOTA CORN PROCESSORS, LLC

By:	/s/ L. DAN THOMPSON

Name: L. Dan Thompson
Title: President and CEO

ADM MILLING CO.

By:	/s/ DAVID J. SMITH

Name: David J. Smith
Title: Vice President and Secretary

ADM ACQUISITION LLC

By:	ARCHER-DANIELS MIDLAND COMPANY

Its: Member

By:	/s/ DAVID J. SMITH

Name: David J. Smith

Title:	Senior Vice President,

General Counsel, and Secretary
and

By:	ADM MILLING CO.

Its: Member

By:	/s/ DAVID J. SMITH

Name: David J. Smith
Title: Vice President and Secretary

ANNEX B

OPINION OF ING FINANCIAL MARKETS LLC

ING Financial Markets LLC

1325 Avenue of the Americas

New York, NY 10019	www.ing.com

Telephone: 1(646) 424-6000	Toll Free: 1(877) 446-4930
Fax: 1(646) 424-6060

July 2, 2002

Board of Directors

Minnesota Corn Processors, LLC
901 North Highway 59
Marshall, Minnesota 56258

Members of the Board of Directors:

      We understand that Archer-Daniels-Midland Company (“Buyer”), ADM Milling Co., ADM Acquisition LLC (“ADM Acquisition”) and Minnesota Corn Processors, LLC (the “Company”) propose to enter into an Agreement and Plan of Merger (the “Merger Agreement”). The Merger Agreement provides, among other things, for a transaction (the “Proposed Transaction”) in which ADM Acquisition, an indirect wholly-owned subsidiary of Buyer, will merge with and into the Company and the holders of the Class A units of membership interest in the Company (the “Class A Units”) will be entitled to receive $2.90 in cash (the “Merger Consideration”) in exchange for each Class A Unit. The terms and conditions of the Proposed Transaction are more fully set forth in the Merger Agreement.

      You have requested our opinion, as financial advisors, as to the fairness, from a financial point of view, to the holders of the Class A Units, of the Merger Consideration. As you are aware, the Buyer currently owns all of the outstanding Class B Units of membership interest of the Company, which represents a non-voting, 30% membership interest in the Company.

      In conducting our analysis and arriving at the opinion set forth below, we have, among other things:

(1) Reviewed a draft of the Merger Agreement dated July 1, 2002 (we have assumed, with your consent that the terms of the final Merger Agreement will not differ in any material respect from the draft thereof dated July 1, 2002);

(2) Reviewed the Company’s annual reports on Form 10-K for the fiscal year ended December 31, 2001, the nine month period ended December 31, 2000, and the fiscal year ended March 31, 2000 and quarterly report on Form 10-Q for the quarter ended March 31, 2002, which the Company’s management has identified as being the most current financial statements available and other business and financial information concerning the Company and the trading market for the Class A Units;

(3) Reviewed certain internal information and other data relating to the Company, its business and prospects, including forecasts and projections, provided to us by management of the Company;

(4) Reviewed certain publicly available information concerning certain other companies engaged in businesses whose operations we consider relevant in evaluating those of the Company and the trading markets for certain of such other companies’ securities;

(5) Compared the proposed financial terms of the Proposed Transaction with the financial terms of certain other transactions that we deemed to be relevant;

(6) Reviewed such other financial studies and analyses and took into account such other matters as we deemed necessary, including our assessment of general economic, market and monetary conditions;

B-1

(7) Toured the corn processing plants in Marshall, Minnesota and Columbus, Nebraska; and

(8) Met with certain officers and employees of the Company concerning its business and operations, assets, present condition and prospects.

      In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information used or reviewed by, or discussed with, us and have not attempted independently to verify such information, nor do we assume any responsibility to do so. We have assumed that, and have been advised by the management of the Company that, the Company’s forecasts and projections provided to or reviewed by us have been reasonably prepared based on the best current estimates and judgment of the Company’s management as to the future financial condition and results of operations of the Company. We have assumed, with your consent, that the Proposed Transaction will be consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement and that in the course of obtaining the necessary regulatory or third party approvals and consent for the Proposed Transaction, no material delay, limitation, restriction or condition will be imposed. We have not made or obtained any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise). We have also taken into account our assessment of general economic, market and financial conditions and our experience in similar transactions, as well as our experience in securities evaluation in general. Our opinion necessarily is based upon information available to us and economic, market, financial and other conditions as they exist and can be evaluated on the date hereof and we assume no responsibility to update or revise our opinion based upon the events or circumstances occurring after the date hereof.

      We are acting as financial advisors to the Board of Directors of the Company in connection with the Proposed Transaction and will receive a fee for our services, a significant portion of which is contingent upon the consummation of the Proposed Transaction. We will also receive a fee upon delivery of this opinion. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. We have, in the past, provided financial advisory and financing services to the Company and may continue to do so and have received, and may receive, fees for the rendering of such services. In addition, in the ordinary course of our business, we or any affiliates of ING may actively trade the Buyer’s shares and other securities of the Buyer, for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

      This letter and the opinion expressed herein are solely for the information of the Board of Directors of the Company in its evaluation of the Proposed Transaction. This opinion does not address the Company’s underlying business decision to approve the Proposed Transaction or constitute a recommendation to the holders of the Class A Units as to how they should vote or as to any other action they should take regarding the Proposed Transaction. This opinion may not be reproduced, summarized, excerpted from or otherwise publicly referred to or disclosed in any manner without our prior written consent, except the Company may, if required by law, include this opinion in its entirety in any proxy statement or information statement relating to the Proposed Transaction sent to the holders of the Class A Units.

      On the basis of and subject to the foregoing, we are of the opinion that, as of the date hereof, the Merger Consideration is fair from a financial point of view to the holders of the Class A Units.

Very truly yours,

/s/ ING FINANCIAL MARKETS LLC

B-2

ANNEX C

OPINION OF

MORGAN LEWINS & CO. INC.

Morgan Lewins & Co. Inc. ● 600 Fifth Avenue, 19th Floor, New York, NY 10020-2302 ● Telephone: 212.218.3700 ● Facsimile: 212.218.3719

July 2, 2002

Board of Directors

Minnesota Corn Processors, LLC
901 North Highway 59
Marshall, Minnesota 56258

Gentlemen:

     We understand that Archer-Daniels-Midland Company (“Buyer”), ADM Milling Co., ADM Acquisition LLC (“ADM Acquisition”) and Minnesota Corn Processors, LLC (the “Company”) propose to enter into an Agreement and Plan of Merger (the “Merger Agreement”). The Merger Agreement provides, among other things, for a transaction (the “Proposed Transaction”) in which ADM Acquisition, an indirect wholly owned subsidiary of Buyer, will merge with and into the Company and the holders of the Class A units of membership interest in the Company (the “Class A Units”) will be entitled to receive $2.90 in cash (the “Merger Consideration”) in exchange for each Class A Unit. The terms and conditions of the Proposed Transaction are more fully set forth in the Merger Agreement.

      You have requested our opinion, as investment bankers, as to the fairness, from a financial point of view, to the holders of the Class A Units, of the Merger Consideration. As you are aware, the Buyer currently owns all of the outstanding Class B units of membership interest of the Company which represents approximately a 30% membership interest in the Company. We have acted as financial advisor to the Board of Directors of the Company in connection with the Proposed Transaction and will receive a fee for our services, a significant portion of which is contingent upon consummation of the Proposed Transaction. We will also receive a fee upon delivery of this opinion.

      In conducting our analysis and arriving at our opinion as expressed herein, we have reviewed and analyzed, among other things, the following:

(i) a draft of the Merger Agreement dated July 1, 2002 (we have assumed, with your consent that the terms of the final Merger Agreement will not differ in any material respect from the draft thereof dated July 1, 2002);

(ii) certain publicly available financial statements and other business and financial information concerning the Company and the trading market for the Class A Units;

(iii) certain internal information and other data relating to the Company, its business and prospects, including forecasts and projections, provided to us by management of the Company;

(iv) certain publicly available information concerning certain other companies engaged in businesses whose operations we considered relevant in evaluating those of the Company and the trading markets for certain of such other companies’ securities; and

(v) the financial terms of certain recent business combinations which we believe to be relevant.

      We have also met with certain officers and employees of the Company concerning its business and operations, assets, present condition and prospects and undertook such other studies, analyses and investigations as we deemed appropriate.

      In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information used or reviewed by, or discussed with, us and have not attempted independently to verify such information, nor do we assume any responsibility to do so. We have assumed that, and have been advised by the management of the Company that, the Company’s forecasts and

C-1

projections provided to or reviewed by us have been reasonably prepared based on the best current estimates and judgment of the Company’s management as to the future financial condition and results of operations of the Company. We have assumed, with your consent, that the Proposed Transaction will be consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement, and that in the course of obtaining the necessary regulatory or third party approvals and consents for the Proposed Transaction, no material delay, limitation, restriction or condition will be imposed. We have not conducted a physical inspection of the properties and assets of the Company, nor have we made or obtained any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise). We have also taken into account our assessment of general economic, market and financial conditions and our experience in similar transactions, as well as our experience in securities valuation in general. Our opinion necessarily is based upon information available to us and economic, market, financial and other conditions as they exist and can be evaluated on the date hereof and we assume no responsibility to update or revise our opinion based upon events or circumstances occurring after the date hereof.

      This letter and the opinion expressed herein are solely for the information of the Board of Directors of the Company in its evaluation of the Proposed Transaction. This opinion does not address the Company’s underlying business decision to approve the Proposed Transaction or constitute a recommendation to the holders of the Class A Units as to how such they should vote or as to any other action they should take regarding the Proposed Transaction. This opinion may not be reproduced, summarized, excerpted from or otherwise publicly referred to or disclosed in any manner without our prior written consent, except the Company may, if required by law, include this opinion in its entirety in any proxy statement or information statement relating to the transaction sent to the holders of the Class A Units.

      Based upon and subject to the foregoing, our work as described above and other factors we deemed relevant, it is our opinion as investment bankers that the Merger Consideration is fair from a financial point of view to the holders of the Class A Units.

Very truly yours,

/s/ MORGAN LEWINS & CO. INC

C-2

ANNEX D

INFORMATION RELATING TO THE DIRECTORS AND EXECUTIVE OFFICERS OF

MINNESOTA CORN PROCESSORS, LLC

Directors

      Douglas G. Finstrom. Mr. Finstrom has been a director of Minnesota Corn Processors since 1989. Mr. Finstrom has been in the business of farming near Kerkhoven, Minnesota for the past 30 years. Mr. Finstrom is currently the president of Finco Equipment, Inc., a company involved in leasing equipment and investing. In addition, Mr. Finstrom has been a member of Minnesota Farm Bureau for 30 years.

      Kim Larson. Mr. Larson has been a director of Minnesota Corn Processors since July 1999. He also served as a member of the board of directors of Minnesota Corn Processors from 1980 to 1990. Mr. Larson owns and operates a crop production farm near Willmar, Minnesota and is a drainage contractor. Mr. Larson is a past vice president of the American Soybean Association.

      Duane Adams. Mr. Adams has been a director of Minnesota Corn Processors since 1997. Mr. Adams has been the president of Duane Adams Farms, Inc., producing corn and soybeans, near Cosmos, Minnesota for the past 17 years. In addition, Mr. Adams also serves as the president for the Minnesota Corn Growers Association.

      Howard Dahlager. Mr. Dahlager has been a director of Minnesota Corn Processors since 1988 and is currently serving as vice-chairman. Mr. Dahlager is  1/3 owner and secretary-treasurer of JSF Inc. (Johnson Seed Farm), near Sacred Heart, Minnesota. In addition, Mr. Dahlager is currently the secretary of the Minnesota Crop Improvement Association and serves on the M.C.I.A.’s compensation committee.

      Kenneth Robinson. Mr. Robinson has been a director of Minnesota Corn Processors since 1990. Mr. Robinson has been in the business of farming in the Bird Island, Minnesota area since 1983.

      David J. Scheibel. Mr. Scheibel has been a director of Minnesota Corn Processors since 1988. Mr. Scheibel’s experiences include being a partner of a 946-acre farming operation from 1978 to 1994 near Bird Island, Minnesota. The partnership raised corn, soybeans, seed corn and other specialty crops, as well as feeding Holstein dairy replacement heifers and finishing Holstein beef cattle. As a partner, his duties included financial and cost accounting, as well as daily production responsibilities. Mr. Scheibel has also been employed in the agriculture equipment business since 1994. He was employed as senior parts person at Kibble Equipment Service Center in Bird Island, Minnesota from 1996 to January 2001. Currently, Mr. Scheibel is employed by Hanson Silo of Lake Lillian, Minnesota as a general/cost accountant.

      Jerome N. Jacoby. Mr. Jacoby has been a director of Minnesota Corn Processors since 1986 and board chairman since 1992. Mr. Jacoby has been in the business of farming, producing corn and soybeans, near Springfield, Minnesota since 1974. Mr. Jacoby has also been the treasurer for Sundown Township for 13 years. In addition, Mr. Jacoby has been a member of Minnesota Corn Growers for 19 years and is also a member of the American Legion.

      Steve Lipetzky. Mr. Lipetzky has been a director of Minnesota Corn Processors since 1981. Mr. Lipetzky is currently working on a farm in a partnership with his brothers.

      Dennis Fultz. Mr. Fultz has been a director of Minnesota Corn Processors since 2000. Since 1990, Mr. Fultz has been employed with Fultz Farms, Inc. of Tracy, Minnesota and currently serves as the President of that corporation.

      Roger E. Fjerkenstad. Mr. Fjerkenstad was involved in the organization of Minnesota Corn Processors and has been a director since 1981. Mr. Fjerkenstad is a retired farmer, producing corn, soybeans and hogs from 1957 to 1996 near Dawson, Minnesota. Mr. Fjerkenstad has been a director of the Farmers Cooperative Elevator, Dawson, Minnesota for 13 years.

      Galen L. Rud. Mr. Rud has been on the board of directors of Minnesota Corn Processors since 1999. Mr. Rud operates a corn and soybean farming operation north of Montevideo, Minnesota and has been involved in that operation since 1971.

      Daniel Dybsetter. Mr. Dybsetter has been a director of Minnesota Corn Processors since 1994 and is currently serving as Secretary of the board. Mr. Dybsetter has been in the business of farming, producing corn, soybeans and hogs since 1970 near Porter, Minnesota.

      John R. Jerzak. Mr. Jerzak has been a director of Minnesota Corn Processors since 1985. Mr. Jerzak has been primarily engaged in the business of farming near Ivanhoe, Minnesota since 1975. Mr. Jerzak also has a seed business, dealing primarily in DeKalb Seeds.

      Dean Buesing. Mr. Buesing has been a director of Minnesota Corn Processors since 1998. Mr. Buesing is the president of Buesing Farms, Inc., Granite Falls, Minnesota, a farming operation producing corn, soybeans and hogs for 28 years. Mr. Buesing has also been the president for the past 7 years of Buesing & Buesing, Inc., Granite Falls, Minnesota, which is involved in the building of cornheads. In addition, from 1992 through 2000, Mr. Buesing served as treasurer of the Yellow Medicine Soybean Growers Association. Mr. Buesing and Mr. Hennen are first cousins.

      Sander Allen Ludeman VI. Mr. Ludeman has been a director of Minnesota Corn Processors since 1997. Mr. Ludeman has been a partner in SanMarBo Farms, Inc., a diversified grain and livestock farm near Tracy, Minnesota, since 1973. Mr. Ludeman has been on the board of the Minnesota Farm Bureau Foundation for six years. In addition, Mr. Ludeman has been a member of Minnesota Soybean Growers Association for 21 years, Minnesota Corn Growers Association for 17 years and Minnesota Farm Bureau for 32 years. Mr. Ludeman was the founding chairman of the United Soybean Board, past president of the American Soybean Development Foundation, vice-chairman of the Institute of Agriculture, Forestry, Home Economics and Advisory Council of the University of Minnesota and past chairman of the Minnesota Soybean Research and Promotion Council.

      John P. Hennen. Mr. Hennen has been a director of Minnesota Corn Processors since 1997. Mr. Hennen has been in the business of farming in Lyon County, Minnesota since 1960. Mr. Hennen’s farming operation is diversified, producing cattle, hogs, corn and soybeans. Mr. Hennen and Mr. Buesing are first cousins.

      John H. Nelson. Mr. Nelson has been a director of Minnesota Corn Processors since 1981. Mr. Nelson is the owner-operator of a 930-acre farming business located in Murray County for 42 years. Mr. Nelson has also been a tiling and backhoe contractor for the past 8 years.

      Jim Gervais. Mr. Gervais has been a director of Minnesota Corn Processors since 1990. Mr. Gervais has been in the business of farming near Currie, Minnesota for 29 years operating a grain and livestock farm with his brother.

      Ron Kirchner. Mr. Kirchner has been a director of Minnesota Corn Processors since 1998. Mr. Kirchner is in the business of farming, producing soybeans and custom feeding hogs near Fulda, Minnesota.

      Kenneth L. Regier. Mr. Regier has been a director of Minnesota Corn Processors since 1992. Mr. Regier is a retired farmer and land owner near Aurora, Nebraska.

      Larry Dowd. Mr. Dowd has been a director of Minnesota Corn Processors since 1992. Mr. Dowd is President of Dowd Grain, O’Neill Farms, and Dowd Oil Co., all of which are principally farming operations located in Holt County, Nebraska, producing row crops, cow-calf operations and farrow to finish hog operations. Mr. Dowd also serves as a director of First State Bank of Hickman and has a partnership interest in a swine breeding stock company. In addition, Mr. Dowd has been a member of the Nebraska Corn Growers Association for 10 years.

      Andrew V. Jensen. Mr. Jensen has been a director of Minnesota Corn Processors since 1997. Mr. Jensen has been in the business of farming and livestock production near Aurora, Nebraska since 1970. Mr. Jensen is currently the president of Jensen Farms, Inc. and a partner in Jensen Brothers.

      Rodney G. Hassebrook. Mr. Hassebrook has been a director of Minnesota Corn Processors since 2000. Mr. Hassebrook is employed by Hassebrook Farms Inc., a grain and feeder cattle operation in Platte Center, Nebraska. In addition, Mr. Hassebrook served on the Nebraska Corn Development Utilization and Marketing Board from 1991 through 2000, served on the United States Meat Export Federation Board from 1991 through 2000, served on the United States Grain Council Board from 1991 through 2000, served on the Ag Council Board from 1992 through 1997 and has served, since 1999, on the Nebraska Director of Ag Advisory Board.

      Robert J. Bender. Mr. Bender has been a director of Minnesota Corn Processors since 1992. Mr. Bender has been the owner-operator of Bender Farms, a grain and livestock operation, near Colombus, Nebraska since 1977. Mr. Bender has also been the president of Bender Farms Trucking Inc., since 1992 and is a partner-manager of CSS Farms. In addition, Mr. Bender is currently a partner and has been the secretary for Klub 81 Inc. since 1980.

Executive Officers

      L. Daniel Thompson. Mr. Thompson has served as President and Chief Executive Officer of Minnesota Corn Processors since August 1997 and served as Chief Financial Officer from January 1997 to August 1997. Mr. Thompson also serves on the Board of Managers of CornProductsMCP Sweeteners LLC (“CPMCP”). From December 1994 to January 1997, he served as President and Chief Executive Officer of Bake Rite Foods, a shortening and vegetable oil manufacturer. Prior thereto, Mr. Thompson was President and Chief Executive Officer of Lou Ana Foods, Inc., a vegetable oil refinery.

      Daniel H. Stacken. Mr. Stacken has served as Vice President and Chief Financial Officer of Minnesota Corn Processors since November 1998. Mr. Stacken served as Controller from December 1991 to November 1998. Mr. Stacken also serves on the Board of Managers of CPMCP.

      Lawrence J. Schiavo, Jr. Mr. Schiavo has served as Vice President of Operations and Business Development of Minnesota Corn Processors since November 1998. Mr. Schiavo served as Director of Operations from October 1992 to November 1998 and as Plant Manager of the Marshall facility from June 1990 to October 1992. Mr. Schiavo also serves on the Board of Managers of Glacial Technologies, LLC.

      Roger L. Untiedt. Mr. Untiedt has served as Vice President of Technology since November 1998 and from February 1996 to November 1998 served as Director of Quality and Engineering of Minnesota Corn Processors. From November 1992 to February 1996, he served as Plant Manager of the Marshall facility. Mr. Untiedt also serves on the Board of Directors of Minnesota Energy, Inc. and the Board of Managers of Arkion Life Sciences, LLC and Glacial Technologies, LLC.

      Roger F. Evert. Mr. Evert has served as Vice President of Human Resources and Administration since November 1998. From October 1992 to November 1998, Mr. Evert was Human Resources Manager of Minnesota Corn Processors.

      Michael T. Mote. Mr. Mote has been the Vice President of Information Technology and Chief Information Officer since April 28, 2000. Mr. Mote serves on the Board of Managers of CPMCP. From June 1997 until April 2000, he served as a contracted Chief Information Officer and Director of Information Services for Central Plains Clinic. Prior thereto, he served as Vice President and Chief Information Officer for Mercy Information Systems and Mercy Health Services.

      Joseph G. Bennett. Mr. Bennett has served as General Counsel of Minnesota Corn Processors since October 1998. In July, 2001, Mr. Bennett became Minnesota Corn Processors’ Corporate Secretary. Minnesota Corn Processors hired Mr. Bennett in March 1998 as the Corporate Legal Counsel. From

September 1996 until March 1998, he was an associate attorney with Wilkinson and Wilkinson, P.C. and was an associate attorney for McCann and Ribstein, P.C. from February 1995 until August 1996. Mr. Bennett currently serves as Joint Secretary of CPMCP.

      Gary Wadas. Mr. Wadas has been the Corporate Controller of Minnesota Corn Processors since July 2001. Mr. Wadas began at Minnesota Corn Processors in July 1994 as Special Projects Accountant and, from May of 1999 until his promotion in July 2001, he served as Assistant Treasurer.

ANNEX E

INFORMATION RELATING TO THE DIRECTORS AND EXECUTIVE OFFICERS OF

ARCHER-DANIELS-MIDLAND COMPANY

      Set forth below with respect to each director and executive officer of Archer-Daniels-Midland Company are his or her name and (a) his or her business address (unless another address is set forth, the business address of each person is 4666 Faries Parkway, Decatur, Illinois 62525) and (b) his or her present principal employment or occupation and the name and (if not ADM) principal business of any corporation or other organization in which such employment or occupation is carried on and the address of such corporation or other organization (which, unless another address is set forth, is the same as the business address set forth for such person).

Name	Principal Occupation and Business Experience for Last Five Years

G. Allen Andreas	Chairman of the Board of Directors beginning January 1999; Chief Executive beginning July 1997; President from July 1997 to February 1999; Counsel to the Executive Committee from September 1994 to July 1997; Vice President from 1988 to July 1997.

Charles P. Archer	Treasurer beginning October 1992.

Maureen K. Ausura	Vice President beginning June 2000; Senior Vice President, Human Resources, of Giant Eagle, Inc.(1) from 1996 to June 2000; various senior personnel positions with Campbell Soup Company (2) from 1984 to 1996.

Lewis W. Batchelder	Senior Vice President beginning December 2001; President of Grain Operations from March 2001 to December 2001; Group Vice President from July 1997 to March 2001; various grain merchandising positions since 1971.

William H. Camp	Senior Vice President beginning December 2001; Group Vice President and President, ADM North American Oilseed Processing Division from April 2000 to December 2001; Group Vice President and President, ADM South American Oilseed Processing Division from March 1999 to April 2000; Vice President from April 1993 to March 1999.

Mark J. Cheviron	Vice President beginning July 1997; Vice President Corporate Security and Administrative Services beginning May 1997; Director of Security beginning 1980.

Larry H. Cunningham	Senior Vice President beginning February 2000; Consultant for ADM from October 1999 to February 2000; Group Vice President and President Corn Processing Division from October 1996 to October 1999; President of Food Additives Division from October 1998 to October 1999; Vice President from July 1993 to October 1996.

Anthony P. Delio	Vice President beginning May 2000; President Protein Specialties Division from October 1999 to May 2000; President of ADM Nutraceutical Division from May 1999 to October 1999; various senior product development positions with Mars, Inc.(3) from 1980 to May 1999.

Name	Principal Occupation and Business Experience for Last Five Years

Craig A. Fischer	Vice President beginning September 2001; President of ADM Milling Co.(4) beginning September 2001; President of ADM BioProducts and Specialty Ingredients from July 2000; Vice President of ADM Corn Processing from 1985 to 2000; President of ARTCO, a subsidiary of ADM, from 1996 to 1999.

Dennis C. Garceau	Vice President beginning April 1999; President of ADM Technical Services Department from April 1999; various senior engineering positions from 1969 to April 1999.

Edward J. Harjehausen	Group Vice President beginning March 2002; Vice President from October 1992 to March 2002; President of ADM Corn Processing Division from July 2000; President of ADM BioProducts and Food Additives from October 1999 to July 2000.

Craig E. Huss	Vice President beginning January 2001; President Transportation from 1999; various grain elevator and merchandising management positions from 1976 to 1999.

Paul L. Krug, Jr.	Vice President beginning November 1991; President Investor Services from 1991.

Michael Lusk	Vice President beginning November 1999; Senior Vice President with AON/ International Risk Management Company(5) from 1989 to November 1999.

Steven R. Mills	Group Vice President beginning January 2002; Vice President from February 2000 to January 2002; Controller from October 1994.

Paul B. Mulhollem	Chief Operating Officer beginning January 2002; President beginning December 2001; Senior Vice President from October 1999 to January 2002; Group Vice President from July 1997 to October 1999; Vice President from January 1996 to July 1997; Managing Director of ADM International, Ltd., from 1993 to October 1999.

Brian F. Peterson	Group Vice President and Managing Director of ADM International, Ltd., beginning October 1999; Vice President from January 1996 to October 1999; President of ADM Protein Specialties Division from February 1999 to October 1999; President of ADM BioProducts Division from 1995 to October 1999.

Raymond V. Preiksaitis	Group Vice President beginning July 1997; Vice President of Management Information Systems from 1988 to July 1997.

John G. Reed	Vice President beginning 1982.

Richard P. Reising	Senior Vice President beginning July 1997; Vice President, Secretary and General Counsel from 1991 to July 1997.

John D. Rice	Senior Vice President beginning February 2000; Group Vice President and President, ADM North American Oilseed Processing Division from February 1999 to February 2000; Vice President from 1993 to February 1999; President of ADM Food Oils Division from December 1996 to February 2000.

Name	Principal Occupation and Business Experience for Last Five Years

Kenneth A. Robinson	Vice President beginning January 1996; Vice President of ADM Processing Division from 1985.

Scott A. Roney	Vice President, Corporate Compliance and Regulatory Affairs beginning April 2001; Member of the Law Department from 1991 to April 2001.

Douglas J. Schmalz	Senior Vice President and Chief Financial Officer beginning January 2002; Vice President and Chief Financial Officer from 1986.

David J. Smith	Senior Vice President, Secretary and General Counsel beginning January 2002; Vice President, Secretary and General Counsel from July 1997; Assistant General Counsel from 1995 to July 1997; Assistant Secretary from 1988 to July 1997; Member of the Law Department since 1981.

Stephen H. Yu	Vice President from January 1996; Managing Director of ADM Asia- Pacific, Ltd., from 1993.

Mollie Hale Carter	Director since 1996; Chairman, Sunflower Bank and Vice President, Star A. Inc.(6), a farming and ranching operation.

Herman de Boon	Director since 2000; Chief Executive Officer of Royal Cebeco Group(7), an international agri-food cooperative.

Roger S. Joslin	Director since 2001; Vice Chairman of the Board of State Farm Mutual Automobile Insurance Company(8); Director of State Farm Mutual Trust, State Farm Associates’ Funds Trust, State Farm Variable Product Trust, State Farm Life Insurance Company Variable Annuity Separate Account, State Farm Life Insurance Company Variable Life Separate Account, State Farm Life and Accident Assurance Company Variable Annuity Separate Account, and State Farm Life and Accident Assurance Company Variable Life Separate Account.

D. J. Mimran	Director since 1999; Chief Executive Officer of Groupe Mimran and President of Eurafrinque, Sometra and Cavpa(9), international grain trading companies.

Sandra Andreas McMurtrie	Director since 2001; private investor.

M. Brian Mulroney	Director since 1993; Senior Partner in the law firm of Ogilvy Renault(10); Director of Barrick Gold Corporation, TrizecHahn Corporation, Viasystems Group, Inc., Cendant Corporation, AOL Latin America, Inc., Quebecor Inc., Quebecor World, Inc. and Cognicase Inc.

J. K. Vanier	Director since 1978; Chief Executive Officer, Western Star Ag. Resources, Inc.(11), investments and livestock company.

O. Glenn Webb	Director since 1991; Former Chairman of the Board and President of GROWMARK, Inc., a farmer-owned cooperative.

Name	Principal Occupation and Business Experience for Last Five Years

Andrew Young	Director since 1997; Chairman of GoodWorks International(12) , a specialty consulting group; Director of Delta Airlines, Inc., Argus Inc., Host Marriott Corporation, Cox Communication Inc. and Thomas Nelson, Inc.

(1)	101 Kappa Drive, Pittsburgh, Pennsylvania 15238.

(2)	Campbell Place, Camden, New Jersey 08103.

(3)	800 High Street, Hackettstown, New Jersey 07840.

(4)	The principal business address for ADM Milling’s executive officers and directors during their association with ADM Milling is 8000 West 110th Street, Overland Park, Kansas 66210.

(5)	200 East Randolph, Chicago, Illinois 60601.

(6)	6401 W. 92nd Street, Shawnee Mission, Kansas 66212.

(7)	3000 AD, Rotterdam, The Netherlands.

(8)	One State Farm Plaza, Bloomington, Illinois 61710.

(9)	20, Av. DeFontvieille MC 98013, Monaco.

(10)	1981 Avenue McGill College, Suite 1100, Montreal, Quebec, Canada H3A 3C1.

(11)	Box 1393, Salina, Kansas 67401.

(12)	303 Peachtree St., N.E., Suite 4800, Atlanta, Georgia 30308

ANNEX F

INFORMATION RELATING TO THE DIRECTORS AND EXECUTIVE OFFICERS

OF ADM MILLING CO.

      Set forth below with respect to each director and executive officer of ADM Milling Co. are his or her name and (a) his or her business address (unless another address is set forth, the business address of each person is 8000 West 110th Street, Overland Park, Kansas 66210) and (b) his or her present principal employment or occupation and the name and (if not ADM Milling) principal business of any corporation or other organization in which such employment or occupation is carried on and the address of such corporation or other organization (which, unless another address is set forth, is the same as the business address set forth for such person).

Name	Principal Occupation and Business Experience for Last Five Years

J. C. Brainard	Vice President.
A. A. Degnan	Vice President.
Craig A. Fischer	President and Chief Operating Officer beginning September 2001; Director from December 2001; Vice President of Archer-Daniels-Midland Company(1) beginning September 2001; President of ADM BioProducts and Specialty Ingredients from July 2000; Vice President of ADM Corn Processing from 1985 to 2000; President of ARTCO(2) from 1996 to 1999.
Paul Highstrom	Assistant Secretary; Controller; Director.
Michael Marsh	Vice President.
Douglas J. Schmalz	Treasurer; Senior Vice President and Chief Financial Officer of ADM beginning January 2002; Vice President and Chief Financial Officer of ADM from 1986.
David J. Smith	Vice President and Secretary; Director from December 2001; Senior Vice President, Secretary and General Counsel of ADM beginning January 2002; Vice President, Secretary and General Counsel of ADM from July 1997; Assistant General Counsel of ADM from 1995 to July 1997; Assistant Secretary of ADM from 1988 to July 1997; Member of the Law Department since 1981.
Don Sullins	Vice President beginning June 2000; Director of Quality Assurance.
D. J. Warrington	Vice President beginning September 2001; Vice President, Grain from March 1998; various grain trading positions.
Dan Wells	Vice President.

(1)	The principal business address for ADM’s executive officers and directors during their association with ADM is 4666 Faries Parkway, Decatur, Illinois 62526.

(2)	4666 Faries Parkway, Decatur, Illinois 62526.

F-1

EXHIBIT 99(a)

MINNESOTA CORN PROCESSORS, LLC

This Proxy is Solicited on behalf of the Board of Directors

For the Special Meeting of Class A Members

On September 5, 2002

      The undersigned Class A member of Minnesota Corn Processors, LLC, a Colorado limited liability company (the “Company”), revoking any prior proxies, hereby appoints each of Jerry Jacoby and L. Daniel Thompson as attorney-in-fact and proxy of the undersigned, with full power of substitution, and hereby authorizes each of them to represent the undersigned and to vote at the special meeting of Class A Members of the Company to be held at 10:00 a.m., Central Time, on September 5, 2002, and at any adjournments or postponements thereof, with all powers the undersigned would possess if personally present, on the following proposal and any other matters coming before the meeting.

1.	Approval of the Agreement and Plan of Merger among Archer-Daniels-Midland Company, ADM Milling Co., ADM Acquisition LLC and the Company, and the merger of ADM Acquisition LLC with and into the Company pursuant thereto (the “Merger Proposal”).

      This proxy will be voted in the manner directed herein by the undersigned. If no direction is given, this proxy will be voted FOR proposal 1 and in the discretion of the proxies on such other matters as may properly come before the special meeting or any adjournments or postponements thereof.

Please mark your votes as in this example:  ☑

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 1.

1. Approval of the Merger Proposal:	FOR	AGAINST	ABSTAIN
	☐	☐	☐

Member Name(s) and Address(es):

[insert]

Signature(s):

Date:

NOTE:	Please sign exactly as your name appears on this proxy. Joint owners should each sign personally. If signing as attorney, executor, administrator, trustee or guardian, please include your full title. Corporate proxies should be signed by an authorized officer.

EXHIBIT 99(b)

CONSENT OF ING FINANCIAL MARKETS LLC

      We hereby consent to the use of our opinion letter dated July 2, 2002 to the Board of Directors of Minnesota Corn Processors, LLC included as an exhibit to the Proxy Statement on Schedule 14A relating to the proposed merger of Minnesota Corn Processors with and into a subsidiary of Archer-Daniels-Midland Company and ADM Milling Co., and to the references to such opinion in such Proxy Statement under the captions “Summary Term Sheet,” “Summary,” “The Special Meeting — Recommendation of the Board,” “Special Factors About the Merger — Reasons for the Merger; Recommendations of Minnesota Corn Processors’ Board of Directors,” “— Directors’ Determination of Fairness of the Merger” and “— Opinions of Financial Advisors.” In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations issued by the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ ING FINANCIAL MARKETS LLC

New York, New York

August 9, 2002

EXHIBIT 99(c)

CONSENT OF MORGAN LEWINS & CO. INC.

      We hereby consent to the use of our opinion letter dated July 2, 2002 to the Board of Directors of Minnesota Corn Processors, LLC included as an exhibit to the Proxy Statement on Schedule 14A relating to the proposed merger of Minnesota Corn Processors with and into a subsidiary of Archer-Daniels-Midland Company and ADM Milling Co., and to the references to such opinion in such Proxy Statement under the captions “Summary Term Sheet,” “Summary,” “The Special Meeting — Recommendation of the Board,” “Special Factors About the Merger — Reasons for the Merger; Recommendations of Minnesota Corn Processors’ Board of Directors,” “— Directors’ Determination of Fairness of the Merger” and “— Opinions of Financial Advisors.” In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations issued by the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ MORGAN LEWINS & CO. INC.

New York, New York

August 9, 2002